 As filed with the Securities and Exchange Commission on October 1, 1999

                                      Registration Statement No. 333-86089
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------

                             AMENDMENT NO. 2

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                               ----------------

                                PLUG POWER INC.
            (Exact Name of Registrant as Specified in its Charter)

        Delaware                     3629                     22-3672377
                         (Primary Standard Industrial      (I.R.S. Employer
     (State or Other      Classification Code Number)     Identification No.)
      Jurisdiction
   of Incorporation or
      Organization)

                               ----------------

                            968 Albany-Shaker Road
                               Latham, NY 12110
                                (518) 782-7700
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive office)

                               ----------------

                                Gary Mittleman
                     President and Chief Executive Officer
                                Plug Power Inc.
                            968 Albany-Shaker Road
                               Latham, NY 12110
                                (518) 782-7700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------

                                  Copies to:
         Stuart M. Cable, P.C.                  David C. Chapin, Esq.
      Robert P. Whalen, Jr., Esq.                   Ropes & Gray
      Goodwin, Procter & Hoar llp              One International Place
            Exchange Place                   Boston, Massachusetts 02110
   Boston, Massachusetts 02109-2881                (617) 951-7000
            (617) 570-1000

                               ----------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]_______________

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]_______________

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]_______________

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. These securities may not be sold until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+preliminary prospectus is not an offer to sell nor does it seek an offer to   +
+buy these securities in any jurisdiction where the offer or sale is not       +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               Subject to Completion. Dated October 1, 1999.

                             6,000,000 Shares
                         [Plug Power logo appears here]
                                  Common Stock

                                  -----------

  This is an initial public offering of shares of Plug Power Inc. All of the shares of common stock are being sold by Plug Power.

  Before this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $13.00 and $15.00. Application has been made for quotation of the common stock on the Nasdaq National Market under the symbol "PLUG".

  See "Risk Factors" on page 8 to read about factors you should consider before buying shares of the common stock.

                                  -----------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                                                               Per Share  Total
                                                               --------- -------
Initial public offering price.................................   $        $
Underwriting discount.........................................   $        $
Proceeds, before expenses, to Plug Power......................   $        $

  To the extent that the underwriters sell more than 6,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 900,000 shares from Plug Power at the initial public offering price less the underwriting discount.

                                  -----------

  The underwriters expect to deliver the shares against payment in New York,
New York on      , 1999.

Goldman, Sachs & Co.
              Hambrecht & Quist
                                        Merrill Lynch & Co.
                                                                    FAC/Equities

                                  -----------

                        Prospectus dated        , 1999.

                               PROSPECTUS SUMMARY

  You should read the following summary together with the more detailed information and Plug Power's financial statements, the notes to those financial statements and the other financial information appearing elsewhere in this prospectus. In addition to historical information, the following summary and other parts of this prospectus contain forward-looking statements that reflect our plans, estimates, intentions, expectations and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those set forth in the "Risk Factors" section and contained elsewhere in this prospectus.

                                Plug Power Inc.

Our Business

  We are a leading designer and developer of on-site, electricity generation systems utilizing proton exchange membrane (PEM) fuel cells for residential applications. We believe that the electricity our residential fuel cell systems will provide to homes can be less expensive, more reliable, more efficiently produced and environmentally cleaner than the electricity provided by the existing electric utility grid and other power generation technologies. We plan to bring our first residential fuel cell systems to market in 2001 and to become the first mass market producer of residential fuel cell systems by selling 100,000 systems per year by 2003.

Our Product

  Our residential fuel cell system will be an appliance, initially about the size of a refrigerator, that will produce electricity through a clean, efficient process without combustion. Our system will receive fuel from a home's existing natural gas line or propane tank, convert the fuel into a hydrogen-rich stream, and then combine it with oxygen from the air in a chemical reaction that produces electric power. Our initial residential systems will be designed to supply 7 kilowatts (kW) of baseload power, 10 kW of peak power and 15 kW of surge load capacity, which will provide the full electricity needs of a home, although the home can remain connected to the electric grid for back-up purposes. To date, we have conducted successful demonstrations of hydrogen-, methanol-, and natural gas-fueled systems and expect to demonstrate a propane-fueled system during 2000.

Our Alliance with General Electric Company

  General Electric Company has selected Plug Power to be its exclusive supplier of fuel cell systems for residential and commercial applications under 35 kW. Together with GE On-Site Power, Inc., a subsidiary of General Electric that operates within General Electric's GE Power Systems business, we formed GE Fuel Cell Systems, LLC, a joint venture dedicated to marketing, selling, installing and servicing Plug Power fuel cell systems. GE Fuel Cell Systems is the exclusive, global distributor and servicer of our systems (except in four states assigned to another distributor) and all systems that it sells will be co-branded with both the General Electric and Plug Power names and trademarks. We believe that our strength in fuel cell system design and development, coupled with General Electric's brand name, worldwide sales and distribution network, service capabilities, and commitment to the commercialization of our fuel cell technology, will allow us to bring the first and best residential fuel cell system to market and, by doing so, establish the industry standard for this new product.

Changes in the Power Industry

  Industrialized societies are dependent upon reliable, on-demand electric power to function. Demand for electricity is expected to continue to grow as the economies of the United States and other industrialized nations expand, particularly with the increased reliance on computers and other electronics. At the same time, developing nations will need additional electricity to improve their standards of living.

  Reliance upon the existing infrastructure has been and continues to be problematic due to capacity constraints, environmental concerns and other issues. In addition, utility deregulation is creating new challenges and opportunities in the electric power industry. This evolving competitive industry environment coupled with the consumer demand for more reliable, accessible and competitively priced sources of electric power, is driving traditional energy providers to develop new strategies and seek new technologies for electricity generation, transmission, and distribution.

Our Solution

  We believe our residential fuel cell systems will offer the following benefits to energy providers and consumers:

  . Electric utilities and rural electric cooperatives will be able to lower capital expenditures by deploying our systems to meet increasing demand for electricity rather than expanding, repairing or replacing existing generation, transmission and distribution infrastructure.

  . Natural gas and propane distributors will be able to increase the utilization of their existing distribution infrastructure, and mitigate the seasonality of their businesses, by taking advantage of additional demand for the fuels used by our systems.

  . Energy providers will be able to satisfy stricter environmental regulations by using our fuel cell systems, which will generate electricity through an efficient chemical process that produces fewer harmful by-products than conventional combustion-based technologies.

  . Consumers will be able to lower their exposure to weather- and capacity-driven outages by utilizing our on-site systems to provide their residential electricity, and may also benefit from lower electricity costs.

Our Strategy

  Our business strategy focuses on combining existing fuel cell technology with improvements in system integration, component design, and manufacturing processes to achieve the low-cost manufacturing capability necessary to bring our product to the mass market. The key components of this strategy are:

  . Focus on residential applications. We intend to focus on commercializing our fuel cell systems for the residential mass market, which we believe is the most accessible market for early fuel cell applications.

  . Develop low-cost manufacturing capability and processes. We seek to develop high-volume manufacturing capability by working closely with a network of carefully selected suppliers to develop and produce low-cost components and subsystems, while focusing internally on improving system design and integration.

  . Utilize General Electric's product development expertise and purchasing capabilities. We believe we can utilize General Electric's engineering, testing and analytical resources, as well as its purchasing power, to help us develop a superior product more rapidly and at lower cost.

  . Leverage our strategic alliance with General Electric to achieve market leadership. We believe we can leverage General Electric's brand name and worldwide marketing, distribution and servicing capability to gain immediate recognition for our product and achieve market leadership.

  . Acquire or license complementary technologies. We regularly review strategic opportunities to acquire or license technologies that can advance the development of low-cost system components and subsystems.

  . Capitalize on our experience in the residential market to develop other fuel cell applications, including automotive applications. We believe that we can build on our residential fuel cell technology, system design, and manufacturing processes to develop other commercial applications for fuel cell technology, including automotive applications. We have a team of engineers dedicated to developing fuel cell power systems for automotive applications, but do not anticipate commercial production until at least 2006.

Additional Equity Financing at Time of Offering

  Immediately before the closing of this offering and in addition to the shares of common stock to be sold in this offering, the following current stockholders of Plug Power will purchase additional shares of common stock as follows:

  . Mechanical Technology Incorporated and Edison Development Corporation (a wholly owned subsidiary of DTE Energy Company) will purchase an aggregate of 5,466,666 shares of common stock for a total purchase price of $41.0 million,

  . GE On-Site Power, Inc. will purchase 3,000,000 shares of common stock for $37.5 million and

  . Two additional stockholders will purchase an aggregate of 750,000 shares of common stock for a total purchase price of $6.4 million.

                                  The Offering

 Shares offered by Plug Power........................ 6,000,000 shares
 Common stock to be outstanding after this offering.. 42,208,480 shares(1)
 Estimated net proceeds to Plug Power................ $77,300,000
 Use of Proceeds..................................... For general corporate purposes, including
                                                      research and product
                                                      development,
                                                      manufacturing and market
                                                      development, capital
                                                      expenditures and
                                                      potential acquisitions.
                                                      See "Use of Proceeds".
 Proposed Nasdaq National Market symbol.............. "PLUG"

--------

(1) The number of shares of our common stock that will be outstanding after this offering is based on 26,991,814 shares outstanding as of September 30, 1999, plus 9,216,666 shares of common stock to be issued upon the exercise of outstanding warrants and other purchase rights immediately before the closing of this offering as described above under "--Additional Equity Financing at Time of Offering", plus 6,000,000 shares of common stock to be issued in this offering. This number excludes:

  . up to 900,000 shares of common stock issuable upon exercise of the overallotment option granted to the underwriters;

  . 3,377,189 shares of common stock issuable upon exercise of stock options outstanding as of September 30, 1999 under our 1997 stock option plan, at a weighted average exercise price of $4.98 per share;

  . 2,561,002 shares of common stock available for future grant under our 1999 stock option plan as of September 30, 1999 (plus an additional 984,000 shares of common stock to become available for future grant under our 1999 stock option plan as a result of this offering); and

  . 1,000,000 shares of common stock reserved for purchase after this offering under our employee stock purchase plan.

                                ----------------

  We were formed as a Delaware limited liability company on June 27, 1997 and will be merged into a newly-formed Delaware corporation immediately before this offering. Unless otherwise indicated, all information that we present in this prospectus for any date or period gives effect to the merger as if it had occurred on that date or as of the beginning of that period and all references to capital stock for periods before the merger mean our issued and outstanding membership interests. Our principal executive offices are located at 968 Albany-Shaker Road, Latham, New York 12110. Our telephone number at that location is (518) 782-7700 and our Internet address is www.plugpower.com. The information contained on our website is not incorporated by reference in this prospectus.

  The name Plug Power and our logo are names and trademarks that belong to us. This prospectus also contains the names of other entities which are the property of their respective owners.

                             Summary Financial Data

  The tables below present our statement of operations data for the period from June 27, 1997 (date of inception) to December 31, 1997, the year ended December 31, 1998, and the six month periods ended June 30, 1998 and 1999, and our balance sheet data at June 30, 1999. The balance sheet information is presented:

  .  on an actual basis;

  . on a pro forma basis giving effect to the issuance of 533,334 shares of common stock pursuant to a September 1999 capital call, the issuance of 9,216,666 shares of common stock to be issued upon the exercise of outstanding warrants and other purchase rights immediately before the closing of this offering, the assumption of $6.2 million of debt in July 1999 in connection with the purchase of real estate from Mechanical Technology, and the vesting in August 1999 of 1,500,000 shares of common stock held by GE On-Site Power as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations"; and

  . on a pro forma, as adjusted basis to reflect the pro forma adjustments described above and the sale of 6,000,000 shares of common stock in this offering at an assumed initial public offering price of $14.00 per share, after deducting the estimated underwriting discounts and commissions and our estimated offering expenses.

                                                    Six months ended June 30,
                                                    -----------------------------
                          Period from
                            June 27,
                            1997 to     Year ended
                          December 31, December 31,
                              1997         1998         1998            1999
                          ------------ ------------ ------------    -------------
                                                    (unaudited)     (unaudited)
                                 (In thousands, except per share data)
Statement of Operations
 Data:
Contract revenue........    $ 1,194      $ 6,541      $      2,549   $       3,696
Cost of contract
 revenue................      1,227        8,864             3,439           5,118
                            -------      -------      ------------   -------------
Loss on contracts.......        (33)      (2,323)             (890)         (1,422)
In-process research and
 development............      4,042          --                --              --
Research and development
 expense................      1,301        4,632             2,154           7,780
General and
 administrative
 expense................        630        2,754             1,328           5,756
                            -------      -------      ------------   -------------
 Operating loss.........     (6,006)      (9,709)           (4,372)        (14,958)
Other income,
 principally interest...        103           93                42             218
                            -------      -------      ------------   -------------
 Net loss...............    $(5,903)     $(9,616)     $     (4,330)  $     (14,740)
                            =======      =======      ============   =============
Basic and diluted net
 loss per share.........    $ (0.62)     $ (0.71)     $      (0.40)  $       (0.69)
                            =======      =======      ============   =============
Shares used in computing
 basic and diluted net
 loss per share.........      9,500       13,617            10,865          21,299
                            =======      =======      ============   =============

                                                        June 30, 1999
                                              ----------------------------------
                                                                     Pro Forma,
                                              Actual    Pro Forma    As Adjusted
                                              ------- -------------- -----------
                                                      (in thousands)
Balance Sheet Data:
Cash and cash equivalents.................... $17,243    $106,118     $183,418
Working capital..............................  13,570     102,165      179,465
Total assets.................................  30,077     146,310      223,610
Long-term obligations........................     155       6,035        6,035
Total stockholders' equity...................  25,150     135,223      212,523

                                  RISK FACTORS

  You should carefully consider the following risks and all other information contained in this prospectus before purchasing our common stock. If any of the following risks occur, our business, prospects, results of operations or financial condition could be harmed. In that case, the trading price of our common stock could decline, and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks described below and elsewhere in this prospectus.

We have only been in business for a short time and your basis for evaluating us is limited

  We were formed in June 1997 to further the research and development of residential fuel cell systems. We do not expect to have a commercially viable product until at least 2001. Accordingly, there is only a limited basis upon which you can evaluate our business and prospects. An investor in our common stock should consider the challenges, expenses and difficulties that we will face as a development stage company seeking to develop and manufacture a new product.

We have incurred losses and anticipate continued losses through at least 2003

  As of June 30, 1999, we had an accumulated deficit of $30.3 million. We have not achieved profitability and expect to continue to incur net losses until we can produce sufficient revenues to cover our costs. We expect the cost to produce our pre-commercial systems during 1999 and 2000 to be higher than their sales price under the terms of our distribution arrangements with GE Fuel Cell Systems and Edison Development. Futhermore, even if we achieve our objective of bringing our first commercial product to market in 2001, we anticipate that we will continue to incur losses until we can cost-effectively produce and sell our residential fuel cell systems to the mass market, which we do not expect to occur until after 2002. Even if we do achieve profitability, we may be unable to sustain or increase our profitability in the future. See "Selected Historical Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

We may never complete the research and development of a commercially viable residential fuel cell system

  We do not know when or whether we will successfully complete research and development of a commercially viable residential fuel cell system. We have produced and are currently demonstrating a number of test and evaluation systems and are continuing our efforts to decrease the costs of our systems' components and subsystems, improve their overall reliability and efficiency, and ensure their safety. However, we must complete substantial additional research and development on our systems before we will have a commercially viable product. In addition, while we are conducting tests to predict the overall life of our systems, we will not have run our systems over their projected useful life prior to commercialization. See "Business--Product Development and Commercialization Process".

A mass market for residential fuel cell systems may never develop or may take longer to develop than we anticipate

  Fuel cell systems for residential use represent an emerging market, and we do not know whether our targeted distributors and resellers will want to purchase them or whether end-users will want to use them. If a mass market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred to develop our product and may be unable to achieve profitability. The development of a mass market for our systems may be impacted by many factors, some of which are out of our control, including:

  .  the cost competitiveness of fuel cell systems;

  . the future costs of natural gas, propane and other fuels used by our systems;

  .  consumer reluctance to try a new product;

  .  consumer perceptions of our systems' safety;

  .  regulatory requirements; and

  .  the emergence of newer, more competitive technologies and products.

We have no experience manufacturing residential fuel cell systems on a commercial basis

  To date, we have focused primarily on research and development and have no experience manufacturing fuel cell systems for the residential market on a commercial basis. We are currently constructing a 51,000 square foot manufacturing facility and are continuing to develop our manufacturing capability and processes. We do not know whether or when we will be able to develop efficient, low-cost manufacturing capability and processes that will enable us to meet the quality, price, engineering, design and production standards or production volumes required to successfully mass market our residential fuel cell systems. Even if we are successful in developing our manufacturing capability and processes, we do not know whether we will do so in time to meet our product commercialization schedule or to satisfy the requirements of our distributors or customers. See "Business--Manufacturing".

We are heavily dependent on our relationship with GE Fuel Cell Systems and General Electric's commitment to develop the residential fuel cell market

  Substantially all of our revenue for the foreseeable future will be derived from sales of our products to GE Fuel Cell Systems. We have granted to GE Fuel Cell Systems exclusive worldwide rights to market, distribute, install and service Plug Power fuel cell systems designed for residential and commercial applications under 35 kW (other than the states of Illinois, Indiana, Michigan and Ohio, in which Edison Development has exclusive distribution rights). Under our distribution agreement, we will sell our systems directly to GE Fuel Cell Systems, which, in turn, will seek to sell them to selected resellers. We are also obligated under an amendment to our agreement to purchase $12.0 million of technical support services from General Electric during the next three years. Our distribution agreement expires in 2009, although General Electric may terminate the agreement earlier if, among other reasons, we fail to do any of the following:

  . remain in material compliance with the development schedule toward a January 1, 2001 product release;

  .  produce competitive commercial fuel cell systems;

  .  meet commercial production and cost requirements;

  .  produce systems that comply with regulatory requirements; or

  .  obtain all necessary approvals and certifications for our systems.

  Our ability to sell our systems to the mass market is heavily dependent upon General Electric's worldwide sales and distribution network and service capabilities. Even though we own a minority interest in GE Fuel Cell Systems, we cannot control its operations or business decisions. Any change in our relationship with General Electric, whether as a result of market, economic, or competitive pressures, including any decision by General Electric to alter its commitment to our fuel cell technology in favor of other fuel cell technologies, to develop fuel cell systems targeted at different markets than ours or to focus on different energy product solutions, could harm our business, prospects, results of operations, or financial condition. See "Business--Our Strategy" and "Business--Distribution and Marketing".

We may not meet our product development and commercialization milestones

  We have established product development and commercialization milestones that we use to assess our progress toward developing a commercially viable residential fuel cell system. Milestones are adjusted from time to time as a result of delays in achieving specific targets related to technology and design improvements as well as dates for achieving development goals. To gauge our progress, we operate test and evaluation fuel cell systems under actual residential conditions. If we experience delays in meeting our development goals or if our systems exhibit technical defects or are unable to meet cost or performance goals, including power output, useful life and reliability, our commercialization schedule could be delayed and potential purchasers of our initial commercial systems may decline to purchase them or choose alternative technologies. We cannot guarantee that we will successfully achieve our milestones in the future. See "Business--Product Development and Commercialization Process".

We are dependent on third party suppliers for the development and supply of key components for our products

  While we have recently entered into relationships with some suppliers, we do not know when or whether we will secure relationships with suppliers of all required components and subsystems for our fuel cell systems, or whether such relationships will be on terms that will allow us to achieve our objectives. Our business, prospects, results of operations, or financial condition could be harmed if we fail to secure relationships with entities who will supply the required components for our systems.

  Once we establish relationships with third party suppliers, we will rely on them to provide components for our fuel cell systems. A supplier's failure to develop and supply components in a timely manner, or to supply components that meet our quality, quantity or cost requirements, or our inability to obtain substitute sources of these components on a timely basis or on terms acceptable to us, could harm our ability to manufacture our fuel cell systems. In addition, to the extent the processes that our suppliers use to manufacture components are proprietary, we may be unable to obtain comparable components from alternative suppliers.

We face intense competition and may be unable to compete successfully

  The markets for electricity are intensely competitive. There are many companies engaged in all areas of traditional and alternative electric power generation in the United States, Canada and abroad, including, among others, major electric, oil, chemical, natural gas, and specialized electronics firms, as well as universities, research institutions and foreign government-sponsored companies. These firms are engaged in forms of power generation such as solar and wind power, reciprocating diesel engines and microturbines as well as grid-supplied electricity. Many of these entities have substantially greater financial, research and development, manufacturing and marketing resources than we do.

  There are a number of companies located in the United States, Canada, and abroad that are developing PEM fuel cell technology. We also compete with companies that are developing applications, residential and otherwise, using other types of fuel cells. Some of our competitors are much larger than we are. If these larger competitors decide to focus on the development of residential fuel cell systems, they have the manufacturing, marketing, and sales capabilities to complete research, development and commercialization of a commercially viable residential fuel cell system more quickly and effectively than we can. See "Business--Competition".

Changes in government regulations and electric utility industry restructuring may affect demand for our fuel cell systems

  The market for electricity generation products is heavily influenced by federal and state governmental regulations and policies concerning the electric utility industry. The loosening of current regulatory standards could deter further investment in the research and development of alternative energy sources, including fuel cells, and could result in a significant reduction in the potential market demand for our products. We cannot predict how the deregulation and restructuring of the industry will affect the market for residential fuel cell systems. See "Business--Changes in the Power Industry".

Our business may become subject to future government regulation which may impact our ability to market our product

  We do not believe that our product will be subject to existing federal and state regulations governing traditional electric utilities and other regulated entities. We do believe that our product and its installation will be subject to oversight and regulation at the local level in accordance with state and local ordinances relating to building codes, safety, pipeline connections and related matters. Such regulation may depend, in part, upon whether a fuel cell system is placed outside or inside a home. At this time, we do not know which jurisdictions, if any, will impose regulations upon our product. We also do not know the extent to which any existing or new regulations may impact our ability to distribute, install and service our product. Once our product reaches the commercialization stage and we begin distributing our systems to our target early markets, federal, state or local government entities or competitors may seek to impose regulations. Any new government regulation of our product, whether at the federal, state or local level, including any regulations relating to installation and servicing of our products, may increase our costs, and therefore, harm our business, prospects, results of operations, or financial condition.

Utility companies could place barriers on our entry into the marketplace

  Utility companies commonly charge fees to industrial customers for disconnecting from the grid, for using less electricity, or for having the capacity to use power from the grid for back up purposes. Though these fees are not currently charged to residential users, it is possible that utility companies could at some future date charge similar fees to residential customers. The imposition of such fees could increase the cost to residential customers of using our systems, could make our systems less desirable, and could thereby harm our business, prospects, results of operations, or financial condition.

Alternatives to our technology could render our systems obsolete prior to commercialization

  Our system is one of a number of alternative energy products being developed today as supplements to the electric grid that have potential residential applications, including microturbines, solar power and wind power, and other types of fuel cell technologies. Improvements are also being made to the existing electric transmission system. Technological advances in alternative energy products, improvements in the electric grid or other fuel cell technologies may render our systems obsolete.

The hydrocarbon fuels on which our systems rely may not be readily available or available on a cost-effective basis

  Our systems' ability to produce electricity depends on the availability of natural gas and propane. If these fuels are not readily available to the mass market or if their prices are such that electricity produced by our systems costs more than electricity provided through the grid, our systems would be less attractive to potential users and our business, prospects, results of operations, or financial condition could be harmed.

Our residential fuel cell systems use flammable fuels which are inherently dangerous substances

  Our residential fuel cell systems will utilize natural gas or propane in a catalytic reaction which produces less heat than a typical gas furnace. While our fuel cell system does not use these fuels in a combustion process, natural gas and propane are flammable fuels that could leak in a home and combust if ignited by another source. These dangers are present in any home appliance that uses natural gas or propane such as a gas furnace, stove or dryer. Since our fuel cell systems are a new product, any accidents involving our systems or other fuel cell-based products could impede demand for our products.

We may be unable to raise additional capital to complete our product development and commercialization plans

  Our product development and commercialization schedule could be delayed if we are unable to fund our research and development activities or the development of our manufacturing capabilities. We expect that the net proceeds of this offering, together with the proceeds from our issuance of shares to current stockholders in September 1999 and immediately before the closing of this offering and all other existing sources of capital, will be sufficient to fund our activities through the end of 2001. We believe it is likely we will need to raise additional funds to achieve full commercialization of our product. We do not know whether we will be able to secure additional funding, or funding on terms acceptable to us, to pursue our commercialization plans through the mass market stage. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

We may have difficulty managing the expansion of our operations

  We are undergoing rapid growth in the number of our employees, the size of our physical plant and the scope of our operations. For example, we began with 22 employees in June 1997 and expect to have approximately 300 by the end of 1999. Such rapid expansion is likely to place a significant strain on our senior management team and other resources. Our business, prospects, results of operations or financial condition could be harmed if we encounter difficulties in effectively managing the budgeting, forecasting and other process control issues presented by such a rapid expansion.

We face risks associated with our plans to market, distribute and service our products internationally

  We intend to market, distribute, and service our residential fuel cell systems internationally through GE Fuel Cell Systems. We have limited experience developing, and no experience manufacturing, our products to comply with the commercial and legal requirements of international markets. Our success in those markets will depend, in part, on GE Fuel Systems' ability to secure relationships with foreign resellers and our ability to manufacture products that meet foreign regulatory and commercial requirements. In addition, our planned international operations are subject to other inherent risks, including difficulties in enforcing contractual obligations and intellectual property rights in some countries and fluctuations in currency exchange rates.

We may not be able to protect important intellectual property

  PEM fuel cell technology was first developed in the 1950s and we do not believe we can achieve a significant proprietary position on the basic technologies used in fuel cell systems. However, our ability to compete effectively against other fuel cell companies will depend, in part, on our ability to protect our proprietary technology, systems designs and manufacturing processes. We do not know whether any of our pending patent applications will issue or, in the case of patents issued or to be issued, that the claims allowed are or will be sufficiently broad to protect our technology or processes. Even if all our patent applications are issued and are sufficiently broad, they may be challenged or invalidated. We could incur substantial costs in prosecuting or defending patent infringement suits. While we have attempted to safeguard and maintain our proprietary rights, we do not know whether we have been or will be completely successful in doing so.

  Further, our competitors may independently develop or patent technologies or processes that are substantially equivalent or superior to ours. If we are found to be infringing third party patents, we do not know whether we will be able to obtain licenses to use such patents on acceptable terms, if at all. Failure to obtain needed licenses could delay or prevent the development, manufacture or sale of our fuel cell systems.

  We rely, in part, on contractual provisions to protect our trade secrets and proprietary knowledge. These agreements may be breached, and we may not have adequate remedies for any breach. Our trade secrets may also be known without breach of such agreements or may be independently developed by competitors. Our inability to maintain the proprietary nature of our technology and processes could harm our business, prospects, results of operations or financial condition. See "Business--Proprietary Rights".

Our government contracts could restrict our ability to effectively commercialize our technology

  Under some of our contracts, government agencies can require us to obtain or produce components for our systems from sources located in the United States rather than foreign countries. Our contracts with government agencies are also subject to the risk of termination at the convenience of the contracting agency, potential disclosure of our confidential information to third parties, and the exercise of "march-in" rights by the government. March-in rights refer to the right of the United States government or government agency to exercise its non-exclusive, royalty-free, irrevocable worldwide license to any technology developed under contracts funded by the government if the contractor fails to continue to develop the technology. The implementation of restrictions on our sourcing of components or the exercise of march-in rights could harm our business, prospects, results of operations, or financial condition.

Our existing stockholders will control all matters requiring a stockholder vote

  Upon the completion of this offering, Edison Development, Mechanical Technology, and GE On-Site Power will retain approximately 77.4% of our outstanding stock. If all of these stockholders were to vote together as a group, they would have the ability to exert significant influence over our Board of Directors and its policies. For instance, these stockholders would be able to control the outcome of all stockholder votes, including votes concerning director elections, charter and by-law amendments and possible mergers, corporate control contests and other significant corporate transactions. See "Principal Stockholders" and "Description of Capital Stock".

Our future plans could be harmed if we are unable to attract or retain key personnel

  We have attracted a highly skilled management team and specialized workforce, including scientists, engineers, researchers, and manufacturing and marketing professionals. Based on our planned expansion, we will require a significant increase in the number of our employees and outside contractors. Our future success, therefore, will depend, in part, on attracting and retaining additional qualified management and technical personnel. We do not know whether we will be successful in hiring or retaining qualified personnel. Our inability to hire qualified personnel on a timely basis, or the departure of key employees, could harm our expansion and commercialization plans.

There has been no prior public market for our common stock

  Before this offering, there has been no public market for our common stock. Although we expect our common stock to be quoted on the Nasdaq National Market, an active trading market for our shares may not develop or be sustained following this offering. Purchasers in this offering may not be able to resell their shares at prices equal to or greater than the initial public offering price. The initial public offering price will be determined through negotiations between us and the underwriters and may not be indicative of the market price for these shares following this offering. See "Underwriting".

We may be subject to litigation if our stock price is volatile

  The stock market has, from time to time, experienced extreme price and volume fluctuations. Many factors may cause the market price for our common stock to decline, perhaps substantially, following this offering, including:

  . failure to meet our product development and commercialization milestones;

  .  demand for our common stock;

  . revenues and operating results failing to meet the expectations of securities analysts or investors in any quarter;

  . downward revisions in securities analysts' estimates or changes in general market conditions;

  .  technological innovations by competitors or in competing technologies;

  .  investor perception of our industry or our prospects; or

  .  general technology or economic trends.

  In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. We may be involved in a securities class action litigation in the future. Such litigation often results in substantial costs and a diversion of management's attention and resources and could harm our business, prospects, results of operations, or financial condition.

Provisions of Delaware law and of our charter and by-laws may make a takeover more difficult

  Provisions in our certificate of incorporation and by-laws and in the Delaware corporate law may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt which is opposed by our management and Board of Directors. Public stockholders who might desire to participate in such a transaction may not have an opportunity to do so. We also have a staggered Board of Directors which makes it difficult for stockholders to change the composition of the Board of Directors in any one year. These anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change in control or change our management and Board of Directors. See "Description of Capital Stock".

You will suffer immediate and substantial dilution

  The initial public offering price per share will be substantially higher than the net tangible book value per share immediately after the offering. If you purchase common stock in this offering, you will incur dilution of $9.44 from the price you paid based on pro forma as adjusted net book value at June 30, 1999. We also have a large number of outstanding stock options to purchase our common stock with exercise prices significantly below the initial public offering price of the common stock. To the extent these options are exercised, there will be further dilution. See "Dilution" and "Principal Stockholders".

Future sales of our common stock could adversely affect our stock price

  Substantial sales of our common stock in the public market following this offering, or the perception by the market that such sales could occur, could lower our stock price or make it difficult for us to raise additional equity capital in the future. After this offering, we will have 42,208,480 shares of common stock outstanding. Of these shares, the 6,000,000 shares sold in this offering will be freely tradeable. All the remaining 36,208,480 shares are subject to 180-day lock-up agreements. Up to 25,049,850 shares may be available for sale in the public market 180 days after the date of this prospectus.

  In addition, after this offering, we also intend to register 5,671,191 shares of common stock for issuance under our stock option and grant plan and 1,000,000 shares of common stock under our employee stock purchase plan. As of September 30, 1999, options to purchase 3,377,189 shares of common stock were issued and outstanding, of which options to purchase 1,220,782 shares have vested. See "Underwriting" and "Shares Eligible for Future Sale".

  We cannot predict if future sales of our common stock, or the availability of our common stock for sale, will harm the market price for our common stock or our ability to raise capital by offering equity securities.

We may experience Year 2000 compliance problems

  Our product development activities are dependent upon the use of computer systems. As a result, we are vulnerable to the "Year 2000" issue which means that our computer systems could fail or create erroneous data as a result of misinterpreting the year designation "00" on January 1, 2000. We have completed a review and evaluation of the potential impact of this issue on our computer systems and believe that all of our material computer systems will function properly although we can give no assurance in this regard. We have also completed a review and assessment to identify all other time dependent systems and have determined that all systems critical to our business have been verified to be Year 2000 compliant. We have not fully assessed the state of Year 2000 readiness of our suppliers and customers and do not know whether Year 2000 related difficulties of third parties could have a material impact on our business, prospects, results of operations, or financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

We will have broad discretion as to the use of the net proceeds from this offering

  Our Board of Directors and our management will have broad discretion over the use of the net proceeds of this offering. Investors will be relying on the judgment of our Board of Directors and our management regarding the application of the net proceeds of this offering. See "Use of Proceeds".

                                USE OF PROCEEDS

  We estimate that the net proceeds to us from the sale of 6,000,000 shares of our common stock in this offering will be $77.3 million, at an assumed initial public offering price of $14.00 per share, after deducting the estimated underwriting discounts and commissions and our estimated offering expenses. We will also receive proceeds of $84.9 million from the issuance of 9,216,666 shares of common stock upon the exercise of outstanding warrants and other purchase rights immediately before the closing of this offering. We estimate that our total net proceeds of $162.2 million will be used as follows:

  . approximately $20.0 million will be used for manufacturing equipment, facilities and other capital expenditures in support of commercialization activities during 1999 and 2000;

  . approximately $142.2 million will be used for general corporate purposes, including working capital, funds for operations, research and product development, market development and capital expenditures after the year 2000 and potential acquisitions.

  Pending their use, we will invest these proceeds in government securities and other short-term, investment-grade securities.

                                DIVIDEND POLICY

  We have never declared or paid any dividends on our common stock. We currently intend to retain our future earnings, if any, to finance the expansion of our business and do not expect to pay any dividends in the foreseeable future.

  Payment of future cash dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

                                 CAPITALIZATION

  The following table sets forth our capitalization as of June 30, 1999:

  .  on an actual basis;

  . on a pro forma basis giving effect to the issuance of 533,334 shares of common stock pursuant to a September 1999 capital call, the issuance of 9,216,666 shares of common stock to be issued upon the exercise of outstanding warrants and other purchase rights immediately before the closing of this offering, the assumption of $6.2 million of debt in July 1999 in connection with the purchase of real estate from Mechanical Technology and the vesting in August 1999 of 1,500,000 shares of common stock held by GE On-Site Power as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations"; and

  . on a pro forma, as adjusted basis to reflect the pro forma adjustments described above and the sale of 6,000,000 shares of common stock in this offering at an assumed initial public offering price of $14.00 per share, after deducting the estimated underwriting discounts and commissions and our estimated offering expenses.

                                                        June 30, 1999
                                                --------------------------------
                                                                     Pro Forma,
                                                 Actual   Pro Forma  As Adjusted
                                                --------  ---------  -----------
                                                        (in thousands)
Capital lease obligations...................... $    246  $    246    $    246
Note payable...................................      --      6,160       6,160
                                                --------  --------    --------
 Total debt....................................      246     6,406       6,406
                                                --------  --------    --------
Stockholders' equity:
  Class A membership interest, no par value,
   40,000,000 shares authorized, 26,458,480
   shares issued and outstanding...............      --
  Class B membership interest, no par value,
   3,000,000 shares authorized, none issued....      --
  Membership interest subscribed...............   (4,698)
  Preferred stock, $0.01 par value per share;
   5,000,000 shares authorized, none issued and
   outstanding, actual, pro forma, and pro
   forma as adjusted...........................                --          --
  Common stock, $0.01 par value per share;
   95,000,000 shares authorized; none issued
   and outstanding, actual; 36,208,480 shares
   issued and outstanding, pro forma; and
   42,208,480 shares issued and outstanding,
   pro forma, as adjusted......................                362         422
Paid-in capital................................   60,108   165,121     242,361
Deficit accumulated during the development
 stage.........................................  (30,260)  (30,260)    (30,260)
                                                --------  --------    --------
Total stockholders' equity ....................   25,150   135,223     212,523
                                                --------  --------    --------

  Total capitalization......................... $ 25,396  $141,629    $218,929
                                                ========  ========    ========

                                    DILUTION

  As of June 30, 1999, we had a pro forma net tangible book value of $115.1 million, or $3.18 per share of common stock. Pro forma net tangible book value per share is equal to our total tangible assets less total liabilities, divided by the pro forma number of shares of our outstanding common stock. After giving effect to the sale of the 6,000,000 shares of common stock offered hereby at an assumed initial public offering price of $14.00 per share, and after deducting the estimated underwriting discounts and commissions and our estimated offering expenses, our pro forma net tangible book value as adjusted, as of June 30, 1999, would have been $192.4 million, or $4.56 per pro forma share of common stock. This represents an immediate increase in pro forma net tangible book value as adjusted of $1.38 per share to our existing stockholders and an immediate dilution of $9.44 per share to new investors in this offering. If the initial public offering price is higher or lower than $14.00 per share, the dilution to new investors will be higher or lower, respectively. The following table illustrates this per share dilution:

Assumed initial public offering price per share....................       $14.00
  Pro forma net tangible book value per share before this
   offering........................................................ $3.18
  Increase per share attributable to this offering.................  1.38
                                                                    -----
Pro forma net tangible book value per share after this offering....         4.56
                                                                          ------
Dilution per share to new investors................................       $ 9.44
                                                                          ======

  The following table summarizes, on a pro forma basis as of June 30, 1999, the difference between existing stockholders and new investors with respect to the number of shares of common stock purchased, the total consideration paid and the average price per share paid. The table assumes that the initial public offering price will be $14.00. If the underwriters' over-allotment option is exercised in full, the percentage of the total number of shares of common stock held by existing stockholders will decrease from 85.8% to 84.0% of the total number of shares of common stock outstanding after the offering, and the percentage of the total number of shares of common stock held by new investors will increase from 14.2% to 16.0% of the total number of shares of common stock outstanding after the offering.

                            Shares Purchased  Total Consideration
                           ------------------ -------------------- Average Price
                             Number   Percent    Amount    Percent   Per Share
                           ---------- ------- ------------ ------- -------------
Existing stockholders..... 36,208,480   85.8% $165,482,964   66.3%    $ 4.57
New investors.............  6,000,000   14.2    84,000,000   33.7      14.00
                           ----------  -----  ------------  -----
  Total................... 42,208,480  100.0% $249,482,964  100.0%
                           ==========  =====  ============  =====

  The table excludes:

  . up to 900,000 shares that may be issued by us pursuant to the underwriters' over-allotment option;

  . 3,377,189 shares of common stock issuable upon exercise of stock options outstanding at September 30, 1999 at a weighted average exercise price of $4.98 per share.

  To the extent these options are exercised and the underlying shares are issued, there will be further dilution to new investors. See "Management" and the notes to our financial statements included elsewhere in this prospectus.

                       SELECTED HISTORICAL FINANCIAL DATA

  The following tables present selected historical financial data for the period from June 27, 1997 (date of inception) through December 31, 1997, the year ended December 31, 1998 and the six month periods ended June 30, 1998 and 1999. The balance sheet data as of December 31, 1997 and 1998 and the statement of operations data for the period from inception through December 31, 1997 and for the year ended December 31, 1998 have been derived from financial statements (including those set forth elsewhere in this prospectus) that have been audited by PricewaterhouseCoopers LLP, independent accountants. The statement of operations data for the six month periods ended June 30, 1998 and 1999 and the balance sheet data as of June 30, 1999 are derived from our unaudited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our results of operations and financial condition for those periods. The data for the six-month period ended June 30, 1999 are not necessarily indicative of results for the year ending December 31, 1999 or any future period.

                            Period from
                          June 27, 1997 to  Year ended
                            December 31,   December 31, Six months ended June 30,
                          ---------------- ------------ -----------------------------
                                1997           1998         1998            1999
                          ---------------- ------------ ------------    -------------
                                                        (unaudited)     (unaudited)
                                   (In thousands, except per share data)
Statement of Operations
 Data:
Contract revenue........      $ 1,194        $ 6,541      $      2,549   $       3,696
Cost of contract
 revenue................        1,227          8,864             3,439           5,118
                              -------        -------      ------------   -------------
Loss on contracts.......          (33)        (2,323)             (890)         (1,422)
In-process research and
 development............        4,042            --                --              --
Research and development
 expense................        1,301          4,632             2,154           7,780
General and
 administrative
 expense................          630          2,754             1,328           5,756
                              -------        -------      ------------   -------------
 Operating loss.........       (6,006)        (9,709)           (4,372)        (14,958)
Other income,
 principally interest...          103             93                42             218
                              -------        -------      ------------   -------------
 Net loss...............      $(5,903)       $(9,616)     $     (4,330)  $     (14,740)
                              =======        =======      ============   =============
Basic and diluted net
 loss per share.........      $ (0.62)       $ (0.71)     $      (0.40)  $       (0.69)
                              =======        =======      ============   =============
Shares used in computing
 basic and diluted net
 loss per share.........        9,500         13,617            10,865          21,299
                              =======        =======      ============   =============
                                                 December 31,             June 30,
                                           -------------------------    -------------
                                               1997         1998            1999
                                           ------------ ------------    -------------
                                                                        (unaudited)
                                                       (In thousands)
Balance Sheet Data:
Cash and cash equivalents................    $ 3,080      $      3,993   $      17,243
Working capital..........................      2,667             2,692          13,570
Total assets.............................      4,847             8,093          30,077
Long-term obligations....................        --                --              155
Total stockholders' equity...............      3,597             5,493          25,150

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with Plug Power's financial statements, the notes to those financial statements and other financial information appearing elsewhere in this prospectus. In addition to historical information, the following discussion and other parts of this prospectus contain forward-looking statements that reflect our plans, estimates, intentions, expectations and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those set forth in the "Risk Factors" section and contained elsewhere in this prospectus.

  Plug Power was formed in June 1997 as a Delaware limited liability company. Immediately before this offering, we will merge into a newly-formed Delaware corporation and all of our outstanding equity interests will be converted on a one-for-one basis into shares of common stock. Unless otherwise indicated, all information that we present in this prospectus for any date or period gives effect to the merger as if it had occurred on such date or as of the beginning of such period and all references to capital stock in this prospectus for periods prior to the merger mean our issued and outstanding membership interests.

Overview

  Plug Power is a leading designer and developer of on-site, electricity generation systems utilizing proton exchange membrane (PEM) fuel cells for residential applications. GE Fuel Cell Systems, LLC, a joint venture 75% owned by General Electric's GE Power Systems business and 25% owned by Plug Power, will market, sell, service, and install our product.

  Plug Power was formed in June 1997 as a joint venture to further the development of fuel cells for electric power generation in residential and other applications. Through September 30, 1999, our existing stockholders in the aggregate have invested $45.9 million in cash and $34.5 million in real estate, in-process research and development, distribution and other agreements, and other in-kind contributions. Certain of our existing investors have committed to invest an additional $84.9 million in cash upon the exercise of outstanding warrants and purchase commitments immediately before the closing of this offering. Since inception, we have devoted substantially all of our resources toward the development of our PEM fuel cell systems.

  We are a development stage company and expect to bring our first commercial product to market in 2001. Through June 30, 1999, we derived all of our revenue from government research and development contracts. Substantially all of these government contracts relate to PEM fuel cell research and development with a focus on automotive applications. We believe most of the technology developed under these government contracts is easily transferable to residential fuel cell applications.

  Since our inception in June 1997, we have raised capital through the issuance of equity, formed strategic alliances with certain key suppliers, developed distributor and customer relationships, and entered into development and demonstration programs with electric utilities, government agencies and other energy providers. In 1999, we expect to produce approximately 50 test and evaluation systems which will be installed in laboratory and field locations for field and market testing. Based on the system performance and market data provided by these field trials, we will determine the final design of our first pre-commercial product. During 2000 we expect to manufacture approximately 500 pre-commercial residential fuel cell systems to further our field testing activities and prepare for commercial production, which is planned to begin in 2001. We do not expect significant product sales until some time after we begin commercial production.

  From inception through June 30, 1999 we incurred losses of $30.3 million. We expect to continue to incur losses as we expand our product development and commercialization program and prepare for the commencement of manufacturing operations. We expect that losses will fluctuate from quarter to quarter and that such fluctuations may be substantial as a result of, among other factors, the number of systems we produce and install for internal and external testing, the related service requirements necessary to monitor those systems and potential design changes required as a result of field testing. There can be no assurance that we will manufacture or sell residential fuel cell systems successfully or ever achieve or sustain product revenues or profitability.

Results of Operations

  Comparison of the Six Months Ended June 30, 1998 and June 30, 1999

  Revenues. Through June 30, 1999, our revenues have been derived exclusively from cost reimbursement government contracts relating to the research and development of PEM fuel cell technology. These contracts provide for the partial recovery of direct and indirect costs from the specified government agency, generally requiring us to absorb from 25% to 50% of contract costs incurred. Contract revenues increased from $2.5 million for the six months ended June 30, 1998 to $3.7 million for the six months ended June 30, 1999. As of June 30, 1999, we have three ongoing government contracts which we expect will produce approximately $7.6 million in contract revenue over the next eight quarters.

  We expect to continue to pursue government contracts that relate to the further development and commercialization of PEM fuel cells and have been awarded several additional contracts totaling $16.5 million that commenced in the quarter ending September 30, 1999 and continue through 2003. These are also cost reimbursement contracts in which the specific government agency will reimburse us for 50% of the costs we incur. As a result, we will report a loss on these contracts. We expect to continue to incur losses on future government contracts awarded while developing proprietary information that we expect will enhance our ability to commercialize our PEM fuel cell systems.

  We expect to begin manufacturing pre-commercial residential fuel cell systems during 2000. All users of these systems will be expected to participate in field trials and evaluations designed to test system performance, market conditions and customer preferences, including usage patterns, fuel availability, buying criteria, and regulatory matters. We intend to use this data to achieve optimal product design and speed commercialization and mass market acceptance. The information obtained from the field test results will be used to improve the design and performance of the commercial units planned for production and sale in the year 2001. GE Fuel Cell Systems has committed to purchase from us, on a take or pay basis, 485 of the pre-commercial residential fuel cell systems prior to December 31, 2000. The total sales price for these units will be approximately $10.3 million.

  Cost of revenues. Cost of contract revenues includes compensation and benefits for the engineering and related support staff, fees paid to outside suppliers for subcontracted components and services, fees paid to consultants for services provided, materials and supplies used and other general overhead costs directly allocable to specific government contracts. Cost of contract revenue was $3.4 million for the six months ended June 30, 1998 as compared to $5.1 million for the six months ended June 30, 1999. This increase relates to the additional staff and related support costs necessary to earn the additional contract revenue as reported. The result was a loss on contracts of $890,000 for the six months ended June 30, 1998 compared to a loss on contracts of $1.4 million for the six months ended June 30, 1999.

  We expect the cost to produce our initial systems to be higher than their sales price under the terms of our distribution arrangements with GE Fuel Cell Systems and Edison Development. We expect to continue to experience costs in excess of product sales until we achieve higher production levels, which we do not expect will occur until after 2002.

  Research and Development. Research and development expense includes compensation and benefits for the engineering and related staff, expenses for contract engineers, materials to build prototype units, fees paid to outside suppliers for subcontracted components and services, supplies used, facility related costs, such as computer and network services and other general overhead costs. Research and development expenses increased from $2.2 million for the six months ended June 30, 1998 to $7.8 million for the six months ended June 30, 1999. The increase was a result of the growth of Plug Power's research and development activities focused on residential PEM fuel cell systems.

  We expect to significantly increase our spending on research and development in the future in order to bring our residential PEM fuel cell systems to the marketplace by 2001. Beyond 2001, we plan to continue development activities related to performance improvements of the residential PEM fuel cell system and to develop other commercial PEM fuel cell applications.

  General and Administrative. General and administrative expense includes compensation, benefits and related costs in support of our general corporate functions, including general management, finance and accounting, human resources, business development, information and legal services. General and administrative expenses increased from $1.3 million for the six months ended June 30, 1998 to $5.8 million for the six months ended June 30, 1999. The increase was primarily due to a $2.3 million charge for non-cash stock-based compensation and a $1.9 million write-off of deferred rent, both further explained below. We expect general and administrative expenses to increase in future years as we prepare for expected increased sales volume.

  The $2.3 million charge for non-cash stock-based compensation represents the aggregate fair value of stock granted to Mechanical Technology. Our original formation agreements provided for Mechanical Technology to earn non-cash credits relating to services it rendered prior to our formation in connection with securing future government contracts. Upon our formation, Mechanical Technology contributed its fuel cell operations to Plug Power and we received the right to these government contracts if ever awarded in the future. When these contracts were awarded to us, Mechanical Technology earned the non-cash credits, entitling it to receive 2,250,000 shares of common stock with a fair value at the time of grant of $2.3 million. Accordingly, we recognized $2.3 million in non-cash stock-based compensation expense during the first six months of 1999.

  In June 1999, we entered into a real estate purchase agreement with Mechanical Technology to acquire our current facility, a portion of which we previously leased from them. As a result, we wrote off deferred rent expense in the amount of $1.9 million. We originally recorded $2.0 million for deferred rent in October 1998, representing the value of a ten-year lease agreement with Mechanical Technology at favorable lease rates. See "Liquidity and Capital Resources--Capital Contributions by Initial Investors".

  Other Income. Other income consists principally of interest income earned on our cash and cash equivalents. Other income increased from $41,000 for the six months ended June 30, 1998 to $218,000 for the six months ended June 30, 1999. The increase was due to interest earned on higher balances of cash and cash equivalents available during the six months ended June 30, 1999.

  Income Taxes. No benefit for federal and state income taxes is reported in the financial statements, since before the merger, which will occur immediately before the closing of this offering, we had elected to be taxed as a partnership. Therefore, for the periods presented, the federal and state income tax benefits of our losses were recorded by our stockholders. Subsequent to our merger into a C corporation immediately before the closing of this offering, we will account for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes", and expect to be subject to an effective tax rate of 40%. Had we applied the provisions of SFAS 109 since inception, the deferred tax asset generated, primarily from net operating loss carryforwards, would have been offset by a full valuation allowance. We believe any tax benefit resulting from expected operating losses occurring after our conversion to a C corporation will also have a full valuation allowance.

  Comparison of the Period from June 27, 1997 (Date of Inception) to December
   31, 1997 and the Year Ended December 31, 1998

  Revenues. Our revenues during this period were derived exclusively from cost reimbursement government contracts relating to the development of PEM fuel cell technology. These contracts provide for the partial recovery of direct and indirect costs from the specified government agency, generally requiring us to absorb from 25% to 50% of contract costs incurred. Contract revenues increased from $1.2 million for the period from inception through December 31, 1997 to $6.5 million for the year ended December 31, 1998. This increase was due to twelve months of activity in 1998 compared to six months in the period from inception through December 31, 1997, combined with increased government contract activities.

  Cost of revenues. Cost of contract revenue includes compensation and benefits for the engineering and related support staff, fees paid to outside suppliers for subcontracted components and services, fees paid to consultants for services provided, materials and supplies used and other directly allocable general overhead costs allocated to specific government contracts. Cost of contract revenue was $1.2 million for the period from inception through December 31, 1997 as compared to $8.9 million for the year ended December 31, 1998. This increase in costs was due to twelve months of activity in 1998 compared to six months in the period from inception through December 31, 1997, combined with the additional staff and related support costs necessary to earn the additional contract revenue as reported. The result was a loss on contracts of $33,000 for the year ended December 31, 1997 compared to a loss on contracts of $2.3 million for the year ended December 31, 1998.

  Research and Development. Research and development expense includes compensation and benefits for the engineering and related staff, expenses for contract engineers, materials to build prototype units, fees paid to outside suppliers for subcontracted components and services, supplies used, facility related costs, such as computer and network services and other general overhead costs. Research and development expenses increased from $1.3 million in the period from inception through December 31, 1997 to $4.6 million for the year ended December 31, 1998, an increase of $3.3 million. This increase was related to Plug Power's research and development activities focused on residential PEM fuel cell systems in the year ended December 31, 1998 over that expensed for the period from inception through December 31, 1997.

  At inception, we recorded a $4.0 million in-process research and development expense related to Mechanical Technology's initial equity contribution. The in-process research and development was valued at the inception date at its estimated fair value using the cost valuation approach.

  General and Administrative. General and administrative expense includes compensation, benefits and related costs in support of our general corporate functions, including general management, finance and accounting, human resources, business development, information and legal services. General and administrative expenses increased from $630,000 for the period from inception through December 31, 1997 to $2.8 million for the year ended December 31, 1998. The increase was due to twelve months of activity in 1998 compared to six months in the period from inception through December 31, 1997, combined with increased personnel cost and general expenses associated with expanding operations.

  Other Income. Other income consists principally of interest income earned on our cash and cash equivalents. Other income was $103,000 for the period from inception through December 31, 1997 and $93,000 for the year ended December 31, 1998.

  Income Taxes. No benefit for federal and state income taxes is reported in the financial statements, since before the merger, which will occur immediately before the closing of this offering, we had elected to be taxed as a partnership. Therefore, for the periods presented, the federal and state income tax benefits of our losses were recorded by our stockholders. Subsequent to our conversion from a limited liability company to a C corporation, we will account for income taxes in accordance with SFAS 109. Had we applied the provisions of SFAS 109 since inception, the deferred tax asset generated, primarily from net operating loss carryforwards, would have been offset by a full valuation allowance.

Liquidity and Capital Resources

  Summary

  Our cash requirements depend on numerous factors, including completion of our product development activities, ability to commercialize our residential fuel cell systems, market acceptance of our systems and other factors. We expect to devote substantial capital resources to continue our development programs directed at commercializing our fuel cell systems for worldwide residential use, to hire and train our production staff, develop and expand our manufacturing capacity, begin production activities and expand our research and development activities. We believe that our current cash balances, the proceeds we will receive in connection with the exercise by certain existing stockholders of warrants and other purchase rights immediately before the closing of this offering, and the net proceeds from this offering will provide us with sufficient capital to fund operations through 2001.

  We have financed our operations through June 30, 1999 primarily from the sale of equity which has provided us cash of $41.9 million. We anticipate incurring substantial additional losses over at least the next several years.

  As of June 30, 1999, we had cash and cash equivalents totaling $17.2 million. As a result of our purchase of real estate from Mechanical Technology, we were required to escrow $6.2 million of the $17.2 million in cash to secure the debt assumed on the purchase. Since inception, net cash used in operating activities has been $16.4 million and cash used in investing activities has been $8.2 million. For the reasons stated above, we expect that our cash requirements will increase in future periods.

  Capital Contributions by Initial Investors

  Plug Power was formed in June 1997 as a joint venture between Mechanical Technology and Edison Development. At formation, Mechanical Technology contributed assets related to its fuel cell program, including intellectual property, 22 employees, equipment, and the right to receive certain government contracts, if awarded. Edison Development contributed or committed to contribute $9.0 million in cash, expertise in distributed power generation and marketplace presence to distribute and sell stationary fuel cell systems.

  In June 1999 we entered into a real estate purchase agreement with Mechanical Technology to acquire approximately 36 acres of land, two commercial buildings, and a residential building located in Latham, New York. This property is the location of our current facilities and we are presently constructing our new production facility at this site.

  As part of the real estate transaction with Mechanical Technology, we assumed a $6.2 million letter of credit issued by KeyBank National Association for the express purpose of servicing $6.2 million of debt related to Industrial Development Revenue Bonds issued by the Town of Colonie Industrial Development Agency. As consideration for the purchase, we issued 704,315 shares of common stock to Mechanical Technology, valued at $6.67 per share. The transaction closed in July

1999 and a receivable for membership interests of $4.7 million was recorded as shares subscribed as of June 30, 1999. In connection with this transaction, we wrote off deferred rent expense in the amount of $1.9 million during the first six months of 1999. This deferred rent expense related to a 10-year facilities lease, at a favorable lease rate, on one of the purchased buildings. In connection with the July 1999 closing, we agreed to lease some of the office and manufacturing space back to Mechanical Technology on a short-term basis.

  In June 1999, Edison Development purchased 704,315 shares of common stock for $4.7 million in cash under provisions of our original formation documents that allowed Edison Development and Mechanical Technology to maintain equal ownership percentage in Plug Power. This equity contribution was recorded as of June 30, 1999.

  As of June 30, 1999, Mechanical Technology had made aggregate cash contributions of $4.5 million plus non-cash contributions of $9.5 million and we had a receivable for membership interests from Mechanical Technology of $4.7 million, while Edison Development had made aggregate cash contributions of $18.7 million.

  Capital Calls

  In January 1999, we entered into an agreement with Mechanical Technology and Edison Development. Pursuant to this agreement, we have the right to require Edison Development and Mechanical Technology to contribute $7.5 million each in 1999 and $15.0 million each in 2000 in exchange for which each will receive common stock valued at $7.50 per share. The agreement terminates on the earlier of December 31, 2000 or upon an initial public offering of our shares at a price greater than $7.50 per share. The agreement permits Mechanical Technology and Edison Development to contribute any funds not previously called by us on the termination date in exchange for shares at a price of $7.50 per share. In September 1999, we made a capital call of $4.0 million, and Mechanical Technology and Edison Development each contributed $2.0 million in cash in exchange for 266,667 shares of common stock. Mechanical Technology and Edison Development have committed to contribute the remaining $41.0 million immediately before the closing of this offering in exchange for an aggregate of 5,466,666 shares of common stock.

  GE Fuel Cell Systems

  In February 1999, we entered into an agreement with GE On-Site Power to create GE Fuel Cell Systems, a joint venture owned 75% by GE On-Site Power and 25% by Plug Power, which is dedicated to marketing, selling, installing, and servicing Plug Power residential fuel cell systems on a worldwide basis (other than in the states of Illinois, Indiana, Michigan and Ohio). See "Business-- Distribution and Marketing".

  In connection with the formation of GE Fuel Cell Systems, we issued 2,250,000 shares of our common stock to GE On-Site Power, of which 750,000 shares vested immediately. We have capitalized the fair value of these vested shares
($3.8 million) under the caption "Distribution and other agreements, net" in our financial statements. The remaining 1,500,000 shares vested in August 1999 and will be capitalized at their fair value of $16.5 million. Such amounts will be amortized ratably through 2009, the term of the distribution agreement.

  We also issued a warrant to GE On-Site Power to purchase 3,000,000 additional shares of common stock at a price of $12.50 per share. GE On-Site Power has committed to exercise this warrant immediately before the closing of this offering for a total exercise price of $37.5 million in cash.

  General Electric has agreed to provide capital to GE Fuel Cell Systems, in the form of loans, to fund GE Fuel Cell Systems' commitment to purchase 485 pre-commercial systems during the period ending December 31, 2000. General Electric has also agreed to provide additional capital, in the form of a loan not to exceed $8.0 million, to fund GE Fuel Cell Systems' ongoing operations.

  Southern California Gas Company

  In April 1999, Southern California Gas Company purchased 1,000,000 shares of common stock for $6.7 million and agreed to spend $840,000 for market research and services related to distributed power generation technologies, including PEM fuel cell systems. In the event Southern California Gas does not expend these amounts by April 2002, up to 111,851 previously issued shares may be returned. Additionally, Southern California Gas received warrants to purchase an additional 350,000 shares of common stock at an exercise price of $8.50 per share. Southern California Gas has committed to exercise these warrants immediately before the closing of this offering for a total exercise price of $3.0 million in cash.

  Private Investors

  In February 1999, two investors, including Michael J. Cudahy, a director of Plug Power, purchased 1,500,000 shares of common stock for a total of $10.0 million. In addition, Mr. Cudahy received a warrant to purchase 400,000 shares of common stock at a price of $8.50 per share. Mr. Cudahy has committed to exercise this warrant immediately prior to the closing of this offering for a total exercise price of $3.4 million in cash. In April 1999 an unrelated investor purchased 299,850 common shares for $2.0 million.

  Line of Credit

  In September 1999, we obtained a commitment letter for a $6.0 million line of credit from KeyBank, National Association. The line of credit will bear interest at the prime rate in effect from time to time, will mature upon the earlier of the closing of this offering or November 30, 1999, and will be collateralized by an assignment of our right to call capital from Mechanical Technology and Edison Development.

Year 2000 Readiness Disclosure

  The statements in the following section include "Year 2000 readiness disclosure" within the meaning of the Year 2000 Information and Readiness Disclosure Act of 1998. The protections of this Act do not apply to claims under the anti-fraud provisions of the federal securities laws.

  Introduction

  The Year 2000 issue relates to the various problems that may result from the improper processing of dates and date-sensitive calculations by computers and other machinery as the year 2000 is approached and reached. These problems arise from hardware and software unable to distinguish dates in the "2000s" from dates in the "1900s" and from other sources such as the use of special codes and conventions in software that make use of date fields. These problems could result in a system failure or miscalculations causing disruptions of operations, including a temporary inability to process transactions, send invoices or engage in other normal business activities. The Year 2000 issue may pose additional problems due to the fact that Year 2000 is a leap year and some computers and programs may fail to recognize the extra day.

  Our State of Readiness

  We have completed a review and evaluation of the potential impact that the change in the date to the Year 2000 will have on our computer systems. As a result of this review, we have determined that all of our major computer systems are able to recognize and appropriately process dates commencing in the Year 2000. Our computer systems are based upon commercial personal computer-based software packages. All such software packages have been examined for their compliance and appropriate upgrades are being purchased and installed. Existing personal computer systems that are not Year 2000 compliant are scheduled for replacement prior to October 1999. We have also completed a review and assessment to identify all other computer-related systems and time dependent processes and have determined that all of our business critical systems have been verified to be Year 2000 compliant. New systems acquired during 1999 have also been reviewed to verify that they are Year 2000 compliant.

  Cost to Address Year 2000 Issues

  Our historical costs to assess our Year 2000 readiness have been negligible. We are not currently able to estimate the final aggregate cost of addressing the Year 2000 issue because funds may be required as a result of future findings. The majority of the costs required to complete our Year 2000 compliance process will be incurred as part of our normal capital asset acquisition program and would have been incurred without consideration of Year 2000 issues. We do not expect these costs to have an adverse effect on our business and financial results.

  Risks Presented by Year 2000 Issues

  Computer systems are also used to operate and monitor our fuel cell systems. However, due to the early stage of commercialization of our fuel cell systems, any potential failures of our test and evaluation systems related to the Year 2000 are not expected to have a material impact on our product development or commercialization schedule. During mid-1999, all key suppliers received a copy of our Year 2000 compliance questionnaire. To date approximately 40% have replied that they are or will be compliant prior to Year 2000. We are re-contacting suppliers that have not yet responded. We plan to have responses from all key suppliers by October 1999. We ask all new suppliers to confirm their Year 2000 compliance. We are contacting all suppliers of equipment and services that may be date- and time-sensitive to verify that their products and equipment will meet with Year 2000 standards. We are unable to fully assess the state of Year 2000 readiness of our suppliers and customers. Given our current development state and our pilot scale production volumes, we do not anticipate that Year 2000 related difficulties in third parties will have a material impact on our business activities or prospects.

  Our Contingency Plans

  We do not have, but we will continue to evaluate the need for, a contingency plan for business risks that might result from Year 2000-related events. As we progress with our Year 2000 readiness plan and identify specific risk areas, we intend to implement appropriate remedial actions and contingency plans.

Recent Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 (SFAS 131), "Disclosure about Segments of an Enterprise and Related Information." SFAS 131 establishes new standards for the way companies report information about operating segments in annual financial statements. The disclosures prescribed by SFAS 131 are effective for the year ended December 31, 1998. We do not believe we operate in more than one segment.

Quantitative and Qualitative Disclosures About Market Risk

  We invest our excess cash in interest-bearing, investment-grade securities that we hold for the duration of the term of the respective instrument. We do not utilize derivative financial instruments, derivative commodity instruments or other market risk sensitive instruments, positions or transactions in any material fashion. Accordingly, we believe that, while the investment-grade securities we hold are subject to changes in the financial standing of the issuer of such securities, we are not subject to any material risks arising from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices or other market changes that affect market risk sensitive instruments.

Forward-looking Statements

  This prospectus contains forward-looking statements. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including product development delays, changing environmental and governmental regulations, the ability to attract and retain employees and business partners, future levels of government funding, competition from other manufacturers of fuel cell systems and from other existing and advanced power technologies, evolving markets for generating electricity and power, the ability to provide the capital required for product development, operations and marketing, and Year 2000 readiness. These factors should be considered carefully and readers should not place undue reliance on our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the "Risk Factors" section and elsewhere is this prospectus could harm our business, operating results and financial condition.

                                    BUSINESS

Overview

  We are a leading designer and developer of on-site, electricity generation systems utilizing proton exchange membrane (PEM) fuel cells for residential applications. Our goal is to become the first mass market producer of residential fuel cell systems by selling 100,000 of our systems per year by 2003. The continued growth in demand for electric power, coupled with the ongoing deregulation of the electric industry, is creating a market opportunity for a variety of distributed, or on-site, generation technologies. We believe that the electricity our residential fuel cell systems will provide to homes can be less expensive, more reliable, more efficiently produced and environmentally cleaner than the electricity provided by the existing electric utility grid and other power generation technologies. We intend to leverage our strategic alliances with General Electric Company and other leading energy companies, as well as with selected product component suppliers, to achieve leadership in residential fuel cell system design, manufacturing, and sales.

  Our Product

  Our residential fuel cell system will be an appliance, initially about the size of a refrigerator, that will produce electricity through a clean, efficient process without combustion. Our system will receive fuel from a home's existing natural gas line or propane tank, convert the fuel into a hydrogen-rich stream, and then combine it with oxygen from the air in a chemical reaction that produces electric power. Our initial residential systems will be designed to supply 7 kW of baseload power, 10 kW of peak power, and 15 kW of surge load capacity, which will provide the full electricity needs of a home, although the home can remain connected to the electric grid for back-up purposes. We plan to bring our first residential fuel cell systems to market in 2001, and, by 2003, we expect to offer different model sizes designed to meet the specific power needs of various market segments.

  Our Investors

  We were formed in June 1997 as a joint venture to further the development of fuel cells for electric power generation in residential and other applications. To date, our current stockholders in the aggregate have invested $45.9 million in cash and $34.5 million in real estate, in-process research and development, distribution and other agreements, and other in-kind contributions. Certain of our current stockholders have committed to invest an additional $84.9 million in cash upon the exercise of outstanding warrants and purchase rights immediately before the closing of this offering. Our current stockholders include:

  . GE On-Site Power, Inc., a subsidiary of General Electric Company that operates within General Electric's GE Power Systems business, one of the world's leading suppliers of power generation technology, energy services, and energy management systems;

  . Edison Development Corporation, a subsidiary of DTE Energy Company, a diversified energy company involved in the development and management of energy-related businesses and services and the parent company of Detroit Edison, Michigan's largest electric utility;

  . Southern California Gas Company, a subsidiary of Sempra Energy and the nation's largest regulated natural gas distribution utility in terms of customers served; and

  . Mechanical Technology Incorporated, a manufacturer of advanced test and measurement products for commercial and military customers and an early developer of fuel cell technology.

  Since inception, we have been awarded approximately $40.0 million in federal and state government contracts related to PEM fuel cell research. Substantially all of these government contracts relate to PEM fuel cell research and development with a focus on automotive applications. We believe most of the technology developed under these government contracts is transferable to residential fuel cell applications.

  Our Alliance with General Electric Company

  General Electric has selected Plug Power to be its exclusive supplier of fuel cell systems for residential and commercial applications under 35 kilowatts
(kW). In February 1999, we entered into an agreement with GE On-Site Power to create GE Fuel Cell Systems, LLC, a joint venture owned 75% by GE On-Site Power and 25% by Plug Power, which is dedicated to marketing, selling, installing and servicing Plug Power fuel cell systems. Except for distribution rights we granted to Edison Development for the states of Illinois, Indiana, Michigan, and Ohio, GE Fuel Cell Systems is the exclusive global distributor and servicer of our systems. We believe that our strength in fuel cell system design and development, coupled with General Electric's brand name, worldwide sales and distribution network, service capabilities, and commitment to the commercialization of our fuel cell technology, will allow us to bring the first and best residential fuel cell system to market and, by doing so, establish the industry standard for this new product.

  Product Development

  We plan to achieve mass market distribution of our residential fuel cell systems by 2003, which we define as manufacturing and selling 100,000 units or more in a single year. To date, we have achieved the following major milestones along our product development and commercialization schedule:

   Date           Milestone
   ----           ---------
   June 1998      Powered a three-bedroom home with a hydrogen-fueled
                  residential fuel cell system

   November 1998  Demonstrated a methanol-fueled residential fuel cell system

   December 1998  Selected to design and manufacture 80 test and evaluation residential fuel cell systems for the State of New York for installation at various test sites over the next two years

   December 1998  Demonstrated a natural gas-fueled residential fuel cell system

   February 1999  Entered into agreement with GE On-Site Power to distribute and service our residential fuel cell systems

   June 1999      Began construction of a state-of-the-art, 51,000 square foot manufacturing facility in Latham, New York

   June 1999      Hired our 250th employee, up from 22 employees at inception

   August 1999    Powered a three-bedroom home with a residential fuel cell
                  system connected to its existing natural gas pipeline

   September 1999 Filed our 50th patent application relating to fuel cell technology, system designs and manufacturing processes

Changes in the Power Industry

  Industrialized societies are dependent upon reliable, on-demand electric power. Worldwide, electricity consumption has grown rapidly in response to economic development. Uses for electricity have grown as all segments of society have taken advantage of its general availability, reliability and convenience, particularly as movement towards service-based economies increases the reliance on computers and other electronics. According to the United States Department of Energy, electricity consumption in the United States has grown tenfold during the second half of the century, from approximately 300 million kilowatt-hours in 1949 to more than three billion kilowatt-hours in 1997.

  Demand for electricity is expected to continue to grow as the economies of the United States and other industrialized nations expand. At the same time, developing nations will need additional electricity and, in some cases, basic energy infrastructure to improve their standards of living. The Department of Energy reports that developing nations account for approximately 85% of the world population, but only 46% of the world's fossil fuel electricity consumption. Nearly two billion people in the world, approximately 35% of the global population, still do not have electricity.

  Historically, demand growth has been met by expansion of the existing infrastructure, including additional investments in centralized generating plants, high-voltage transmission lines and distribution wires. Reliance upon this infrastructure has been and continues to be problematic for a number of reasons. First, according to the Department of Energy, capacity reserve margins have decreased from 33% in 1982 to 15% in 1997, indicating the increased potential for power outages during peak periods. Second, some areas of the country are experiencing capacity constraints and weather-related outages due to the nature of the existing transmission and distribution system. Finally, there is difficulty in finding suitable locations for additional generating plants and transmission towers, because of environmental concerns regarding emissions from generating plants and local zoning laws.

  Utility deregulation is creating new challenges and opportunities in the electric power industry in the United States and internationally. Due in part to regulatory changes designed to encourage competition, vertically integrated utilities are being separated into their generation, transmission and distribution components. New entrants have become significant participants in the generation of electricity as the industry moves toward open competition. In the United States, regulatory organizations at the federal, state and local level are revising how electric service is provided. Customers in many states have or will soon have the chance to choose their electricity provider. Internationally, in countries such as the United Kingdom where deregulation of the electric industry has already occurred, industrial and commercial customers have been the primary beneficiaries of increased competition, while residential consumers have generally not benefited.

  The evolving competitive industry environment, coupled with consumer demand for more reliable, more accessible and more competitively priced sources of electric power, is driving traditional energy providers to develop new strategies and seek new technologies for electricity generation, transmission and distribution.

Plug Power's Solution

  We believe our residential fuel cell systems will enable electric utilities and other energy suppliers to meet increasing residential electricity demand in a cost-effective, reliable, efficient and environmentally friendly manner while avoiding the costs and problems associated with installing and maintaining traditional generation, transmission, and distribution infrastructure. We believe residential consumers who acquire or utilize our systems will benefit from potential cost savings, as well as from high reliability and efficiency.

  Benefits to Energy Providers

  We believe our systems will offer the following benefits to natural gas and propane distributors, rural electric cooperatives, electric utilities, and other energy providers:

  . Lower Capital Costs and Decreased Investment Risk. Our residential fuel cell systems will be installed on-site and will supply power directly to a home's electric system. Consequently, electric utilities can employ our fuel cell systems to decrease capital expenditures by deferring or eliminating the expansion, repair or replacement of generation, transmission and distribution assets.

  . Better Utilization of Existing Fuel Distribution Infrastructure. Use of our natural gas- and propane-fueled systems will increase consumption of these fuels over the course of the year, enabling distributors of these fuels to better utilize their existing assets and mitigate the seasonality of their businesses.

  . Environmental Benefits. Energy providers are facing increasing governmental pressures to provide environmentally clean power generation systems. Fuel cell systems generate electricity through a chemical process that produces water, useable heat, some carbon dioxide and negligible levels of other pollutants as by-products. By contrast, conventional power plants burn fossil fuels to create electricity, emitting sulfur and nitrogen oxides, relatively higher levels of carbon dioxide, particulate matter, unburned hydrocarbons and heat pollution.

  Benefits to Residential Consumers

  We believe our systems will offer the following benefits to residential consumers:

  . Potential Savings. Due to our system's high energy efficiency and on-site location, we expect that consumers who purchase our system directly, or who utilize a system purchased by an energy provider, will be able to obtain electricity at or below residential grid rates in many regions.

  . Better Reliability. Our residential fuel cell system will generate electricity at the home. As a result, it will not be as susceptible to weather-related or capacity-driven outages, which are inherent problems for traditional central generation and/or transmission and distribution systems.

  . Higher Efficiency. Fuel cells convert fuel directly into electricity through an on-site chemical reaction. By contrast, a typical central generation combustion process requires a series of steps, each of which results in energy losses. As a result, fuel cells can deliver electricity to a home more efficiently than the grid.

  . Co-Generation Potential. Our systems will produce heat as a by-product. In the future, we plan to modify our basic system to use that excess heat to supplement traditional residential hot water and space heating systems, thereby significantly increasing total system efficiency and providing expected cost savings for consumers.

Our Strategy

  Our business strategy focuses on combining existing fuel cell technology with improvements in system integration, component design, and manufacturing processes to achieve the low-cost manufacturing capability necessary to bring our product to the mass market. The key components of this strategy are:

  . Focus on residential applications. We have selected the residential market as our primary focus because we believe it will be the first mass market in which fuel cell products will be economically viable. We also chose the residential market because of its large size, industry trends favoring distributed generation, and the range of benefits our fuel cell systems can provide to energy providers and consumers. We believe we can achieve manufacturing cost reductions that will make our systems commercially viable by the end of 2001.

  . Develop low-cost manufacturing capability and processes. We have focused our efforts on utilizing technology and designs that are conducive to low-cost mass manufacturing. Our strategy is to create a network of selected suppliers who, with our help, can design and develop subsystems and components that meet our cost, performance and quality specifications. Based on our commercialization schedule, we believe that we can purchase our components in larger volumes from these suppliers beginning in 2000, which should further lower costs. Internally, we will focus on overall system design, component and subsystem integration, final assembly and quality control. We have nearly completed construction of a 51,000 square foot manufacturing facility that will enable us to develop our manufacturing capabilities and implement more efficient manufacturing processes as we move toward the commercialization stage.

  . Utilize General Electric's product development expertise and purchasing capabilities. Under our product development agreement with General Electric, we will consult with appliance manufacturing and plant design experts from General Electric to complete the design of our first commercial system. To enhance our ability to meet General Electric's quality control standards, we will also purchase technical support services from General Electric in the areas of engineering, testing, manufacturing and quality control services. We believe this collaboration will provide us with the engineering, testing and analytical resources to develop a superior product more rapidly. We will also be able to utilize General Electric's purchasing power to lower our component costs.

  . Leverage our strategic alliance with General Electric to achieve market leadership. We believe our strategic alliance with General Electric gives us a substantial competitive advantage by providing an immediate worldwide marketing, distribution and servicing capability. GE Fuel Cell Systems is developing a global network of qualified resellers who will distribute our systems to consumers, co-branded with both the General Electric and Plug Power brand names. We believe that this co-branding strategy will give us immediate recognition in the market and speed consumer acceptance of our systems. Once in the market, GE Fuel Cell Systems' coordination of the installation, servicing and maintenance of our systems will also be an important factor in developing consumer confidence in a new, high-technology product. As a result, we expect to achieve our goals of being the first company to bring a residential fuel cell system to market and to become the market leader.

  . Acquire or license complementary technologies. Our goal is to manufacture the best residential fuel cell system as quickly as possible, whether we develop components and subsystems internally or obtain them from third party suppliers. Accordingly, we regularly review strategic opportunities to acquire or license technologies that can advance the development of low-cost system components and subsystems.

  . Capitalize on our experience in the residential market to develop other fuel cell applications, including automotive applications. We believe that the fuel cell technology, system designs and manufacturing processes that we develop and acquire during the course of commercializing our initial residential systems, as well as the experience gained under government contracts, can be leveraged to develop other fuel cell applications, including combined heat and power applications, emergency back-up systems and automotive applications. We have a team of engineers dedicated to the study and development of the technical criteria for automotive applications, such as rapid start-up, light weight, quick response and low cost, and to the development of fuel cell systems for automotive applications. We do not anticipate commercial production of automotive applications until at least 2006 and expect that revenues from automotive applications will be less than 5% of our total revenues annually through 2006.

Product Development and Commercialization Process

  We are implementing our product development plan in four phases. Our cash requirements during this time period will depend on numerous factors, including the progress of our product commercialization activities, and the pace at which we hire and train our production staff, develop and expand our manufacturing capacity and expand our research and development activities. We believe that our current cash balances, the proceeds from the exercise of warrants and other purchase rights immediately before the closing of this offering, and the net proceeds from this offering will provide us with sufficient capital to fund operations through 2001.

  . Phase 1--Research, Development and Engineering. Our 56,000 square foot research and development facility, one of the largest fuel cell development laboratories in the world, contains over 70 test stations where we conduct design optimization and verification testing, rapid-aging testing, failure mode and effects analysis, multiple technology evaluations, and endurance testing in our effort to accelerate the development and commercialization of our fuel cell systems. Since our inception, we have shown considerable progress in our product development, including demonstrating laboratory systems running on methanol and natural gas and powering a three-bedroom home with a residential fuel cell system fueled from the home's existing natural gas line. Through the end of 1999, we will focus on developing and testing residential fuel cell systems, both in the laboratory and at selected test sites, to obtain data that can help us advance the design and construction of low-cost systems. We will also be selecting suppliers to provide components and subsystems for our pre-commercial and commercial systems on a long-term basis. During 1999, we expect to produce approximately 50 natural gas-fueled test and evaluation systems built to varying specifications in order to test different system design elements. These systems will be evaluated in our laboratories and at selected test sites. Based on the data we obtain from these field trials, we will determine the final design of our pre-commercial product.

  . Phase 2--Pre-Commercial Testing. In early 2000, we expect to begin small-scale production of our pre-commercial systems. GE Fuel Cell Systems has committed to purchase 485 of these systems and is expected to place them with its local market distribution partners. All of these partners will be expected to participate in field trials and evaluations designed to test system design and performance, as well as customer preferences. We intend to use this data to optimize product design and speed commercialization and mass market acceptance. During this period we also expect to complete development of a propane-fueled system.

  . Phase 3--Manufacturing and Commercialization. In 2001, we intend to begin producing our first commercial fuel cell systems for residential use. These systems will include any necessary modifications identified during pre-commercial testing. During this period, we also intend to expand our manufacturing capabilities, beginning large scale commercial production while continuing to refine our low-cost manufacturing processes. By 2003, we believe we will be manufacturing over 100,000 systems per year.

  . Phase 4--Next Generation Models. In 2003, when we expect to have achieved mass market production of our basic systems, we intend to produce new models offering enhanced features, including models with co-generation capabilities. In July 1999, we entered into a Collaboration Agreement with Joh. Vaillant GmbH u. Co. to develop a residential combined heat and power system for commercial introduction in Europe. Vaillant is a leading European heating technology company and offers its customers a complete range of products for central heating and hot water. The Collaboration Agreement is contingent upon the successful negotiation and execution of supply and distribution arrangements, as well as product development arrangements, among Plug Power, Vaillant, and GE Fuel Cell Systems.

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

Manufacturing

  Our goal is to mass manufacture reliable and safe residential fuel cell systems at the lowest cost. We have made, and expect to continue to make, technological improvements that reduce the cost to produce our systems. We are focusing our efforts on overall system design, component and subsystem integration, assembly, and quality control processes. We have also begun to establish a manufacturing infrastructure by hiring assembly and related support staff, installing a new management information system, and developing our manufacturing processes, including defining work centers and related responsibilities. In November 1999, we expect to complete construction of our new 51,000 square foot manufacturing facility, adjacent to our development laboratories, that will allow us to begin large-scale manufacturing of our pre-commercial and initial commercial systems.

  We plan to utilize third-party suppliers who, with our assistance, can design, develop and/or manufacture subsystems and components that achieve our cost and reliability targets. We plan to perform significant quality testing before we integrate any third-party subsystems and components into our final assembled fuel cell system. We will also take advantage of General Electric's volume purchasing capabilities to procure low-cost parts and components. As we move toward the commercialization stage we will begin to shift our focus from research and development to high volume production.

  Based on our commercialization plan, we anticipate that our existing facilities and our new manufacturing plant will provide sufficient capacity through 2001, and that we will need to develop or build additional capacity in order to achieve mass market production by 2003.

Distribution and Marketing

  Plug Power will serve as GE Fuel Cell Systems' exclusive worldwide supplier of fuel cell systems designed for residential and commercial applications under 35kW. We believe that most residential applications and many small commercial applications require less than 35kW. GE Fuel Cell Systems will have the exclusive worldwide rights to market, distribute, install and service our systems (other than in the states of Illinois, Indiana, Michigan and Ohio, in which Edison Development will be our exclusive distributor). Under this arrangement, we will sell our systems directly to GE Fuel Cell Systems, which, in turn, will utilize General Electric's worldwide sales and distribution network to identify qualified resellers who can distribute and service these systems. Plug Power systems sold through GE Fuel Cell Systems will be co-branded with both the General Electric and Plug Power names and trademarks, and may also carry the brand of the local reseller.

  The following chart summarizes how we expect GE Fuel Cell Systems to distribute our residential fuel cell systems to consumers:





[A chart appears with a graphic depiction of the Plug Power and GE Fuel Cell Systems distribution with Plug Power at the top of the chart;
GE Fuel Cell Systems, LLC (Distributor) on the next level; Natural Gas Distributors, Propane Distributors, Rural Electric Cooperatives, Electric Utilities and New Market Entrants listed as Resellers on the next level;
and on the final level a box captioned "Markets" under which are listed (i) Early Target Markets (2001-2002) of Homes serviced by rural electric cooperatives, Homes in urban and suburban load packets, High-consumption households, Owners and builders of remote homes and Dissatisfied utility customers, and (ii) Mass Markets (2003 and beyond) of Homes utilizing natural gas, New homes and Homes in countries with inadequate or no existing electric power infrastructure. Each of these boxes is connected by downward arrows to the next level.]

  Targeted Resellers

  We expect that GE Fuel Cell Systems' resellers will have, on a regional and local basis, pre-existing customer bases, billing and service capabilities, brand recognition, market credibility, and regulatory expertise. Through the use of these qualified resellers, we believe that GE Fuel Cell Systems will be able to quickly penetrate multiple markets, avoid costly investment in sales and support resources, leverage its sales organization, and accelerate the technology acceptance process.

  Potential resellers include the following:

  . Natural Gas Distributors. By marketing our natural gas-fueled residential fuel cell systems within their distribution territories, we believe natural gas distributors can increase overall gas consumption and pipeline utilization, enabling them to develop stronger customer relationships, mitigate the seasonality of their business and enhance their overall revenue stream.

  . Propane Distributors. Propane distributors also should be able to leverage their existing infrastructure to increase revenue and mitigate seasonality. Since propane is generally delivered by truck to a widespread customer base, the potential for increasing the number of customers serviced and/or the amount of propane distributed per delivery route should decrease distributors' marginal service costs.

  . Rural Electric Cooperatives. Generally, rural electric cooperatives serve a geographically dispersed customer base. We expect that our on-site, residential fuel cell systems will enable these cooperatives to meet their service obligations to customers without incurring the substantial cost of extending, maintaining or replacing electricity distribution lines.

  . Electric Utilities. Electric utilities can selectively install on-site fuel cell systems to meet increased electricity demand in remote areas or in urban and suburban areas referred to as "load pockets," which suffer from frequent capacity-driven outages. By doing so, they can reduce the costs associated with installing and operating new infrastructure or modifying or repairing existing infrastructure.

  . New Market Entrants. The ongoing deregulation of the electric utility industry and the accompanying introduction of consumer choice are spawning new market entrants into the retail electric market, including gas and power marketers, unregulated affiliates of utilities, appliance distributors, and energy service companies. As these new market entrants seek to achieve a market presence, we expect that the relatively low capital cost and ease of installation of our fuel cell systems will make this distributed form of electricity supply particularly attractive.

  Potential resellers will be required to purchase fuel cell systems only from GE Fuel Cell Systems and to commit to minimum purchase requirements. To date, GE Fuel Cell Systems has entered into memoranda of understanding with potential resellers, including NJR Energy Holdings Corporation, an affiliate of New Jersey Natural Gas Company, and Flint Energies, a Georgia-based rural electric cooperative. We expect GE Fuel Cell Systems to enter into similar arrangements with selected resellers around the world.

  GE Fuel Cell Systems will focus on creating brand and product awareness at the consumer level through media advertising, trade shows and other mass marketing channels. Resellers are expected to augment this effort through local advertising, mass mailings, catalog sales, educational seminars, promotional pricing for systems or fuel, and bundled service offerings. Resellers may also work with building contractors, financial institutions and other intermediaries to create cost-effective programs to reach consumers.

  Targeted Early Markets

  Together with GE Fuel Cell Systems, we have conducted a preliminary evaluation of target markets and potential customers, taking into account such factors as average household electricity usage, ability to pay, power availability and quality, availability of fuel, the prices of electricity and natural gas, penetration of competing distributed generation technologies, new capacity requirements and the cost of new capacity additions. Based on this evaluation, we intend to target the following market segments during 2001 and 2002 for our first commercial fuel cell systems:

  . Homes served by rural electric cooperatives. A rural electric cooperative may choose to install fuel cell systems in homes rather than incurring the cost to extend, maintain or replace existing power distribution lines.

  . Homes in urban and suburban load pockets. Electric utilities serving urban and suburban load pockets may install our systems in selected homes to lessen the frequency of capacity-driven outages.

  . High-consumption households. Many high-consumption households place importance on power quality, particularly with their increased use of home computers and other electronics. Our systems, which are designed to independently power the home while maintaining a grid connection as backup, should provide a compelling solution to power quality and reliability concerns.

  . Owners and builders of remote homes. Building contractors and homeowners often have the flexibility to choose how power will be provided to the home. For many of these homes in remote areas, fuel cell systems can be a cost effective and reliable alternative to new distribution infrastructure, backup generators, or other alternative power sources.

  . Dissatisfied utility customers. Some homeowners are dissatisfied with the reliability and expense of the electricity and service provided by the local utility company. We believe these homeowners will be willing to try an easy-to-install alternative that could provide added reliability without requiring them to disconnect from the grid altogether.

  Mass Markets

  After introducing our first commercial systems in 2001 to our targeted early markets, we believe that we will gain the experience and capabilities necessary to lower the cost of our systems, expand our manufacturing capacity and, through GE Fuel Cell Systems, to extend our sales efforts to the mass market beginning in 2003. Our targeted mass market segments will include:

  . Homes utilizing natural gas. According to the National Gas Supply Association, more than half of all homes in the United States and over 60% of newly constructed homes in the United States use natural gas for heating and appliances. In areas with existing natural gas lines, the cost of electricity from our natural gas-fueled residential fuel cell systems may compare favorably to the cost of electricity from the grid.

  . New homes. According to the United States Department of Housing and Urban Development, 1.2 million single family houses were constructed in the United States in 1998. Our residential fuel cell systems will offer contractors and homeowners the opportunity to build developments or individual homes powered by fuel cells rather than by the electric grid.

  . Homes in countries with inadequate or no existing electric power infrastructure. According to the World Bank, there are nearly two billion people worldwide without electricity. In addition, many countries have existing centralized electric power infrastructures that are unreliable and outdated. Many of these developing countries do not have the means to build or upgrade large, central power generation plants and accompanying transmission and distribution networks to serve a broad customer base. These countries may selectively purchase and deploy fuel cell systems to supply electricity where it is most needed as an alternative to major capital investment.

  Installation, Servicing and Maintenance

  GE Fuel Cell Systems has committed to provide complete product support for Plug Power systems through its own service structure, reseller service network, and contracts with third party service providers. We believe potential third party service providers will include companies with existing national service infrastructures, as well as regional companies with strong reputations and service capabilities. Selected providers will be required to meet General Electric's quality standards and customer needs of timeliness, quality and cost-effectiveness.

  GE Fuel Cell Systems' service program is expected to be closely coordinated with the introduction of Plug Power's fuel cell systems, so that a sufficient level of installation, maintenance, and customer support service will be available in all areas where our systems are sold. We also expect that GE Fuel Cell Systems will provide the warranty service for our products according to terms to be mutually agreed upon by Plug Power and GE Fuel Cell Systems. We will review GE Fuel Cell Systems' service plan and suggest modifications based on the pace of product development and field test results. We expect that GE Fuel Cell Systems' service plan will be completed and the requisite service contracts in place prior to the release of our commercial units in 2001.

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

Fuel Cell Technology and Fuel Cell Systems

  A fuel cell is a device that combines hydrogen, derived from a fuel such as natural gas, propane, methanol or gasoline, and oxygen from the air to produce electric power without combustion. Plug Power fuel cells consist principally of two electrodes, the anode and the cathode, separated by a polymer electrolyte membrane. Each of the electrodes is coated on one side with a platinum-based catalyst. Hydrogen fuel is fed into the anode and air enters through the cathode. Induced by the platinum catalyst, the hydrogen molecule splits into two protons and two electrons. The electrons from the hydrogen molecule are conducted around the membrane creating an electric current. Protons from the hydrogen molecule are transported through the polymer electrolyte membrane and combine at the cathode with the electrons and oxygen from the air to form water and produce heat.

  The following diagram illustrates how fuel cells work:

   [A Diagram appears with a graphic depiction demonstrating the process by which hydrocarbon fuels are passed through a PEM membrane in order to produce electricity, water and heat and the following words appear in the diagram:

HOW FUEL CELLS WORK; Fuel cells extract hydrogen ions from hydrocarbon fuels and combine them with oxygen to generate power...; Hydrogen molecules; Electrons; Protons; Electricity; PEM Membrane; Electricity is generated via an electrochemical process versus traditional combustion...; Oxygen (from air); Water; Heat; The output from the process includes electricity, water and heat.]

  To obtain the desired level of electric power, individual fuel cells are combined into a fuel cell stack. Increasing the number of fuel cells in a stack increases the voltage, while increasing the surface area of each fuel cell increases the current. Our initial residential systems will provide 7kW of baseload power, 10kW of peak power and 15kW of surge load capacity.

  We plan to design our fuel cell systems to last approximately 15 to 20 years, with major component maintenance and replacements scheduled to occur every four to seven years. Items such as air filters will require annual replacement. The chart below sets forth a brief description of our systems' components and subsystems:

 Component or Subsystem            Description
 ----------------------            -----------
 Fuel reformer (processor)         Converts or reforms the specified
                                   hydrocarbon fuel, such as natural gas,
                                   propane, methanol or gasoline, into a
                                   hydrogen-rich stream for use in the fuel
                                   cell stack. Design may differ based upon the
                                   type of fuel used.

 Fuel cell stack                   Produces electricity in a chemical reaction
                                   by combining hydrogen with oxygen.
 Power conditioner (inverter)      Converts the direct current, or DC,
                                   electricity created by the fuel cell stack
                                   into alternating current, or AC, electricity
                                   for use in the home. Also designed to handle
                                   voltage spikes, as well as distortions
                                   caused by the concurrent use of multiple
                                   appliances. Design may differ based upon the
                                   country in which it will be used.

 Fuel supply subsystem             Connects the fuel supply to the fuel
                                   reformer and filters out unwanted sulfur and
                                   other fuel contaminants.

 Air supply subsystem              Supplies filtered air to both the fuel
                                   reformer and the fuel cell stack.

 Water management loop             Supplies humidification water to the fuel
                                   cell stack to prevent the system from drying
                                   out and reaction water to the fuel reformer
                                   to facilitate the conversion of the fuel to
                                   hydrogen.

 Thermal management system         Regulates the operating temperature of both
                                   the fuel reformer and the fuel cell stack to
                                   ensure optimum performance.

 Microprocessor-based control unit Monitors system parameters and provides control signals to the various subsystems to maintain efficient operation. Also signals need for service or maintenance.

 Battery Powers the system from initial start until the fuel cell stack warms up to appropriate temperature and also provides 3 kilowatt-hours of back-up power. Recharges while system is in use.

  The following diagram illustrates how a Plug Power fuel cell system produces electricity:

  [A Chart appears showing the components of the residential fuel cell system, and the following words appear: Natural Gas; Air; Fuel Processor; Hydrogen; Fuel Cell Stack; Controller; DC Electricity; DC AC Inverter; 120/240 VAC Current; Heat and Water].

Proprietary Rights

  Fuel cell technology has existed since the 19th century, and PEM fuel cells were first developed in the 1950s. Consequently, we believe that neither we nor our competitors can achieve a significant proprietary position on the basic technologies used in fuel cell systems. However, we believe the design and integration of the system and system components, as well as some of the low-cost manufacturing processes that we have developed, can be protected. Accordingly, our overall intellectual property development and protection strategy has the following components:

  . Maximize protection of our internally developed processes and designs. Our goal is to encourage employees to develop promising ideas with potential business impact and then protect these ideas as patents or trade secrets. To date, we have three issued patents and 47 patents pending. These patents cover, among other things, fuel cell components that reduce manufacturing part count, fuel cell system designs that lend themselves to mass manufacturing, improvements to fuel cell system efficiency, reliability, and longer system life, and control strategies, such as added safety protections and operation under extreme conditions. Each of our employees has agreed that all inventions made or conceived while an employee of Plug Power which are related to or result from work or research that Plug Power performs will remain the sole and exclusive property of Plug Power, whether patented or not.

  . Monitor relevant patents issued for their impact on the development of our systems. We actively monitor issued patents and other patent actions that may impact the development of fuel cell systems. We also seek to ensure that the components manufactured for us by third parties do not infringe on patents covered by others. Our experts in the various technical fields assess these inventions for possible interference with

     Plug Power technology. Based on our assessments to date, we do not believe that patents issued to other parties will prevent us from reaching our strategic goals.

  . Purchase selected intellectual property rights. We regularly review strategic opportunities to acquire or license technologies that can advance the development of low cost system components and subsystems.

Competition

  There are a number of companies located in the United States, Canada and abroad that are developing PEM fuel cell technology. Ballard Power Systems Inc., a publicly traded company located in Vancouver, British Columbia, has been developing PEM fuel cell technology since the mid-1980s and has attracted substantial funding from a number of partners, including DaimlerChrysler AG and Ford Motor Company. A number of major automotive and manufacturing companies also have in-house PEM fuel cell development efforts. To the extent publicly disclosed, the primary efforts of many of these companies, including Ballard and International Fuel Cells Corporation, a subsidiary of United Technologies Corporation, appear to have been directed toward the development of fuel cell systems for automotive and large stationary power applications. Although we believe approximately 10 companies have established residential fuel cell system development programs, we believe they are still in the research and development stage and have not yet developed the product manufacturing and distribution infrastructure necessary to reach commercialization.

  We also compete with companies that are developing other types of fuel cells. There are four types of fuel cells other than PEM fuel cells that are generally considered to have viable commercial applications: phosphoric acid fuel cells, molten carbonate fuel cells, solid oxide fuel cells and alkaline fuel cells. Each of these fuel cells differs in the component materials, as well as in its overall operating temperature. While all fuel cell types have environmental and efficiency advantages over traditional power sources, we believe that PEM fuel cells can be manufactured less expensively and are more efficient and more practical in small-scale applications.

  Our systems will also compete with other distributed generation technologies, including microturbines and reciprocating engines, available at prices competitive with existing forms of power generation. We believe that our fuel cell systems will have a competitive advantage in that they can be more easily scaled to residential size and will be more efficient in handling the load profile of residential customers. We also believe that they will be quieter, environmentally cleaner, more efficient, and less expensive to install, service and maintain. Our systems will also compete with solar and wind-powered systems.

  Once we begin selling our systems, we intend to compete primarily on the basis of cost, reliability, efficiency and environmental considerations.

Government Regulation

  We do not believe that we will be subject to existing federal and state regulatory commissions governing traditional electric utilities and other regulated entities. We do believe that our product and its installation will be subject to oversight and regulation at the local level in accordance with state and local ordinances relating to building codes, safety, pipeline connections and related matters. Such regulation may depend, in part, upon whether a system is placed outside or inside a home. At this time, we do not know which jurisdictions, if any, will impose regulations upon our product or installation. We also do not know the extent to which any existing or new regulations may impact our ability to distribute, install and service our product. Once our product reaches the commercialization stage and we begin distributing our systems to our target early markets, federal, state or local government entities or competitors may seek to impose regulations. We intend to encourage the standardization of industry codes to avoid having to comply with differing regulations on a state-by-state or locality-by-locality basis.

Facilities

  Our principal executive offices are located in Latham, New York. At our 36 acre campus, we own a 56,000 square foot research and development center and a 32,000 square foot office building that we are currently leasing to Mechanical Technology until December 1999, and are in the process of constructing a 51,000 square foot manufacturing facility. We own all of our facilities and believe that they are sufficient to accommodate our anticipated growth through at least 2001.

Employees

  As of September 30, 1999, we had a total staff of approximately 280, including approximately 230 full-time employees, of which approximately 120 were engineers, scientists, and other degreed professionals. We consider our relations with our employees to be good.

Legal Proceedings

  We may from time to time be involved in legal proceedings in the ordinary course of our business. We are not currently involved in any pending legal proceedings that, either individually or taken as a whole, could harm our business, prospects, results of operations, or financial condition.

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

                                   MANAGEMENT

Executive Officers, Key Employees and Directors

  Our executive officers, directors, director-nominees, and key employees, their positions and their ages as of September 30, 1999, are as follows:

Name                      Age Position
----                      --- --------
Executive Officers and
 Directors
Gary Mittleman..........  46  President, Chief Executive Officer and Director
William H. Largent......  44  Chief Financial Officer and Treasurer
Gregory A. Silvestri....  39  Senior Vice President--Operations
Louis R. Tomson.........  59  Senior Vice President--Corporate Development
Dr. William P. Acker....  38  Vice President of Technology and Product Development
Dr. Manmohan Dhar.......  52  Vice President and Chief Engineer of the Residential Program
Michael J. Cudahy.......  75  Director
Anthony F. Earley, Jr...  49  Director
Larry G. Garberding.....  60  Director
George C. McNamee.......  52  Chairman
Dr. Walter L. Robb......  71  Director
Robert L. Nardelli......  51  Director-nominee
Key Employees
Dr. Glenn A. Eisman.....  48  Chief Technology Officer
Dr. William D. Ernst....  60  Vice President and Chief Scientist
Russel H. Marvin........  32  Vice President of Component Engineering and Design
Ana-Maria Galeano.......  31  General Counsel and Corporate Secretary

  Gary Mittleman has served as President and Chief Executive Officer since June 1997 and as a director since August 1999. From October 1993 to June 1997, Mr. Mittleman was the President of Edison Development Corporation, a wholly owned subsidiary of DTE Energy Company, where he directed business development efforts. Mr. Mittleman previously served as Manager of Corporate Strategy at Ameritech, a telecommunications company. Prior to that he was employed at Booz Allen & Hamilton, a consulting firm, in its commercial practice area and at American Can Company. Mr. Mittleman received his Bachelor of Arts degree in Mathematics and Master of Science degree in Mechanical and Aerospace Engineering from the University of Rochester and a Master of Business Administration degree, with honors, from the University of Chicago. Mr. Mittleman is a trustee of the Albany Institute of History and Art and a trustee of the Eastern New York State Chapter of the Nature Conservancy.

  William H. Largent has served as Chief Financial Officer and Treasurer since May 1999. From May 1997 to May 1999, Mr. Largent served as Senior Vice President, Operations and Chief Financial Officer of Applied Innovation Inc., a leading provider of mediation and data communications products for the management of telecommunications providers' customer service networks. From 1994 to April 1997, Mr. Largent served as the Executive Vice President and Chief Financial Officer of Metatec Corporation, an information services company engaged in optical disc manufacturing and distribution, software development and network services. Mr. Largent also served as a director of Metatec from 1990 until 1997. From 1990 to 1993, Mr. Largent was President of Liebert Capital Management Corporation, a private investment management and consulting company. Mr. Largent is a director of Applied Innovation, Inc. and until July 1999, was also a director AmeriLink Corporation, a company (subsequently merged into Tandy Corp.) that designs, constructs, installs and maintains cabling systems for transmission of audio, video and data on a national basis. Mr. Largent, a certified public accountant, received his Bachelor of Science degree in accounting from Franklin University.

  Gregory A. Silvestri has served as Senior Vice President--Operations since June 1999. In that capacity, Mr. Silvestri manages the full range of manufacturing activities, develops the strategy and structures alliances with key component suppliers, and manages the sales and marketing interactions with Plug Power's distribution partners. From May 1991 to May 1999, Mr. Silvestri served in a number of senior general management positions responsible for North American and Asia-Pacific operations for Norton Company, an operating unit of Saint-Gobain Corporation that supplies engineered materials to a variety of industries. Prior to that time, Mr. Silvestri served as an Engagement Manager within the Industrial Practice Group of McKinsey & Company. Mr. Silvestri received his Bachelor of Science and Engineering degree in Chemical Engineering from Princeton University and a Masters in Business Administration degree, with honors, from the University of Virginia.

  Louis R. Tomson has served as Senior Vice President--Corporate Development since January 1999. In that capacity, Mr. Tomson manages business development, government relations and legal affairs. From January 1995 to January 1999, Mr. Tomson was Deputy Secretary and subsequently First Deputy Secretary to Governor George E. Pataki of the State of New York. Mr. Tomson was also the Governor's Chief Policy Maker for energy and communications and served as the Governor's liaison to New York's Public Service Commission and to New York's more than 60 public authorities. From 1992 to December 1994, Mr. Tomson was a partner in the law firm of Plunkett & Jaffe in New York, New York. Mr. Tomson currently serves as the Chairman of the New York State Thruway Authority. Mr. Tomson received a Bachelor of Arts degree from Columbia College and a Bachelor of Law degree from Columbia Law School.

  Dr. William P. Acker has served as Vice President of Technology and Product Development since October 1997. In that capacity, Dr. Acker manages the development of Plug Power's fuel cell products as well as the ongoing development of next generation fuel cell technology. From 1990 to October 1997, Dr. Acker served in several positions for Texaco, including Global Manager for Engineering and Product Testing. Dr. Acker received a Bachelor of Science degree from Rensselaer Polytechnic Institute and a Master of Science, Master of Philosophy and Ph.D. in Applied Physics and Engineering from Yale University.

  Dr. Manmohan Dhar has served as Vice President and Chief Engineer of the Residential Program since November 1998. In that capacity, Dr. Dhar is responsible for managing the development of low-cost, highly reliable fuel cell systems for residential electric power generation. From June 1997 to November 1998, Dr. Dhar served as our Director of Residential Programs. From 1978 to June 1997, Dr. Dhar worked in various positions at Mechanical Technology Incorporated, including as Chief Engineer for its Stirling Space Power Program, an effort to develop a 12.5 kW power generation system as a backup power source for Space Station Freedom, and, from 1993 to 1997, as a key member of Mechanical Technology's fuel cell development efforts. Dr. Dhar has a Ph.D. in Systems Dynamics from Purdue University, and a Master of Science degree in Machine Design from the Indian Institute of Technology.

  Michael J. Cudahy has served as a member of the Board of Directors since February 1999. Mr. Cudahy co-founded and, prior to its sale to General Electric Company in 1998, served from 1965 to November 1998 as Chairman of the Board, and from 1965 to November 1997 as Chief Executive Officer, of Marquette Medical Systems, Inc., a developer and manufacturer of medical equipment and integrated systems for patient monitoring and diagnostic cardiology applications. Mr. Cudahy currently serves as a Special Advisor to GE Marquette Medical Systems, Inc. and as a director of Molecular OptoElectronics Corp., a developer and manufacturer of optoelectronic technologies relating to information systems.

  Anthony F. Earley, Jr. has served as a member of the Board of Directors since June 1997. Mr. Earley has served as a director of DTE Energy Company since 1994, as Chairman of the Board and Chief Executive Officer of DTE Energy Company and its subsidiary, The Detroit Edison

Company, since 1998, and as President and Chief Operating Officer of DTE Energy and Detroit Edison since 1994. From 1989 to 1994, Mr. Earley served as the President and Chief Operating Officer of Long Island Lighting Company. Mr. Earley currently serves as a director of Comerica Bank and Mutual of America Capital Management Corporation. Mr. Earley received a Bachelor of Science degree in physics, a Master of Science degree in engineering, and a Juris Doctorate from the University of Notre Dame.

  Larry G. Garberding has served as a member of the Board of Directors since June 1997. Mr. Garberding has served as a director of DTE Energy Company since 1990 and as Executive Vice President and Chief Financial Officer of DTE Energy and its subsidiary, The Detroit Edison Company, since 1995. Mr. Garberding received a Bachelor of Science degree in industrial administration from Iowa State University. Mr. Garberding is extensively involved with the United Way of Southern Michigan, is a director/trustee of the Detroit Medical Center and the Detroit Symphony Orchestra Hall, and is a Chairman of the Board of ArtServe Michigan.

  George C. McNamee has served as Chairman of the Board of Directors since June 1997. Mr. McNamee has served as Chairman since 1984 and as Co-Chief Executive Officer since 1993 of First Albany Companies, Inc., a publicly traded holding company the principal subsidiaries of which are First Albany Corporation, a specialty investment banking firm and an underwriter of this offering, and First Albany Asset Management. Mr McNamee previously served as President of First Albany Companies from 1975 to 1989. Mr. McNamee has served as a director of Mechanical Technology Incorporated since 1996 and as Chief Executive Officer since 1998, and previously served as Chairman of the Board from 1996 to 1998. Mr. McNamee also serves as a director of MapInfo Corporation, a maker of mapping software products, application development tools, and data products, and the META Group, Inc., a company that provides market assessments for clients in the information technology industry. Mr. McNamee is a member of the Board of Directors of the New York Stock Exchange, the New York State Science and Technology Foundation, and the New York Conservation Education Fund. Mr. McNamee received his Bachelor of Arts degree from Yale University.

  Dr. Walter L. Robb has served as a member of the Board of Directors of Plug Power since June 1997. He has been a member of the Board of Directors of Mechanical Technology since January, 1997. Since 1993, Dr. Robb has served as President of Vantage Management, Inc., a management consulting firm. Prior to 1993, Dr. Robb served as the Senior Vice President for Corporate Research and Development at General Electric Company. In that capacity, Dr. Robb directed the GE R & D Center, one of the world's largest and most diversified industrial laboratories, and served on General Electric's Corporate Executive Council. He serves on the Board of Directors of Cree Research, Inc., a developer and manufacturer of semiconductor materials and electronic devices, Celgene Corporation, a specialty pharmaceutical company engaged in the development and commercialization of human pharmaceuticals, and Neopath, Inc., a developer and marketer of visual intelligence technology designed to increase accuracy in medical testing.

  Robert L. Nardelli has been nominated and has agreed to serve as a member of the Board of Directors effective upon the closing of the offering. Since 1995, Mr. Nardelli has served as President and Chief Executive Officer of GE Power Systems, a $7.5 billion division of General Electric Company headquartered in Schenectady, New York and is a Senior Vice President of General Electric Company and a member of the Board of Directors of GE Capital Corporation. Previously, Mr. Nardelli served from 1992 to 1995 as President and Chief Executive Officer of GE Transportation Systems. From 1991 to 1992, Mr. Nardelli served as President and Chief Executive Officer of CAMCO, Inc., General Electric's Canadian appliance manufacturing company, and from 1988 to 1991, he served as an Executive Vice President and General Manager at Case Corporation, a designer, manufacturer and distributor of farm and construction equipment. Mr. Nardelli received a

Bachelor of Science degree in business from Western Illinois University and a Master of Business Administration degree from the University of Louisville.

  Dr. Glenn A. Eisman has served as Chief Technology Officer since November 1998. In that capacity, Dr. Eisman manages the development of fuel cell membranes and electrodes and other related technology. From June 1998 to November 1998, Dr. Eisman served as our Director of Technology. From 1984 to June 1998, Dr. Eisman held various technical positions at The Dow Chemical Company where, from 1984 to 1989, he directed and conducted research pertaining to all aspects of PEM fuel cell development efforts, including polymer materials science, catalysts, coatings technology and electrochemical techniques. From 1980 to 1983, Dr. Eisman was the Robert A. Welch Research Fellow in Materials Science and Engineering at the University of Texas-Austin. Dr. Eisman received a Bachelor of Science in Chemistry degree from Temple University and a Ph.D. in Physical Inorganic Chemistry from Northeastern University.

  Dr. William D. Ernst has served as Vice President and Chief Scientist since June 1997. In that capacity, Dr. Ernst is responsible for advancing our scientific, competitive and intellectual property position within the fuel cell industry and serves as Principal Investigator for government-sponsored programs. From 1989 to June 1997, Dr. Ernst held various positions at Mechanical Technology Incorporated, including Program Director for its automotive fuel cell development program and Manager of Power Systems, in which capacity he initiated their fuel cell development program and directed all fuel cell programs and technical development activities. Dr. Ernst received a Master of Science in Engineering degree from the Massachusetts Institute of Technology and a Ph.D. in Aeronautical Engineering from Rensselaer Polytechnic Institute.

  Russel H. Marvin has served as Vice President of Component Engineering and Design since November 1998. In that capacity Mr. Marvin manages Plug Power's design for manufacturing efforts to bring the residential product to market. From January 1998 to November 1998, Mr. Marvin served as our Vice President of Engineering and Manufacturing. From 1994 to January 1998, Mr. Marvin served as the Director of Engineering for two different divisions of Axiohm Transaction Solutions, Inc., a manufacturer and marketer of transaction printers. Mr. Marvin served from 1991 to 1994 as a Project Leader for Eastman Kodak Co.'s Clinical Products Division, a maker of blood analysers, and from 1989 to 1991 as a Senior Mechanical Engineer for NCR Corp.'s printer division. Mr. Marvin received a Bachelor of Science degree from Clarkson University and a Master of Science degree from Rensselaer Polytechnic Institute.

  Ana-Maria Galeano has served as General Counsel and Corporate Secretary since April 1998. In that capacity, Ms. Galeano advises the company on legal issues in such areas as corporate law, contracts, strategic alliances and intellectual property. From September 1993 to April 1998, Ms. Galeano served as an attorney at the law firm of Whiteman, Osterman & Hanna in Albany, New York, where she participated in the formation of Plug Power. Ms. Galeano received a Bachelor of Arts degree from the State University of New York at Binghamton and a Juris Doctorate from Brooklyn Law School.

Board Composition

  Effective upon the closing of this offering, the number of our directors will be fixed at nine. Initially we will have seven directors, with the two vacancies to be filled with independent directors selected by the Board of Directors. Effective upon the closing of the offering, Mr. Robert L. Nardelli, a director-nominee, will be elected to our Board of Directors for an initial term of three years pursuant to our agreement with General Electric. Our Board of Directors will be divided into three classes, each of whose members will serve for a staggered three-year term. Our Board of Directors will consist of three Class I directors, Messrs. Mittleman, Robb and Earley, whose term of office will continue until the 2000 annual meeting of stockholders, three Class II directors, Messrs. McNamee and Cudahy and one of the two independent directors to be selected following the offering, whose term of office will continue until the 2001 annual meeting of stockholders, and three Class III directors, Messrs. Garberding and Nardelli and one of the two independent directors to be selected after the offering, whose term of office will continue until the 2002 annual meeting of stockholders. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. Vacancies on our Board of Directors may be filled solely by the Board of Directors.

  There are no family relationships among any of our directors or executive officers.

Board Committees

  Effective upon the closing of this offering, our Board of Directors will establish an Audit Committee and a Compensation Committee. The members of the Audit Committee, which will include Mr. Cudahy, an independent director, and one of the independent directors to be selected after the offering, will be responsible for recommending to the Board of Directors the engagement of our outside auditors and reviewing our accounting controls and the results and scope of audits and other services provided by our auditors. The Compensation Committee, which will be made up of Messrs. McNamee and Earley, will be responsible for reviewing and recommending to the Board of Directors the amount and type of non-stock compensation to be paid to senior management and establishing and reviewing general policies relating to compensation and benefits of employees. The administration of our stock option plan will be conducted by the entire Board of Directors.

Director Compensation

  Directors who are employees receive no additional compensation for their services as directors. Non-employee directors do not currently receive any cash compensation for their service as directors, although the Board of Directors may in the future determine to pay such a fee. Non-employee directors are eligible to participate in our 1999 Stock Option and Incentive Plan at the discretion of the full Board of Directors. During 1998, options to purchase an aggregate of 20,000 shares were granted to Messrs. McNamee and Robb as compensation for their services as directors.

Executive Compensation

  The following table sets forth the total compensation paid in the year ended December 31, 1998 to Messrs. Mittleman, Acker and Dhar, who were the only Plug Power executive officers whose aggregate compensation exceeded $100,000.

                           Summary Compensation Table

                                                      Long-Term
                                                    Compensation
                                                    -------------
                                                       Number
                                                    of Securities
                             Annual Compensation     Underlying         All
                             ---------------------     Options         Other
            Name             Salary($)   Bonus($)    Granted(#)   Compensation(1)
            ----             ----------  ---------  ------------- ---------------
Gary Mittleman.............. $  152,885  $  45,000     100,000        $6,115
 President and Chief
 Executive Officer
Dr. William P. Acker........    112,316        --       55,000         2,877
 Vice President of
 Product Development
 and Commercialization
Dr. Manmohan Dhar...........    103,269        --       30,000         2,692
 Vice President and Chief
 Engineer of the Residential
 Program

--------
(1) Amounts shown in this column represent the dollar value of matching contributions made by Plug Power under our 401(k) Savings and Retirement Plan.

Option Grants In Last Fiscal Year

  The following table sets forth information regarding stock options granted during 1998 to our executive officers listed in the Summary Compensation Table. During 1998, we granted options to purchase an aggregate of 597,650 shares of common stock to employees. The exercise price per share for these options was equal to the fair market value of the common stock as of the grant date as determined by the Board of Directors.

                       Option Grants In Last Fiscal Year

                                        Individual Grants
                         ------------------------------------------------
                                                                          Potential Realizable
                                                                            Value at Assumed
                                                                             Annual Rates of
                         Number of  Percent of Total                           Stock Price
                         Securities     Options                               Appreciation
Name                     Underlying    Granted to    Exercise              for Option Term(2)
----                      Options     Employees in     Price   Expiration ---------------------
                         Granted(1)   Fiscal Year    ($/Share)    Date      5%($)      10%($)
                         ---------- ---------------- --------- ---------- ---------- ----------
Gary Mittleman..........  100,000         16.7%        $5.00    7/16/08   $  314,447 $  796,871
Dr. William P. Acker....   55,000          9.2%         1.00    2/27/08       34,589     87,656
Dr. Manmohan Dhar.......   20,000          3.3%         1.00    2/27/08       12,578     31,875
                           10,000          1.7%         1.00    6/29/08        6,289     15,937

--------

(1) All options were granted under our 1997 stock option plan and have a ten year term. Of the options shown in this table, 20% vest after completion of 12 months of continuous employment service and an additional 20% vest at each 12 month anniversary over the four year period following the date of grant. Vested options become immediately exercisable upon a sale of the company or an initial public offering; otherwise, all vested options become exercisable on July 1, 2000.

(2) Potential realizable value is based on the assumption that our common stock appreciates at the annual rate shown, compounded annually, from the date of grant until expiration of the ten-year term. These numbers are calculated based on Securities and Exchange Commission requirements and do not reflect our projection or estimate of future stock price growth. Potential realizable values are computed by multiplying the number of shares of common stock subject to a given option by the fair market value on the date of grant, as determined by our Board of Directors, assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire ten-year term of the option and subtracting from that result the aggregate option exercise price. At an assumed initial public offering price of $14.00 per share, the potential realizable value at the assumed annual rates of stock price appreciation will be higher than the values shown above. Mr. Mittleman's options to purchase 100,000 shares of common stock will have a potential realizable value of $1,780,452 and $3,131,239 at assumed annual rates of stock price appreciation of 5% and 10%, respectively. Dr. Acker's options to purchase 55,000 shares of common stock will have a potential realizable value of $1,199,249 and $1,942,182 at assumed annual rates of stock price appreciation of 5% and 10%, respectively. Dr. Dhar's options to purchase 20,000 shares of common stock will have a potential realizable value of $436,090 and $706,248 at assumed annual rates of stock price appreciation of 5% and 10%, respectively. Dr. Dhar's options to purchase 10,000 shares of common stock will have a potential realizable value of $218,045 and $353,124 at assumed annual rates of stock price appreciation of 5% and 10%, respectively.

Fiscal Year-End Option Values

  The following table sets forth information concerning the number and value of unexercised options to purchase common stock held as of December 31, 1998 by our executive officers listed in the Summary Compensation Table. There was no public trading market for our common stock as of December 31, 1998. Accordingly, the values of the unexercised in-the-money options have been calculated on the basis of an assumed initial public offering price of $14.00 per share less the applicable exercise price multiplied by the number of shares that may be acquired on exercise. None of the executive officers listed in the Summary Compensation Table exercised any stock options in 1998.

                         Fiscal Year-End Option Values

                               Number of Securities
                              Underlying Unexercised     Value of Unexercised
                              Options at Fiscal Year-    In-The-Money Options
                                      End (#)           at Fiscal Year-End (1)
                             ------------------------- -------------------------
Name                         Exercisable Unexercisable Exercisable Unexercisable
----                         ----------- ------------- ----------- -------------
Gary Mittleman..............     --         600,000        --       $7,400,000
Dr. William P. Acker........     --          90,000        --        1,170,000
Dr. Manmohan Dhar...........     --          50,000        --          650,000

--------

(1) There was no public market for the common stock on December 31, 1998. The value of exercisable and unexercisable in-the-money options at December 31, 1998 has been calculated using an assumed initial public offering price of $14.00 per share.

Stock Option Plans

  Effective July 1, 1997, we established a stock option plan to provide employees, consultants, and members of the Board the ability to acquire an ownership interest in Plug Power. Options for employees generally vest 20% per year and expire ten years after issuance. Options granted to members of the Board vest 50% upon grant and 25% per year thereafter. Options granted to consultants vest one-third on the expiration of the consultant's initial contract term, with an additional one-third vesting on each anniversary thereafter. At September 30, 1999, there were a total of 3,377,189 options granted under this plan. Although no further options will be granted under this plan, the options previously granted will continue to vest in accordance with this plan and vested options will be exercisable for shares of common stock upon completion of the offering.

  Our Board of Directors and stockholders have adopted the 1999 Stock Option and Incentive Plan, which allows for the issuance of up to 2,561,002 shares of common stock and other awards. The number of shares of common stock available for issuance under our plan will be increased by the amount of any forfeitures under the 1999 Stock Option and Incentive Plan and under the 1997 Stock Option Plan. The number of shares of common stock under our plan will further increase on June 30 and December 31 of each year by an amount equal to 16.4% of all shares of stock issued by us during the previous six months. This offering will result in an increase of 984,000 shares of stock available for issuance under our plan. The 1999 Stock Option and Incentive Plan permits us to:

  .  grant incentive stock options;

  .  grant non-qualified stock options;

  .  grant stock appreciation rights;

  . issue or sell common stock with vesting or other restrictions, or without restrictions;

  . grant rights to receive common stock in the future with or without vesting;

  .  grant common stock upon the attainment of specified performance goals;
     and

  .  grant dividend rights in respect of common stock.

  These grants may be made to officers, employees, non-employee directors, consultants, advisors and other key persons of Plug Power.

  The 1999 Stock Option and Incentive Plan is administered by our Board of Directors or a committee designated by our Board of Directors consisting solely of two or more independent directors. Subject to the provisions of the plan, the Board or the committee may select the individuals eligible to receive awards, determine or modify the terms and conditions of the awards granted, accelerate the vesting schedule of any award and generally administer and interpret the plan.

  The exercise price of options granted under the 1999 Stock Option and Incentive Plan is determined by the Board or committee. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986 may not be granted at an exercise price less than the fair market value of the common stock on the date of grant, or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power. Non-qualified stock options may be granted at prices which are no less than 85% of the fair market value of the underlying shares on the date granted. Options are typically subject to vesting schedules, terminate ten years from the date of grant, may be exercised for specified periods after the termination of the optionee's employment or other service relationship with us, and are generally non-transferable. Upon the exercise of options, the option exercise price must be paid in full:

  . in cash or by certified or bank check or other instrument acceptable to the committee;

  . in the sole discretion of the committee, by delivery of shares of common stock that have been owned by the optionee free of restrictions for at least six months;

  . by promissory note if the loan of these funds to the optionee has been authorized by the Board of Directors and the optionee pays so much of the exercise price as represents the par value of the common stock acquired in a form other than a promissory note; and

  . by a broker under irrevocable instructions to the broker selling the underlying shares from the optionee.

  Upon certain events, including a merger, reorganization or consolidation, the sale of all or substantially all of our assets or all of our outstanding capital stock or a liquidation or other similar transaction, all outstanding awards issued under the 1999 Stock Option and Incentive Plan will become fully vested and exercisable upon the closing of the transaction. The 1999 Stock Option and Incentive Plan and all awards issued under the plan will terminate upon any of the transactions described above, unless Plug Power and the other parties to such transactions have agreed otherwise. All participants under the 1999 Stock Option and Incentive Plan will be permitted, for a period of time to be determined by the committee, to exercise before any termination all awards held by them which are then exercisable or will become exercisable upon the closing of the transaction.

1999 Employee Stock Purchase Plan

  We have adopted the Plug Power 1999 Employee Stock Purchase Plan under which employees will be eligible to purchase shares of our common stock at a discount through periodic payroll deductions. The plan is intended to meet the requirements of Section 423 of the Internal Revenue Code. After the initial period, purchases will occur at the end of six month offering periods at a purchase price equal to 85% of the market value of our common stock at either the beginning of the offering period or the end of the offering period, whichever is lower. The first offering period under the plan will begin on January 1, 2000 and will end on April 30, 2000. Participants may elect to have from 1% to 10% of their pay withheld for purchase of common stock at the end of the offering period, up to a maximum of $12,500 within any offering period. We have reserved 1,000,000 shares of common stock for issuance under this plan.

Employment Agreements

  We have entered into the following agreements with our senior management:

  Gary Mittleman, our President and Chief Executive Officer, will receive 100% of his base salary, continuation of employee benefits and vesting of stock options for twelve months if we terminate his employment for any reason other than failure to perform, gross negligence and/or fraud. For 1999, Mr. Mittleman's base salary is $205,000.

  Dr. Manmohan Dhar, our Vice President and Chief Engineer of the Residential Program, will receive 100% of his base pay for twelve months if he voluntarily terminates his employment or if we terminate his employment for any reason other than gross misconduct, negligence, theft, dishonesty, or fraud.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Mechanical Technology Incorporated and Edison Development Corporation formed Plug Power in June 1997. In exchange for 4,750,000 shares of common stock each in Plug Power, Mechanical Technology contributed to Plug Power $4.75 million of in-process research and development and other assets and Edison Development contributed $4.75 million in cash.

  In June 1997, Plug Power and Edison Development Corporation entered into a distribution agreement which provides Edison Development with the exclusive right to distribute fuel cell systems of 2 kilowatts and higher to end-users for stationary applications in the states of Illinois, Indiana, Michigan and Ohio. The agreement expires in January 2010. In exchange for commitments to purchase pre-commercial fuel cell systems and meet minimum sales obligations during commercial production, we agreed to amend the distribution agreement to permit Edison Development to, among other things, sell fuel cell systems to resellers.

  In June 1997, we granted to Edison Development options to purchase 200,000 shares of common stock at an exercise price of $1.00 per share. In June 1998, we granted Edison Development an additional option to purchase 30,000 shares of common stock at an exercise price of $5.00 per share.

  On June 27, 1997, we entered into a management services agreement with Mechanical Technology to obtain services relating to the management of Plug Power and lease office space for a period of one year. The management services agreement terminated in June 1998. At the expiration of this agreement, we extended the existing facilities lease through September 30, 1998. In June 1998, we entered into a new facilities lease with Mechanical Technology which commenced on October 1, 1998, and had a term of ten years with an option to extend for an additional five years. We paid rent to Mechanical Technology of $79,000 for the period from June 27, 1997 to December 31, 1997, $378,000 for the year ended December 31, 1998, and $215,000 for the six months ended June 30, 1999. As part of the new facilities lease, Mechanical Technology reimbursed Plug Power $2.0 million for improvements made to the facilities.

  Our limited liability company agreement gave us the right to call upon Edison Development for additional contributions up to an aggregate of $4.25 million beginning on June 27, 1998, subject to achieving defined milestones relating to technology development and system production, and gave Mechanical Technology the right to match the contribution within a stated period to preserve its percentage ownership in Plug Power. We made such calls on Edison Development in April 1998 for $2.25 million and in June 1998 for $2.0 million, and Mechanical Technology matched these contributions by making in-kind contributions to us of a below-market lease valued at $2.0 million and research (non cash) credits valued at $2.25 million, as described below. In exchange for such contributions we issued 4,250,000 shares of our common stock to each of Mechanical Technology and Edison Development.

  In April 1998, Mechanical Technology purchased 2,000,000 shares of Plug Power common stock in exchange for a below-market lease for office and manufacturing facilities valued at $2.0 million. In April and June 1998, Mechanical Technology paid $191,250 for two one-year options which entitled Mechanical Technology to acquire a total of 2,250,000 shares of Plug Power at a price of $1.00 per share. In March 1999, we agreed that Mechanical Technology had earned research (non-cash) credits valued at $2.25 million which were used by Mechanical Technology to exercise their option to acquire the 2,250,000 shares, and the $191,250 was returned to Mechanical Technology in accordance with the terms of the option agreements. The research credits were earned by Mechanical Technology by assisting Plug Power in obtaining government grants and research contracts.

  After receiving these $4.25 million contributions from Mechanical Technology and Edison Development, the limited liability company agreement required us to seek additional financing from Mechanical Technology and Edison Development, allowing them to maintain their ownership percentage, before seeking financing from new investors. In accordance with the agreement, in August 1998 we offered Mechanical Technology and Edison Development the opportunity to contribute additional funds. Mechanical Technology and Edison Development each committed to contribute an additional $5.0 million to Plug Power.

  Pursuant to this committment, in August 1998 Mechanical Technology purchased 200,000 shares of Plug Power common stock at a price of $5.00 per share in exchange for a contribution to capital of a $500,000 short-term loan and accounts receivable (totaling $500,000) owed by Plug Power to Mechanical Technology for management services under our management services agreement and rent. Between October 1998 and February 1999, Mechanical Technology purchased 800,000 additional shares of Plug Power at a price of $5.00 per share for $4.0 million in cash pursuant to its $5.0 million commitment. To match these contributions, in August 1998 Edison Development purchased 200,000 shares of Plug Power common stock at a price of $5.00 per share in exchange for a contribution to capital of two $500,000 short-term loans. Between October 1998 and February 1999, Edison Development purchased 800,000 shares of Plug Power common stock at a price of $5.00 per share for $4.0 million in cash.

  In January 1999, we entered into an agreement with Mechanical Technology and Edison Development, pursuant to which we have the right to call upon Edison Development and Mechanical Technology to contribute $7.5 million each in 1999 and $15.0 million each in 2000 in exchange for which each will receive common stock valued at $7.50 per share. The agreement terminates on the earlier of December 31, 2000 or upon an initial public offering of our shares at a price greater than $7.50 per share. An amendment to the agreement permits Mechanical Technology and Edison Development to contribute any funds not previously called by us on the termination date in exchange for shares at a price of $7.50 per share. Mechanical Technology and Edison Development committed to contribute $22.5 million each in exchange for an aggregate of 6,000,000 shares of common stock prior to the closing of this offering. In September 1999 Mechanical Technology and Edison Development contributed $2.0 million each pursuant to these agreements. Accordingly, Mechanical Technology and Edison Development will each contribute $20.5 million immediately before this offering.

  In June 1999, we entered into an agreement with Mechanical Technology to acquire its 36 acre office facilities in Latham, New York, including all land and buildings, in exchange for 704,315 shares of Plug Power common stock valued at $6.67 per share or a total of $4.7 million and the assumption of approximately $6.2 million in debt. In accordance with the terms of our limited liability company agreement, Edison Development purchased 704,315 shares of Plug Power common stock at $6.67 per share for $4.7 million in cash.

  After giving effect to the offering and the additional investments contemplated, Mechanical Technology will beneficially own approximately 32.5% of Plug Power's outstanding common stock. FAC/Equities, a co-manager of this offering, is a division of First Albany Corporation, whose parent, First Albany Companies, Inc., owns approximately 34.0% of the outstanding common stock of Mechanical Technology. George C. McNamee, the Chairman and Co-Chief Executive Officer of First Albany Companies, the Chairman and Co-Chief Executive Officer of First Albany Corporation and the Chief Executive Officer and a director of Mechanical Technology, is currently the Chairman of the Board of Directors of Plug Power and will be the Chairman of the Board of Directors of Plug Power upon completion of the offering. In addition, Dr. Walter L. Robb, a director of Mechanical Technology, is a director of Plug Power and will be a director of Plug Power upon completion of this offering.

  After giving effect to the offering, Edison Development will beneficially own approximately 32.8% of Plug Power's outstanding common stock. Anthony F. Earley, Jr., the Chairman, Chief Executive Officer, President and Chief Operating Officer of DTE Energy Company and its subsidiary, The Detroit Edison Company, is a director of Plug Power and will be a director of Plug Power upon completion of the offering. Detroit Edison is the parent company of Edison Development. In addition, Larry G. Garberding, a director of DTE Energy and the Executive Vice President and Chief Financial Officer of DTE Energy and Detroit Edison, is also director of Plug Power and will be a director of Plug Power upon completion of the offering.

  In February 1999, we granted a warrant to Mr. Michael Cudahy, a director of Plug Power, to purchase up to 400,000 shares of common stock at an exercise price of $8.50 per share and sold Mr. Cudahy 1,440,000 shares of common stock for a purchase price of $9,600,000. Mr. Cudahy committed to exercise his warrant to purchase 400,000 shares before the closing of this offering for a total purchase price of $3,400,000.

  In February 1999, we also entered into an agreement with GE On-Site Power to create GE Fuel Cell Systems, a joint venture owned 75% by GE On-Site Power and 25% by Plug Power, which is dedicated to marketing, selling, installing, and servicing Plug Power residential fuel cell systems on a worldwide basis (other than in the states of Illinois, Indiana, Michigan and Ohio). In connection with the formation of GE Fuel Cell Systems and the execution of our distribution agreement, we issued 2,250,000 shares of our common stock to GE On-Site Power, of which 750,000 shares vested immediately. We have capitalized the fair value of these shares ($3.8 million) under the caption "Distribution and Other Agreements" in the financial statements. Before this agreement was amended, as described below, the remaining 1,500,000 shares were to vest ratably over the next four years.

  We also issued a warrant to GE On-Site Power to purchase 3,000,000 additional shares of common stock at a price of $12.50 per share. GE On-Site Power has committed to exercise this warrant immediately before the closing of this offering for a total exercise price of $37.5 million in cash.

  General Electric has agreed to provide capital to GE Fuel Cell Systems, in the form of loans, to fund GE Fuel Cell Systems' commitment to purchase 485 pre-commercial systems during the period ending December 31, 2000. General Electric has also agreed to provide additional capital, in the form of a loan not to exceed $8.0 million, to fund GE Fuel Cell Systems' ongoing operations.

 In August 1999, we amended our agreement with GE On-Site Power to vest all remaining shares. These shares will be capitalized at a value of $16.5 million, the fair value of the shares at the time. In addition, we have agreed to purchase $12.0 million of technical support services from General Electric during the next three years. We also agreed with GE On-Site Power to use our best efforts to cause Robert L. Nardelli, President and Chief Executive Officer of GE On-Site Power, to be elected to our Board of Directors for an initial term of three years. Mr. Nardelli has been elected as a Class III Director effective upon the closing of this offering, with a term expiring in 2002.

  As of September 30, 1999, we had granted options to purchase 3,377,189 shares of common stock under our 1997 stock option plan to our officers, directors, employees, consultants and advisors. We have reserved for issuance up to 2,561,002 additional options under our 1999 stock option plan and 1,000,000 shares of common stock for issuance under our 1999 employee stock purchase plan under which employees will be eligible to purchase shares of common stock at a discount through periodic payroll deductions.

  We have granted GE On-Site Power the right, on one occasion at any time after the second anniversary of this offering, to require us to register up to 3,000,000 shares of our common stock under the Securities Act. In addition, upon the closing of this offering, we will grant all of our eight current stockholders the right to include their shares of common stock in any of the first three registration statements we may file under the Securities Act.

  We believe that each of the transactions described above was entered into on terms no less favorable to Plug Power than could be obtained with non-affiliated parties. For all future transactions, we have adopted a conflict of interest policy whereby all material transactions between Plug Power and our officers, directors and other affiliates must (i) be approved by a majority of the members of the Board of Directors, including a majority of the disinterested members and (ii) be on terms no less favorable to us than could be obtained from unaffiliated third parties. In addition, any loans to our officers, directors and other affiliates must be for bona fide business purposes only.

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth information regarding the beneficial ownership of our common stock on a pro forma basis to reflect the issuance of shares to current stockholders immediately prior to the closing of this offering and on a pro forma, as adjusted basis to reflect the sale of the common stock offered hereby, by:

  . all persons known by us to own beneficially 5% or more of the common stock;

  .  each of our directors;

  .  the executive officers listed in the Summary Compensation Table; and

  .  all directors and executive officers as a group.

  Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares of common stock beneficially owned by the stockholder. The address of Mechanical Technology Incorporated is 968 Albany-Shaker Road, Latham, NY 12110. The address of Edison Development Corporation is c/o DTE Energy Company, 2000 Second Avenue, 644 WCB, Detroit, Michigan 48226. The address of GE On-Site Power, Inc. is c/o GE Power Systems, One River Road, Schenectady, New York 12345. The address of Michael Cudahy is 10850 West Park Place, Suite 980, Milwaukee, Wisconsin 53224. The address of all other listed stockholders is c/o Plug Power Inc., 968 Albany-Shaker Road, Latham, New York 12110.

  The number of shares beneficially owned by each stockholder is determined under rules issued by the Securities and Exchange Commission and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after September 30, 1999 through the exercise of any warrant, stock option or other right. The inclusion in this prospectus of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options held by such person that are exercisable within 60 days of September 30, 1999, but excludes shares of common stock underlying options held by any other person. Percentage of beneficial ownership is based on 36,208,480 shares of common stock outstanding as of September 30, 1999 on a pro forma basis.

                                                       Shares Beneficially Owned
                                               -------------------------------------------
                                               Prior to the Offering    After the Offering
                                               -------------------------------------------
    Name of Beneficial Owners                     Number      Percent     Number   Percent
    -------------------------                  ------------- --------------------- -------
DTE Energy Company(1)........................     13,926,815     38.2%  13,926,815  32.8%
Mechanical Technology Incorporated(2)........     13,704,315     37.8   13,704,315  32.5
General Electric Company(3)..................      5,250,000     14.5    5,250,000  12.4
Michael J. Cudahy(4).........................      1,840,000      5.1    1,840,000   4.4
Gary Mittleman(5)............................        380,000      1.0      380,000     *
Dr. William P. Acker(5)......................         57,000        *       57,000     *
Dr. Manmohan Dhar(5).........................         49,000        *       49,000     *
Anthony F. Earley, Jr.(6) ...................     13,926,815     38.2   13,926,815  32.8
Larry G. Garberding(6).......................     13,926,815     38.2   13,926,815  32.8
George C. McNamee(7).........................     13,811,815     38.0   13,811,815  32.6
Dr. Walter L. Robb(5)........................         57,500        *       57,500     *
Robert L. Nardelli(8)........................      5,250,000     14.5    5,250,000  12.4
All executive officers, directors, and
 director-nominees as a group (12
 persons)(9).................................     35,372,130     95.4   35,372,130  82.1

--------
 * Represents less than 1% of the outstanding shares of common stock

(1) Includes 13,926,815 shares owned of record by Edison Development Corporation, an indirect wholly-owned subsidiary of DTE Energy Company, of which 2,733,333 are shares of common stock that will be acquired upon the exercise of certain purchase rights immediately prior to the closing of this offering and 222,500 are shares of common stock that are issuable upon the exercise of outstanding options that are exercisable within 60 days of September 30, 1999.

(2) Includes 2,733,333 shares of common stock to be acquired upon the exercise of certain purchase rights immediately before the closing of this offering.

(3) Includes 5,250,000 shares of common stock owned of record by GE On-Site Power, Inc., an indirect wholly-owned subsidiary of General Electric that operates within its GE Power Systems business, of which 3,000,000 are shares of common stock that will be acquired upon the exercise of a warrant immediately before the closing of this offering.

(4) Includes 400,000 shares of common stock to be acquired upon the exercise of a warrant immediately before the closing of this offering.

(5) All shares shown represent shares of common stock issuable upon exercise of outstanding options that are exercisable within 60 days of September 30, 1999.

(6) Includes 13,926,815 shares owned of record by Edison Development Corporation, an indirect wholly-owned subsidiary of DTE Energy Company, of which 2,733,333 are shares of common stock that will be acquired upon the exercise of certain purchase rights immediately before the closing of this offering and 222,500 are shares of common stock that are issuable upon the exercise of outstanding options that are exercisable within 60 days of September 30, 1999. Messrs. Earley and Garberding, who are directors and executive officers of DTE Energy, may be deemed the beneficial owners of these shares. Each of Messrs. Early and Garberding disclaim beneficial ownership of these shares.

(7) Includes 13,704,815 shares of common stock owned of record by Mechanical Technology, of which 2,733,333 are shares of common stock to be acquired upon the exercise of certain purchase rights in connection with the closing of this offering. Mr. McNamee, a director and Chief Executive Officer of Mechanical Technology, may be deemed the beneficial owner of these shares. Mr. McNamee disclaims beneficial ownership of these shares. Also includes 107,500 shares of common stock issuable upon exercise of outstanding options held by Mr. McNamee that are exercisable within 60 days of September 30, 1999.

(8) Includes 5,250,000 shares of common stock owned of record by GE On-Site Power, Inc., an indirect wholly-owned subsidiary of General Electric that operates within its GE Power Systems business, of which 3,000,000 are shares of common stock that will be acquired upon the exercise of a warrant immediately before the closing of this offering. Mr. Nardelli, a Senior Vice President of General Electric and the President and Chief Executive Officer of GE Power Systems, disclaims beneficial ownership of these shares.

(9) Includes 873,500 shares of common stock issuable upon exercise of outstanding options held by the executive officers, directors and director-nominees as a group that are exercisable within 60 days of September 30, 1999.

                          DESCRIPTION OF CAPITAL STOCK

Authorized and Outstanding Capital Stock

  As of September 30, 1999 there were 36,208,480 shares of common stock issued and outstanding after giving effect to the issuance of 9,216,666 shares of common stock upon the exercise of purchase rights and warrants by current stockholders immediately before the closing of this offering. Following the offering, our authorized capital stock will consist of 95,000,000 shares of common stock, of which 42,208,480 will be issued and outstanding, and 5,000,000 shares of undesignated preferred stock issuable in one or more series designated by our Board of Directors, of which no shares will be issued and outstanding. In addition, as of September 30, 1999, there were outstanding stock options to purchase 3,377,189 shares of common stock. Of the issued and outstanding common stock, 111,851 shares are subject to forfeiture by the holder. At September 30, 1999, there were eight holders of record of our common stock.

Common Stock

  Voting Rights

  The holders of our common stock have one vote per share. Holders of our common stock are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority, or, in the case of election of directors, by a plurality, of the votes entitled to be cast at a meeting at which a quorum is present by all shares of common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any then outstanding preferred stock.


  Dividends

  Holders of common stock will share ratably in any dividends declared by our Board of Directors, subject to the preferential rights of any preferred stock then outstanding. Dividends consisting of shares of common stock may be paid to holders of shares of common stock.

  Other Rights

  On liquidation, dissolution or winding up of Plug Power, all holders of common stock are entitled to share ratably in any assets available for distribution to holders of shares of common stock. No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.

Preferred Stock

  Our certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our Board of Directors is authorized to fix the voting rights, if any, designations, powers, preferences, qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board of Directors may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. We have no present plans to issue any shares of preferred stock. The ability of our Board of Directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of Plug Power or the removal of existing management.

Indemnification Matters

  Our certificate of incorporation contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. This provision does not alter a director's liability under the federal securities laws and does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. Our by-laws provide that directors and officers shall be, and in the discretion of our board of directors non-officer employees may be, indemnified by Plug Power to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of Plug Power. Our by-laws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any by-law, agreement, vote of stockholders or otherwise. We also have directors' and officers' insurance against certain liabilities.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Plug Power as described above, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. At present, there is no pending material litigation or proceeding involving any director, officer, employee or agent of Plug Power in which indemnification will be required or permitted.

Amendment of the Certificate of Incorporation

  Any amendment to our certificate of incorporation must first be approved by a majority of our Board of Directors and, if required by law, thereafter approved by a majority of the outstanding shares entitled to vote with respect to such amendment, except that any amendment to the provisions relating to stockholder action, directors, limitation of liability and the amendment of our certificate of incorporation must be approved by a super-majority of the outstanding shares entitled to vote with respect to such amendment.

By-law Provisions

  Our by-laws provide that a special meeting of stockholders may be called only by the Chairman, the President or our Board of Directors unless otherwise required by law. Our by-laws provide that only those matters included in the notice of the special meeting may be considered or acted upon at that special meeting unless otherwise provided by law. In addition, our by-laws include advance notice and informational requirements and time limitations on any director nomination or any new proposal which a stockholder wishes to make at an annual meeting of stockholders.

Ability to Adopt Stockholder Rights Plan

  Our Board of Directors may in the future resolve to issue shares of preferred stock or rights to acquire such shares in order to implement a stockholder rights plan. A stockholder rights plan typically creates voting or other impediments to discourage persons seeking to gain control of Plug Power by means of a merger, tender offer, proxy contest or otherwise if our Board of Directors determines that such change in control is not in the best interests of Plug Power and our stockholders. Our Board of Directors has no present intention of adopting a stockholder rights plan and is not aware of any attempt to effect a change in control of Plug Power.

Statutory Business Combination Provision

  Following the offering, we will be subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly-held Delaware corporation from consummating a "business combination," except under certain circumstances, with an "interested stockholder" for a period of three years after the date such person became an "interested stockholder" unless:

  . before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

  . upon the closing of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who are also officers of the corporation and shares held by employee stock plans; or

  . following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

  The term "interested stockholder" generally is defined as a person who, together with affiliates and associates, owns, or, within the prior three years, owned, 15% or more of a corporation's outstanding voting stock. The term "business combination" includes mergers, asset sales and other similar transactions resulting in a financial benefit to an interested stockholder.
Section 203 makes it more difficult for an "interested stockholder" to effect various business combinations with a corporation for a three-year period. A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation or an express provision its certificate of incorporation or by-laws resulting from an amendment approved by holders of a least a majority of the outstanding voting stock. Neither our certificate of incorporation nor our by-laws contains any such exclusion.

Trading on the Nasdaq National Market System

  We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol "PLUG".

Transfer Agent and Registrar

  The transfer agent and registrar for our common stock will be the American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Before this offering, there has been no public market for our common stock, and no prediction can be made as to the effect, if any, that sales of common stock or the availability of common stock for sale will have on the market price of our common stock prevailing from time to time. Nonetheless, substantial sales of common stock in the public market following this offering, or the perception that sales could occur, could lower the market price of our common stock or make it difficult for us to raise additional equity capital in the future.

  Following this offering, there will be 42,208,480 shares of our common stock outstanding on a fully diluted basis. Of these shares, the 6,000,000 shares which are being sold in this offering generally will be freely transferable without restriction or further registration under the Securities Act, except that any shares held by our "affiliates" as is defined in Rule 144 under the Securities Act may be sold only in compliance with the limitations described below.

  The remaining 36,208,480 shares of common stock which will be outstanding after the offering will be "restricted securities" as defined in Rule 144, and may be sold in the future without registration under the Securities Act subject to compliance with the provisions of Rule 144 or any other applicable exemption under the Securities Act.

  In connection with this offering, our existing officers, directors, and stockholders, who hold all of the currently outstanding shares of common stock and will own an aggregate of 36,208,480 shares of common stock after this offering, have agreed with the underwriters that, subject to exceptions, they will not sell or dispose of any of their shares for 180 days after the date of this prospectus. Goldman, Sachs & Co. may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to such restrictions. Subject to these lock-up agreements, the shares of common stock outstanding upon the closing of the offering will be available for sale in the public market as follows:

   Approximate
 Number of Shares                          Description
 ---------------- ------------------------------------------------------------
                  After the date of this prospectus, freely tradeable shares
  6,000,000       sold in the offering.
 25,049,850       After 180 days from the date of this prospectus, the lock-up period will expire and these shares will be saleable under
                  Rule 144 (subject, in some cases, to volume limitations).

  In general, under Rule 144, as currently in effect, a person or persons whose shares are required to be aggregated, including an affiliate of ours, and who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock, which is expected to be 422,085 shares upon the completion of this offering, or the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from an affiliate of ours, such person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

  We have agreed not to sell or otherwise dispose of any shares of common stock during the 180-day period following the date of this prospectus, except we may issue, and grant options to purchase, shares of common stock under the 1999 stock option plan and our employee stock purchase plan.

  We have granted GE On-Site Power the right, on one occasion at any time after the second anniversary of this offering, to require us to register up to 3,000,000 shares of our common stock under the Securities Act. In addition, upon the closing of this offering, we will grant all of our eight current stockholders the right to include their shares of common stock in any of the first three registration statements we may file under the Securities Act.

  We intend to file a registration statement on Form S-8 with respect to the aggregate of shares of common stock issuable under our stock option plans and our employee stock purchase plan promptly following the consummation of this offering. Shares issued upon the exercise of stock options after the effective date of the Form S-8 resgistration statement will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements described above.

                            VALIDITY OF COMMON STOCK

  The validity of the shares of common stock offered hereby will be passed upon for Plug Power by Goodwin, Procter & Hoar LLP, Boston, Massachusetts. Various legal matters related to the sale of the common stock offered hereby will be passed upon for the underwriters by Ropes & Gray, Boston, Massachusetts.

                                    EXPERTS

  The financial statements as of December 31, 1997 and 1998, the period from June 27, 1997 (date of inception) to December 31, 1997, and for the year ended December 31, 1998, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

  We have filed with the Securities and Exchange Commission a registration statement on Form S-1 (including the exhibits and schedules thereto) under the Securities Act and the rules and regulations thereunder, for the registration of the common stock offered hereby. This prospectus is part of the registration statement. This prospectus does not contain all the information included in the registration statement because we have omitted certain parts of the registration statement as permitted by the Securities and Exchange Commission's rules and regulations. For further information about us and our common stock, you should refer to the registration statement. Statements contained in this prospectus as to any contract, agreement or other document referred to are not necessarily complete. Where the contract or other document is an exhibit to the registration statement, each statement is qualified by the provisions of that exhibit.

  You can inspect and copy all or any portion of the registration statements or any reports, statements or other information we file at the public reference facility maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the operation of the public reference rooms. Copies of all or any portion of the registration statement can be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the registration statement is publicly available through the Securities and Exchange Commission's site on the Internet's World Wide Web, located at http://www.sec.gov.

  We will also file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You can also request copies of these documents, for a copying fee, by writing to the Securities and Exchange Commission. We intend to furnish to our stockholders annual reports containing audited financial statements for each fiscal year.

                                PLUG POWER, LLC
                        (A Development Stage Enterprise)

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of independent accountants.........................................  F-2
Balance sheets as of December 31, 1997 and 1998 and June 30, 1999
 (unaudited)..............................................................  F-3
Statements of operations for the period from June 27, 1997 (date of inception) to December 31, 1997, the year ended December 31, 1998, the six months ended June 30, 1998 (unaudited), the six months ended June 30,
 1999 (unaudited), and cumulative amounts from inception (unaudited)......  F-4
Statements of stockholders' equity for the period from June 27, 1997 (date of inception) to December 31, 1997, the year ended December 31, 1998 and the six months ended June 30, 1999 (unaudited)...........................  F-5
Statements of cash flows for the period from June 27, 1997 (date of inception) to December 31, 1997, the year ended December 31, 1998, the six months ended June 30, 1998 (unaudited), the six months ended June 30,
 1999, and cumulative amounts from inception (unaudited)..................  F-6
Notes to financial statements.............................................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Members and Holders of Membership Interests

  In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Plug Power, LLC (a development stage enterprise), at December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from June 27, 1997 (date of inception) to December 31, 1997, and for the year ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          PricewaterhouseCoopers LLP

Albany, New York
April 9, 1999

                                PLUG POWER, LLC
                        (A Development Stage Enterprise)

                                 Balance Sheets

                                          December 31, December 31,   June 30,
                                              1997         1998         1999
                                          ------------ ------------  -----------
                                                                     (Unaudited)
                 Assets
Current assets:
  Cash and cash equivalents, principally
   commercial paper.....................   $3,080,181  $ 3,993,122   $17,242,734
  Accounts receivable...................      803,557      599,955     1,016,402
  Other current assets..................       33,550       14,647        81,614
  Due from investor.....................          --       685,306           --
                                           ----------  -----------   -----------
    Total current assets................    3,917,288    5,293,030    18,340,750
Property, plant and equipment, net......      737,613    2,753,492     8,142,513
Distribution and other agreements, net..          --           --      3,593,750
Other assets............................      191,665       46,913           --
                                           ----------  -----------   -----------
    Total assets........................   $4,846,566  $ 8,093,435   $30,077,013
                                           ==========  ===========   ===========
  Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable......................   $  434,795  $   568,007   $ 3,233,998
  Accrued expenses......................      797,864    1,746,239     1,439,454
  Due to investor.......................       17,247      286,492         7,610
  Current portion of capital lease
   obligation...........................          --           --         90,173
                                           ----------  -----------   -----------
    Total current liabilities...........    1,249,906    2,600,738     4,771,235
  Capital lease obligation..............          --           --        155,397
                                           ----------  -----------   -----------
    Total liabilities...................    1,249,906    2,600,738     4,926,632
                                           ----------  -----------   -----------
Commitments and contingencies
Stockholders' equity:
  Class A membership interest; no par
   value, authorized 18,000,000,
   25,000,000 and 40,000,000 in 1997,
   1998 and 1999, respectively; issued
   and outstanding; 9,500,000,
   17,150,000 and 26,458,480 in 1997,
   1998 and 1999, respectively..........          --           --            --
  Class B membership interests; no par
   value, authorized 3,000,000, none
   issued...............................          --           --            --
  Paid-in capital.......................    9,500,000   21,012,000    60,107,964
  Class A membership interests
   subscribed...........................          --           --     (4,697,782)
  Deficit accumulated during the
   development stage....................   (5,903,340) (15,519,303)  (30,259,801)
                                           ----------  -----------   -----------
    Total stockholders' equity..........    3,596,660    5,492,697    25,150,381
                                           ----------  -----------   -----------
    Total liabilities and stockholders'
     equity.............................   $4,846,566  $ 8,093,435   $30,077,013
                                           ==========  ===========   ===========

    The accompanying notes are an integral part of the financial statements.

                                PLUG POWER, LLC
                        (A Development Stage Enterprise)

                            Statements of Operations

  For the period from June 27, 1997 (date of inception) to December 31, 1997, the year ended December 31, 1998, the six months ended June 30, 1998, the six months ended June 30, 1999, and cumulative amounts from inception


                                                                                  Cumulative
                          December 31,  December 31,   June 30,      June 30,    Amounts from
                              1997          1998          1998         1999       Inception
                          ------------  ------------  -----------  ------------  ------------
                                                      (Unaudited)   (Unaudited)   (Unaudited)
Contract revenue........  $ 1,193,530   $ 6,541,040   $ 2,548,653  $  3,695,535  $ 11,430,105
Cost of contract
 revenue................    1,226,443     8,863,845     3,438,301     5,117,834    15,208,122
                          -----------   -----------   -----------  ------------  ------------
Loss on contracts.......      (32,913)   (2,322,805)     (889,648)   (1,422,299)   (3,778,017)
In-process research and
 development............    4,042,640           --            --            --      4,042,640
Research and development
 expense................    1,300,877     4,632,729     2,153,775     7,780,246    13,713,852
General and
 administrative
 expense................      630,033     2,753,645     1,328,256     5,755,986     9,139,664
                          -----------   -----------   -----------  ------------  ------------
 Operating loss.........   (6,006,463)   (9,709,179)   (4,371,679)  (14,958,531)  (30,674,173)
Other income,
 principally interest...      103,123        93,216        41,472       218,033       414,372
                          -----------   -----------   -----------  ------------  ------------
 Net loss...............  $(5,903,340)  $(9,615,963)  $(4,330,207) $(14,740,498) $(30,259,801)
                          ===========   ===========   ===========  ============  ============
Loss per membership
 interest:
 Basic and diluted......  $     (0.62)  $     (0.71)  $     (0.40) $      (0.69)
                          ===========   ===========   ===========  ============
Weighted average number
 of membership interests
 outstanding:...........    9,500,000    13,616,986    10,864,641    21,299,034
                          ===========   ===========   ===========  ============





    The accompanying notes are an integral part of the financial statements.

                                PLUG POWER, LLC
                        (A Development Stage Enterprise)

                       Statements of Stockholders' Equity

  For the period from June 27, 1997 (date of inception) to December 31, 1997, the year ended December 31, 1998, and the six months ended June 30, 1999
                                  (unaudited)

                                                                 Deficit
                                                               Accumulated
                           Class A   Additional   Membership    During the       Total
                          Membership   Paid-in     Interests   Development   Stockholders'
                          Interests    Capital    Subscribed      Stage         Equity
                          ---------- -----------  -----------  ------------  -------------
Balance, June 27, 1997..         --  $       --   $       --   $        --    $       --
Capital contributions...   9,500,000   9,500,000                                9,500,000
Net loss................                                         (5,903,340)   (5,903,340)
                          ---------- -----------  -----------  ------------   -----------
Balance, December 31,
 1997...................   9,500,000   9,500,000                 (5,903,340)    3,596,660
Capital contributions...   7,650,000  13,250,000                               13,250,000
Deferred rent expense...              (2,000,000)                              (2,000,000)
Amortization of deferred
 rent expense...........                  50,000                                   50,000
Compensatory options....                 212,000                                  212,000
Net loss................                                         (9,615,963)   (9,615,963)
                          ---------- -----------  -----------  ------------   -----------
Balance, December 31,
 1998...................  17,150,000  21,012,000                (15,519,303)    5,492,697
Capital contributions...   4,858,480  31,065,564   (4,697,782)                 26,367,782
Stock based
 compensation...........   4,450,000   6,000,000                                6,000,000
Amortization of deferred
 rent expense...........                 100,000                                  100,000
Write-off deferred rent
 expense................               1,850,000                                1,850,000
Compensatory options....                  80,400                                   80,400
Net loss................                                        (14,740,498)  (14,740,498)
                          ---------- -----------  -----------  ------------   -----------
Balance, June 30, 1999..  26,458,480 $60,107,964  $(4,697,782) $(30,259,801)  $25,150,381
                          ========== ===========  ===========  ============   ===========


    The accompanying notes are an integral part of the financial statements.

                                PLUG POWER, LLC
                        (A Development Stage Enterprise)

                            Statements of Cash Flows

  For the period from June 27, 1997 (date of inception) to December 31, 1997, the year ended December 31, 1998, the six months ended June 30, 1998, the six months ended June 30, 1999 and cumulative amounts from inception

                                                                                          Cumulative
                                  December 31,  December 31,   June 30,      June 30,    Amounts from
                                      1997          1998         1998          1999       Inception
                                  ------------  ------------  -----------  ------------  ------------
                                                              (Unaudited)   (Unaudited)  (Unaudited)
Cash Flows From Operating
 Activities:
 Net loss........................ $(5,903,340)  $(9,615,963)  $(4,330,207) $(14,740,498) $(30,259,801)
 Adjustments to reconcile net
  loss to net cash used in
  operating activities:
  Depreciation and amortization..     187,708       499,142       187,673       380,467     1,067,317
  In-process research and
   development...................   4,042,640           --            --            --      4,042,640
  Amortization of deferred rent..         --         50,000           --        100,000       150,000
  Write-off of deferred rent.....         --            --            --      1,850,000     1,850,000
  In-kind services...............         --        500,000           --            --        500,000
  Stock based compensation.......         --            --            --      2,406,250     2,406,250
  Compensatory options...........         --        212,000       106,000        80,400       292,400
  Increases (decreases) in
   operating assets:
  Accounts receivable............    (803,557)      203,602      (267,915)     (416,447)   (1,016,402)
  Other current assets...........     (33,550)       18,903       (26,703)      (66,967)      (81,614)
  Change in due from/due to
   investor......................      17,247      (416,061)     (367,759)      406,424         7,610
  Accounts payable and accrued
   expenses......................   1,184,551     1,081,587     1,066,239     2,359,206     4,625,344
  Other assets...................         --            --            --         21,914        21,914
                                  -----------   -----------   -----------  ------------  ------------
   Net cash used in operating
    activities...................  (1,308,301)   (7,466,790)   (3,632,672)   (7,619,251)  (16,394,342)
                                  -----------   -----------   -----------  ------------  ------------
Cash Flows From Investing
 Activities:
 Purchase of property, plant and
  equipment......................    (361,518)   (2,370,269)   (1,876,440)   (5,498,919)   (8,230,706)
                                  -----------   -----------   -----------  ------------  ------------
   Cash used in investing
    activities...................    (361,518)   (2,370,269)   (1,876,440)   (5,498,919)   (8,230,706)
                                  -----------   -----------   -----------  ------------  ------------
Cash Flows From Financing
 Activities:
 Contributed capital.............   4,750,000    10,750,000     4,250,000    26,367,782    41,867,782
                                  -----------   -----------   -----------  ------------  ------------
   Cash provided by financing
    activities...................   4,750,000    10,750,000     4,250,000    26,367,782    41,867,782
                                  -----------   -----------   -----------  ------------  ------------
Increase (decrease) in cash......   3,080,181       912,941    (1,259,112)   13,249,612    17,242,734
Cash and cash equivalents,
 beginning.......................         --      3,080,181     3,080,181     3,993,122           --
                                  -----------   -----------   -----------  ------------  ------------
Cash and cash equivalents,
 ending.......................... $ 3,080,181   $ 3,993,122   $ 1,821,069  $ 17,242,734  $ 17,242,734
                                  ===========   ===========   ===========  ============  ============


    The accompanying notes are an integral part of the financial statements.

                                PLUG POWER, LLC
                        (A Development Stage Enterprise)

                         NOTES TO FINANCIAL STATEMENTS

                  June 30, 1998 and 1999 amounts are unaudited

1. Nature of Operations

  Plug Power, LLC (Company), was formed as a joint venture between Edison Development Corporation (EDC) and Mechanical Technology Incorporated (MTI) on June 27, 1997. The Company is a development stage enterprise formed to research, develop, manufacture and distribute fuel cells for electric power generation.

  The unaudited interim financial statements reflect all adjustments which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented.

2. Significant Accounting Policies

 Use of estimates:

  The financial statements of the Company have been prepared in conformity with generally accepted accounting principles which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and cash equivalents:

  Cash and cash equivalents include cash on hand and short term investments with original maturities of three months or less.

 Inventories:

  Inventories are stated at lower of cost (first-in, first-out) or market.

 Property, plant and equipment, and long-lived assets:

  Property, plant and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives ranging from 2 to 10 years.

  The Company reviews long-lived assets and identifiable intangible assets for impairment whenever any events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable.

 Revenue recognition:

  The Company's contract revenue is derived from revenues earned under contracts principally with government agencies. Such contracts require the Company to deliver research and tangible developments in fuel cell technology and system design and prototype fuel cell systems for test and evaluation by the government agency. Revenues are recognized in proportion to the costs incurred. Total estimated cost to complete a contract in excess of the awarded contract amounts are charged to operations during the period such costs are estimated. While the Company's accounting for these contract costs are subject to audit by the sponsoring agency, in the opinion of management, no material adjustments are expected as a result of such audits.

  The Company generally is required to absorb from 25% to 50% of the total costs incurred on government contracts. At June 30, 1999 the Company has been awarded approximately $40 million of such government contracts.

                                PLUG POWER, LLC
                        (A Development Stage Enterprise)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  June 30, 1998 and 1999 amounts are unaudited


2. Significant Accounting Policies, continued

  At December 31, 1998 and at June 30, 1999, $25,688 of retainage was owed to the Company and is included in accounts receivable.

 Recent Accounting Pronouncements:

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information"(SFAS 131). SFAS 131 establishes new standards for the way companies report information about operating segments in annual financial statements. The disclosures prescribed by SFAS 131 are effective for the year ended December 31, 1998. We do not believe we operate in more than one segment.

3. Inventories

  Inventories at December 31, 1997 and 1998, and June 30, 1999 consist of unbilled work-in-progress on research contracts of $20,911 and $14,647, and $53,087 respectively, and are included in other current assets.

4. Property, Plant and Equipment

  Property, plant and equipment at December 31, 1997 and 1998 and June 30, 1999 consisted of the following:

                             December 31, December 31
                                 1997        1998      June 30, 1999
                             ------------ -----------  -------------
   Leasehold improvements..   $  36,778   $   97,889    $   97,889
   Machinery and
    equipment..............     817,643    3,104,887     5,562,223
   Construction in
    progress...............                              3,287,153
                              ---------   ----------    ----------
                                854,421    3,202,776     8,947,265
   Less accumulated
    depreciation...........    (116,808)    (449,284)     (804,752)
                              ---------   ----------    ----------
   Property, plant and
    equipment, net.........   $ 737,613   $2,753,492    $8,142,513
                              =========   ==========    ==========

  Depreciation and amortization expense was approximately $29,375 for the period from June 27, 1997 (date of inception) to December 31, 1997, $332,476 for the year ended December 31, 1998, and $104,340 and $355,468 for the six months ended June 30, 1998 and 1999, respectively.

  As of June 30, 1999, the Company has committed to approximately $4 million of additional capital expenditures. The Company also leased equipment under a capital lease transaction subsequent to December 31, 1998 with a net book value at June 30, 1999 of $248,110 which is included in machinery and equipment. Future minimum non-cancelable lease payments are as follows:

   1999.............................................................. $  58,921
   2000..............................................................    93,022
   2001..............................................................    93,022
   2002..............................................................    34,068
   2003..............................................................     5,368
                                                                      ---------
                                                                        284,401
   Less amounts representing interest................................   (38,831)
                                                                      ---------
                                                                      $ 245,570
                                                                      =========

                                PLUG POWER, LLC
                       (A Development Stage Enterprise)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

                 June 30, 1998 and 1999 amounts are unaudited


5. Loss Per Membership Interest

  Loss per membership interest for the Company is as follows:

                          June 27, 1997               Six Months    Six Months
                               to        Year ended      Ended        Ended
                          December 31,  December 31,   June 30,      June 30,
                              1997          1998         1998          1999
                          ------------- ------------  -----------  ------------
Numerator:
  Net loss...............  $(5,903,340) $(9,615,963)  $(4,330,207) $(14,740,498)
Denominator:
  Weighted average
   membership interests
   outstanding...........    9,500,000   13,616,986    10,864,661    21,299,034

  No options, warrants, or contingently issuable membership interests were included in the calculation of diluted loss per membership interest because their impact would have been anti-dilutive.

6. Income Taxes

  The Company's income taxes or credits resulting from earnings or losses were payable by, or accrued to, its members. Therefore, no provision has been made for income taxes in these financial statements.

7. Stockholders' Equity

  The Company has two classes of membership interests, Class A voting and Class B non voting interests. All Class B membership interests will be converted to Class A membership interests on the earlier of (1) the date on which the Company (or its successor) files a registration statement for the public sale of interests in the Company (or shares of a successor), under the Securities Act of 1933; or (2) approval by a majority of the Class A membership interests, of (a) a sale, lease, assignment, transfer or other conveyance of all or substantially all of the assets of the Company, or (b) a merger, combination or dissolution of the Company. At December 31, 1998 and June 30, 1999, 3,000,000 Class B membership interests were reserved for issuance under the membership option plan. At June 30, 1999, 9,750,000 Class A membership interests are reserved for warrant exercises and capital calls. Subsequent to June 30, 1999, an additional 1,300,000 Class B membership interests were authorized for issuance, for a total of 4,300,000

  In exchange for EDC's initial cash contribution of $4,750,000, the Company issued 4,750,000 Class A membership interests in the Company. MTI made noncash contributions of $4,750,000 consisting of in-process research and development ($4,042,640), and certain net assets, in exchange for 4,750,000 Class A membership interests. The valuation of these noncash contributions was based on the estimated fair value of the component assets. The estimated fair value of the in-process research and development was determined using the cost valuation approach.

  During the year ended December 31, 1998, EDC and MTI made additional total contributions of $13,250,000 in exchange for 7,650,000 Class A membership interests. EDC contributed $7,750,000 in cash for 4,950,000 Class A membership interests. MTI contributed $3,000,000 in cash, $2,000,000 of deferred rent related to a below market lease for office and manufacturing facilities, and $500,000 of in-kind services ($5,500,000 in total) for 2,700,000 Class A membership interests. In 1998, MTI purchased options for $191,250, which entitled MTI to acquire 2,250,000 Class A membership interests by June, 1999 for $2,250,000.

                                PLUG POWER, LLC
                        (A Development Stage Enterprise)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  June 30, 1998 and 1999 amounts are unaudited


7. Stockholders' Equity, continued

  According to the joint venture agreement, MTI may earn non-cash credits which will be applied toward the purchase price of Class A membership interests under option. MTI can earn these credits based on the Company obtaining certain defined levels of research contracts. In March 1999, all parties to the agreement mutually agreed that MTI had earned $2,250,000 of non-cash credit which were used to acquire 2,250,000 Class A membership interests.

  Accordingly, these interests were issued in March 1999, a charge to operations of $2,250,000 was recorded under the caption "General and Administrative Expense," and $191,250 was returned to MTI in accordance with the terms of the option agreement.

  A summary of equity transactions from inception through June 30, 1999 is as follows:

                         Number of  Price per                          Total Paid
          Date             Shares     Share      Cash      Non-cash    in Capital
          ----           ---------- --------- ----------- -----------  -----------
June, 1997..............  4,750,000   $1.00   $ 4,750,000 $            $ 4,750,000
June, 1997..............  4,750,000    1.00                 4,750,000    4,750,000
                         ----------           ----------- -----------  -----------
December 31, 1997.......  9,500,000             4,750,000   4,750,000    9,500,000
April and June, 1998....  4,250,000    1.00     4,250,000                4,250,000
June, 1998..............  2,000,000    1.00                 2,000,000    2,000,000
August, 1998............    300,000    5.00     1,500,000                1,500,000
August, 1998............    100,000    5.00                   500,000      500,000
October, November, and
 December, 1998.........  1,000,000    5.00     5,000,000                5,000,000
Adjustments(a)..........                                   (1,738,000)  (1,738,000)
                         ----------           ----------- -----------  -----------
December 31, 1998....... 17,150,000            15,500,000   5,512,000   21,012,000

January and February,
 1999...................    600,000    5.00     3,000,000                3,000,000
February, 1999..........  2,250,000    5.00                11,250,000   11,250,000
February, 1999..........  1,500,000    6.67    10,000,000               10,000,000
March, 1999(b)..........  2,250,000    1.00                 2,250,000    2,250,000
April and June,
 1999(c)................  2,004,165    6.67    13,367,782               13,367,782
June, 1999..............    704,315    6.67                 4,697,782    4,697,782
Adjustments(a)..........                                   (5,469,600)  (5,469,600)
                         ----------           ----------- -----------  -----------
June 30, 1999........... 26,458,480           $41,867,782 $18,240,182  $60,107,964
                         ==========           =========== ===========  ===========

--------

(a) Represents adjustments for compensatory employee options, deferred rent, and in 1999, unvested shares issued.

(b) Represents exercise of April, 1998 option.

(c) Excludes $840,000 of in-kind marketing services not yet provided.

8. Related Party Transactions

  On June 27, 1997, the Company entered into a distribution agreement with the EDC. Under the agreement, EDC was appointed the Company's exclusive independent distributor in Michigan, Ohio, Indiana and Illinois to promote and assist in the sale of products developed by the Company, subject to certain terms and conditions.

                                PLUG POWER, LLC
                        (A Development Stage Enterprise)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  June 30, 1998 and 1999 amounts are unaudited

8. Related Party Transactions, continued

  On June 27, 1997, the Company entered into a management services agreement with MTI to obtain certain services and lease certain facilities for a period of one year. At the expiration of this agreement, the Company extended the existing facilities lease through September 30, 1998. In June 1998, the Company entered into a new facilities lease which commenced on October 1, 1998, and had a term of ten years with an option for an additional five years. Rental expense was $79,000 for the period from June 27, 1997 (date of inception) to December 31, 1997, and $378,000 for the year ended December 31, 1998. Rental expense was $256,000 and $215,000 for the six months ended June 30, 1998 and 1999, respectively. The total amount due MTI was $17,247, $286,492 and $7,610 at December 31, 1997, December 31, 1998 and June 30, 1999, respectively.

  As part of the new facilities lease, MTI agreed to reimburse the Company up to $2.0 million for improvements made to the Company's facilities. At December 31, 1998, $685,306 in Company expenditures had not yet been reimbursed by MTI, and is included in due from investor. Subsequent to June 30, 1999, the lease and the management agreement with MTI were terminated in connection with MTI's contribution of its real estate to the Company in exchange for Class A membership interests (see Note 10).

9. Employee Benefit Plans

 Membership Option Plan:

  Effective July 1, 1997, the Company established a Membership Option Plan (the
Plan) to provide employees an option to purchase Class B membership interests. Employee options generally vest 20% per year and expire ten years after issuance. Options granted to the Board of Managers vest 50% upon grant and 25% per year thereafter. Options granted to consultants vest one-third on expiration of the consultant's initial contract term with an additional one-third vesting on each anniversary thereafter. Except as discussed below, no options can be exercised prior to July 1, 2000. All options granted shall become immediately vested and exercisable in the event of the sale of all or substantially all of the Company's assets, or in the event of the sale of all or substantially all of the Company's Class A Membership interests. All vested options shall become immediately exercisable in the event the Company's Class A membership interests become publicly traded. At June 30, 1999, there are 3,000,000 interests authorized for issuance under the Plan. Subsequent to June 30, 1999, an additional 1,300,000 interests were authorized for issuance, for a total of 4,300,000.

  The following table summarizes information about the membership options outstanding under the Plan at December 31, 1998:

                                                        Outstanding
                                                ---------------------------- ---
                                                           Average  Weighted
                                                          Remaining Average
                                                            Life    Exercise
   Exercise Price                               Interests  (Years)   Price
   --------------                               --------- --------- --------
   $ 1.00...................................... 1,435,200    8.9     $1.00
   $ 5.00......................................   240,000    9.8      5.00
                                                ---------
                                                1,675,200    9.1      1.57
                                                =========

                                PLUG POWER, LLC
                        (A Development Stage Enterprise)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  June 30, 1998 and 1999 amounts are unaudited

9. Employee Benefit Plans, continued

  The following table summarizes information about the membership options outstanding under the Plan at June 30, 1999:

                                                            Outstanding
                                                    ----------------------------
                                                               Average  Weighted
                                                              Remaining Average
                                                                Life    Exercise
   Exercise Price                                   Interests  (Years)   Price
   --------------                                   --------- --------- --------
   $ 1.00.......................................... 1,435,200    8.4     $1.00
   $ 5.00..........................................   583,039    9.6      5.00
   $ 6.67..........................................   591,500   10.0      6.67
                                                    ---------
                                                    2,609,739    9.0      3.18
                                                    =========

  The following table summarizes activity of the Plan:

                                                                        Weighted
                                                                        Average
                                                             Number of  Exercise
                                                             Interests   Price
                                                               Under      Per
   Option Activity                                            Option    Interest
   ---------------                                           ---------  --------
   Balance, June 27, 1997...................................       --     $--
   Granted at fair value.................................... 1,132,500    1.00
   Forfeited or terminated..................................   (18,500)   1.00
                                                             ---------
   Balance December 31, 1997................................ 1,114,000    1.00
   Granted below fair value.................................   197,000    1.00
   Granted at fair value....................................   460,650    3.09
   Forfeited or terminated..................................   (96,450)   1.03
                                                             ---------
   Balance December 31, 1998................................ 1,675,200    1.57
                                                             ---------
   Granted at fair value....................................   934,539    6.06
                                                             ---------
   Balance at June 30, 1999................................. 2,609,739    3.12
                                                             =========

 Accounting for Stock Based Compensation:

  The per share weighted average fair value of the options granted during 1997, 1998 and 1999 was $0.26, $0.58 and $1.45, respectively, using the minimum value method of valuing stock options under Statement of Financial Accounting Standard No. 123 (SFAS No.123) "Accounting for Stock-Based Compensation".

  The dividend yield was assumed to be $0 for all periods. The risk free interest rate ranged from 5.8% to 6.1% in 1997 and 4.5% to 5.6% in 1998, and 5.1% to 5.7% in 1999. An expected life of five years was assumed. The Company applies Accounting Principles Board Opinion No. 25 in accounting for the Plan and does not record compensation cost for options granted at fair value.

  During 1998 the Company awarded 197,000 options to key employees for which issuance was contingent upon the attainment of specified performance objectives. Of those awarded, 51,500 were forfeited. The difference between the fair value of the membership interests at the measurement date and the exercise price of the options was $582,000, and will be charged to expense over the four

                                PLUG POWER, LLC
                       (A Development Stage Enterprise)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

                 June 30, 1998 and 1999 amounts are unaudited

9. Employee Benefit Plans, continued

year vesting period of the options. The charge to operations was $212,000 and $80,400 for the year ended December 31, 1998 and for the six months ended June 30, 1999, respectively.

  Had the Company determined compensation cost based on fair value in accordance with SFAS 123, the Company's net loss would have increased to the pro forma amounts indicated below:

                                                                  Six Months
                                    June 27, 1997   Year ended       Ended
                                   to December 31, December 31,    June 30,
                                        1997           1998          1999
                                   --------------- ------------  -------------
Net loss, as reported.............  $ (5,903,340)  $ (9,615,963) $ (14,740,498)
Proforma net loss.................    (6,000,628)    (9,775,441)   (14,853,309)
Proforma loss per membership in-
 terest, basic and
 diluted..........................   (0.63)         (0.72)        (0.70)

 401(k) Savings & Retirement Plan:

  The Company offers a 401(k) Savings & Retirement Plan to eligible employees meeting certain age and service requirements. This plan permits participants to contribute up to 15% of their salary, up to the maximum allowable by the Internal Revenue Service regulations. Participants are immediately vested in their voluntary contributions plus actual earnings thereon. Participants are vested in the Company's matching contribution based on the years of service completed. Participants are fully vested upon completion of four years of service. The Company's expense for this plan was $23,000 for the period from June 27, 1997 (date of inception) to December 31, 1997 and $95,000 for the year ended December 31, 1998. The Company's expense for this plan was $34,000 and $90,000 for the six months ended June 30, 1998 and 1999, respectively.

10. Subsequent Events (Unaudited)

 Capital Call:

  Effective January 26, 1999, the Company entered into an agreement with MTI and EDC. The agreement provides that the Company has the right to call upon MTI and EDC to make capital contributions (Capital Call), at any time through December 31, 2000, if the Company determines that it requires additional funds, as follows:

  . The agreement requires both MTI and EDC to each fund capital calls of up to $7.5 million in 1999 and $15 million in 2000 (Capital Commitment).

  . In exchange for such Capital Commitment, MTI and EDC will receive Class A membership interests from the Company at $7.50 per interest.

  .  MTI and EDC will share the Capital Commitment equally.

  . The Company's Board of Managers will determine when there is a requirement for additional funds.

  . MTI and EDC shall have sixty days from the date of such determination to tender their payment to the Company.

  The agreement will terminate on the earlier of i) December 31, 2000 or ii) an initial public offering of shares by the Company at a price of greater than $7.50 per share (Termination Date).

                                PLUG POWER, LLC
                        (A Development Stage Enterprise)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  June 30, 1998 and 1999 amounts are unaudited

10. Subsequent Events (Unaudited), continued

Under an amendment to the agreement, the Company has also agreed to permit MTI and EDC to make capital contributions on the Termination Date, whether or not such funds have been called, to the extent of their Capital Commitment. Such contributions will be made at a fixed price of $7.50 per Class A membership interest.

  If the Company makes a Capital Call and either MTI or EDC fail to make the required capital contribution (Defaulting Member), then such Defaulting Member shall permanently forfeit the right to receive the interests it is entitled to under the agreement (Defaulted Interests). Additionally, to the extent of outstanding Capital Commitments, the Defaulting Member shall forfeit the right to receive additional interests equal to two times the Defaulted Interests. The non-defaulting Member may then elect to fund the Defaulting Member's share of the Capital Call in exchange for membership interests at the fixed price of $7.50 per interest.

  Subsequent to June 30, 1999, the Company made a capital call on EDC and MTI in the amount of $4,000,005, representing 266,667 Class A membership interests each at $7.50 per share.

 GE On-Site Power:

  In February 1999, the Company entered into an agreement with GE On-Site Power, Inc. (a wholly owned subsidiary of General Electric Co.) to create GE Fuel Cell Systems, L.L.C. (GEFCS) a limited liability company created to market and distribute fuel cell systems world-wide. GE On-Site Power, Inc. owns 75% of the new entity and the Company owns 25% of the new entity.

  As part of the agreement, the Company will work closely with General Electric's Corporate Research and Development Center for product development and manufacturing support. GEFCS will market, sell, install and service fuel cells systems, designed and manufactured by the Company, world-wide (with the exception of EDC's exclusive four state territory of Michigan, Ohio, Indiana and Illinois) for residential and small business power applications up to 35kW. In addition, the Company entered into a ten year distribution agreement with GEFCS that requires GEFCS purchase from the Company a specified number of pre-commercial units by December 31, 2000.

  In accordance with the terms of the agreement, General Electric will provide capital, in the form of loans, to fund the purchase of pre-commercial units during the period ending December 31, 2000. General Electric will also provide additional capital, in the form of a loan not to exceed $8.0 million, to fund the operations of GEFCS. The Company has agreed to purchase a minimum of $12.0 million of technical support services over a three year period.

  In connection with the formation of GEFCS, the Company issued 2,250,000 Class A membership interests to GE On-Site Power, Inc. Of these, 750,000 interests vested immediately and the remaining 1,500,000 shares vested in August 1999. The Company has capitalized the fair value of the 750,000 shares ($3,750,000) under the caption "Distribution and other agreements" in the June 30, 1999 financial statements. The remaining shares will be capitalized at the fair value in August 1999 ($16.5 million). Such amount will be amortized ratably through 2009, the term of the distribution agreement.

                                PLUG POWER, LLC
                        (A Development Stage Enterprise)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  June 30, 1998 and 1999 amounts are unaudited

10. Subsequent Events (Unaudited), continued

  The Company contributed $2,500 to GEFCS for a 25% interest. The Company accounts for its interest in GEFCS on the equity method of accounting. The Company's original investment has been written down to zero based on the Company's pro-rata share of losses of GEFCS through June 30, 1999.

  The Company also issued warrants to purchase 3,000,000 additional Class A membership interests at $12.50 per interest. These warrants expire the later of
i) December 31, 2000, ii) twelve months after an initial public offering of shares, by the Company, at a price less than $12.50 per share, or iii) an initial public offering of shares, by the Company, at a price of at least $12.50 per share.

 Other Financing Transactions:

  During the first quarter of 1999 MTI and EDC each purchased 300,000 Class A membership interests for $1.5 million each.

  In February 1999, two investors purchased 1,500,000 Class A membership interests for $10.0 million. In addition, one of the investors received a warrant to purchase 400,000 Class A membership interests at a price of $8.50 per interest. These warrants expire at the earliest of i) December 31, 2001,
ii) an initial public offering of the Company, at a price of at least $8.50 per share, or iii) eighteen months after an initial public offering of shares by the Company at a price less than $8.50 per share.

  In April 1999 an investor purchased 299,850 Class A membership interests for $2.0 million.

  In April 1999, an investor purchased 1,000,000 Class A membership interests for $6.7 million. In connection with the purchase agreement, the investor is required to spend an aggregate of $840,000 for market research and related services on behalf of the Company. In the event such amounts are not expended by April, 2002, up to 111,851 of the previously issued interests may be returned to the Company. The Company will account for these services by recording a charge to earnings and a credit to paid-in capital as these services are rendered. As of June 30, 1999, no services had been provided. Additionally, the investor received warrants to purchase an additional 350,000 Class A membership interests at an exercise price of $8.50 per interest. These warrants terminate on the earliest of i) December 31, 2001, ii) an initial public offering of shares, by the Company, at a price of at least $8.50 per share, or iii) twelve months after an initial public offering of shares, by the Company, at a price less than $8.50 per share.


  On June 23, 1999, EDC purchased 704,315 interests of the Company's Class A membership interests for $4,697,782. Also, the Company entered into a purchase agreement with MTI to acquire approximately 36 acres of land, two commercial buildings and a residential building located in Latham, New York in exchange for 704,315 Class A membership interests.

  As part of the transaction, the Company assumed a $6.2 million letter of credit to KeyBank National Association. In connection with the agreement, the Company was required to escrow $6.2 million. The KeyBank debt was issued for the express purpose of servicing debt related to $6.2 million of Industrial Development Revenue (IDR) Bonds issued by the Town of Colonie Industrial Development Agency.

                                PLUG POWER, LLC
                        (A Development Stage Enterprise)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                  June 30, 1998 and 1999 amounts are unaudited

10. Subsequent Events (Unaudited), continued

  The transaction closed on July 7, 1999, and a receivable for membership interests of $4,697,782 is recorded as membership interests subscribed as of June 30, 1999. Simultaneous with the July closing, the Company agreed to lease back to MTI certain office and manufacturing space on a short-term basis.

  In connection with the transaction with MTI, the Company has written off deferred rent expense in the amount of $1,850,000 relating to a 10-year facilities lease associated with the property.

 Option Remeasurement:

  Subsequent to June 30, 1999, the Company modified the terms of an employee's option. The impact of this modification will result in a charge to earnings of between $680,000 and $800,000 in the fourth quarter of 1999.

 Line of Credit:

  In September 1999, the Company obtained a commitment letter for a $6.0 million line of credit from KeyBank, N.A. The line of credit will bear interest at the prime rate in effect from time to time, will mature upon the earlier of the closing of the offering or November 30, 1999, and will be collateralized by an assignment of our right to call capital from Mechanical Technology and Edison Development.

 Initial Public Offering:

  The Company is currently undertaking an initial public offering. In the event that the public offering becomes effective, the Company will be converted from a limited liability corporation to a C corporation with one class of common stock and authorization to issue preferred stock. In connection with this conversion, the Company would then be subject to state and federal income taxes and would account for income taxes under SFAS 109, "Accounting for Income Taxes". In addition, it is expected that the Company will revise its employee membership interest plan and implement an employee stock purchase plan.

                                  UNDERWRITING

  Plug Power and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Hambrecht & Quist LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and FAC/Equities, a division of First Albany Corporation, are the representatives of the underwriters.

       Underwriters                                             Number of Shares
       ------------                                             ----------------
   Goldman, Sachs & Co.........................................
   Hambrecht & Quist LLC.......................................
   Merrill Lynch, Pierce, Fenner & Smith
            Incorporated.......................................
   FAC/Equities, a division of First Albany Corporation........
                                                                   ---------
     Total.....................................................    6,000,000
                                                                   =========

                               ----------------

  If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 900,000 shares from Plug Power to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

  The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by Plug Power. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                                          Paid by Plug Power
                                                          ------------------
                                                       No Exercise Full Exercise
                                                       ----------- -------------
   Per Share..........................................     $           $
   Total..............................................     $           $

  Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a
discount of up to $    per share from the initial public offering price. Any
such securities dealers may resell any shares purchased from the underwriters
to certain other brokers or dealers at a discount of up to $    per share from
the initial offering price. If all the shares are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.

  Plug Power, its directors, officers and persons owning its common stock have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to gifts or transfers to affiliates or transactions under any existing employee benefit plans. Please see "Shares Eligible for Future Sale" for a discussion of various transfer restrictions.

  At Plug Power's request, the underwriters have reserved up to 300,000 shares of the common stock offered hereby for sale, at the initial public offering price, to employees, customers and other friends of Plug Power through a directed share program. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. There can be no assurance that any of the reserved shares will be so purchased. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as other shares offered hereby.

  Prior to the offering, there has been no public market for the shares. The initial public offering price will be negotiated among Plug Power and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be Plug Power's historical performance, estimates of the business potential and earnings prospects of Plug Power, an assessment of Plug Power's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

  Application has been made for quotation of the common stock on the Nasdaq National Market under the symbol of "PLUG".

  In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

  The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

  These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

  The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

  Plug Power estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $820,000.

  Because of the relationships between First Albany Corporation and Plug Power, the offering is being conducted in accordance with Rule 2720 of the National Association of Securities Dealers. See "Certain Relationships and Related Transactions". That rule requires that the initial public offering price can be no higher than that recommended by a "qualified independent underwriter", as defined by the NASD. Goldman, Sachs & Co. has served in that capacity and performed due diligence investigations and reviewed and participated in the preparation of the registration statement of which this prospectus forms a part. Goldman, Sachs & Co. has received $10,000 from Plug Power as compensation for such role.

  Plug Power has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                ---------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   8
Use of Proceeds..........................................................  16
Dividend Policy..........................................................  16
Capitalization...........................................................  17
Dilution.................................................................  18
Selected Historical Financial Data.......................................  19
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  20
Business.................................................................  29
Management...............................................................  44
Certain Relationships and Related Transactions...........................  52
Principal Stockholders...................................................  56
Description of Capital Stock.............................................  58
Shares Eligible For Future Sale..........................................  61
Validity of Common Stock.................................................  62
Experts..................................................................  62
Where You Can Find More Information......................................  62
Index to Financial Statements............................................ F-1
Underwriting............................................................. U-1

                                ---------------

  Through and including , 1999 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             6,000,000 Shares


                                  Common Stock

                                ---------------

                                   PROSPECTUS

                                ---------------

                              Goldman, Sachs & Co.

                               Hambrecht & Quist

                              Merrill Lynch & Co.

                                  FAC/Equities

                      Representatives of the Underwriters

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the estimated expenses payable by us in connection with the offering (excluding underwriting discounts and commissions):

    Nature of Expense                                                   Amount
    -----------------                                                  --------
SEC Registration Fee.................................................. $ 32,610
NASD Filing Fee.......................................................   12,230
Nasdaq National Market Listing Fee....................................   66,875
Accounting Fees and Expenses..........................................  180,000
Legal Fees and Expenses...............................................  310,000
Printing Expenses.....................................................  130,000
Blue Sky Qualification Fees and Expenses..............................   35,000
Transfer Agent's Fee..................................................    4,000
Miscellaneous.........................................................   49,285
                                                                       --------
  TOTAL............................................................... $820,000
                                                                       ========

  The amounts set forth above, except for the Securities and Exchange Commission and National Association of Securities Dealers, Inc. fees, are in each case estimated.

Item 14. Indemnification of Directors and Officers

  In accordance with Section 145 of the Delaware General Corporation Law,
Article VII of our amended and restated certificate of incorporation provides that no director of Plug Power shall be personally liable to Plug Power or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to Plug Power or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases, or
(4) for any transaction from which the director derived an improper personal benefit. In addition, our amended and restated certificate of incorporation provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

  Article V of our amended and restated by-laws provides for indemnification by Plug Power of its officers and certain non-officer employees under certain circumstances against expenses, including attorneys fees, judgments, fines and amounts paid in settlement, reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was an officer or employee of the registrant if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Plug Power, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful.

Item 15. Recent Sales of Unregistered Securities

  Since its formation in June 1997, Plug Power has issued the following securities that were not registered under the Securities Act of 1933, as amended (the "Securities Act"). The shares of capital stock and other securities issued in the following transactions were offered and sold in reliance upon the following exemptions: (i) in the case of the transactions described in (a) below, Section 4(2) of the Securities Act or Regulation D promulgated thereunder relative to sales by an issuer not involving a public offering; and (ii) in the case of the transactions described in (b) below, Section 3(b) of the Securities Act and Rule 701 promulgated thereunder relative to sales pursuant to certain compensatory benefits plans.

(a)  Issuance of Capital Stock:

   (i) In June 1997, Plug Power sold 4,750,000 shares of its common stock for an aggregate purchase price of $4,750,000 to Edison Development.

   (ii) In June 1997, Plug Power sold 4,750,000 shares of its common stock for an aggregate purchase price of $4,750,000 to Mechanical Technology.

   (iii) In April 1998, Plug Power sold 2,250,000 shares of its common stock for an aggregate purchase price of $2,250,000 to Edison Development Corporation.

   (iv) In April 1998, Plug Power sold options to purchase an aggregate of 250,000 shares of its common stock at an exercise price of $1.00 per share to Mechanical Technology for a purchase price of $21,250.

   (v) In June 1998, Plug Power sold 2,000,000 shares of its common stock for an aggregate purchase price of $2,000,000 to Edison Development.

   (vi) In June 1998, Plug Power sold 2,000,000 shares of its common stock in consideration of a below-market real estate leasehold interest to Mechanical Technology.

   (vii) In June 1998, Plug Power sold options to purchase an aggregate of 2,000,000 shares of its common stock at an exercise price of $1.00 per share to Mechanical Technology for a purchase price of $170,000.

   (viii) In August 1998, Plug Power sold 200,000 shares of its common stock for an aggregate purchase price of $1,000,000 to Edison Development.

   (ix) In August 1998, Plug Power sold 200,000 shares of its common stock for an aggregate purchase price of $1,000,000 to Mechanical Technology.

   (x) In October 1998, Plug Power sold 200,000 shares of its common stock for an aggregate purchase price of $1,000,000 to Edison Development.

   (xi) In October 1998, Plug Power sold 200,000 shares of its common stock for an aggregate purchase price of $1,000,000 to Mechanical Technology.

   (xii) In November 1998, Plug Power sold 200,000 shares of its common stock for an aggregate purchase price of $1,000,000 to Edison Development.

   (xiii) In November 1998, Plug Power sold 200,000 shares of its common stock for an aggregate purchase price of $1,000,000 to Mechanical Technology.

   (xiv) In December 1998, Plug Power sold 100,000 shares of its common stock for an aggregate purchase price of $500,000 to Edison Development.

   (xv) In December 1998, Plug Power sold 100,000 shares of its common stock for an aggregate purchase price of $500,000 to Mechanical Technology.

   (xvi) In January 1999, Plug Power sold 100,000 shares of Plug Power's common stock for an aggregate purchase price of $500,000 to Edison Development.

   (xvii) In January 1999, Plug Power sold 100,000 shares of Plug Power's common stock for an aggregate purchase price of $500,000 to Mechanical Technology.

   (xviii) In January 1999, pursuant to an Equity Contribution and Warrant Agreement, Plug Power granted each of Mechanical Technology and Edison Development warrants to purchase up to 3,000,000 shares of Plug Power's common stock at an exercise price of $7.50 per share.

   (xix) In February 1999, Plug Power sold 200,000 shares of Plug Power's common stock for an aggregate purchase price of $1,000,000 to Edison Development.

   (xx) In February 1999, Plug Power sold 200,000 shares of Plug Power's common stock for an aggregate purchase price of $1,000,000 to Mechanical Technology.

   (xxi) In February 1999, Plug Power sold 2,250,000 shares of Plug Power's common stock to GE On-Site Power, Inc. in consideration of Plug Power's receipt of a 25% interest in GE Fuel Systems, LLC.

   (xxii) In February 1999, Plug Power sold 1,440,000 shares of Plug Power's common stock for an aggregate purchase price of $9,600,000 to Michael Cudahy.

   (xxiii) In February 1999, Plug Power granted warrants to purchase an aggregate of 400,000 shares of Plug Power's common stock to Michael Cudahy at an exercise price of $8.50 per share.

   (xxiv) In February 1999, Plug Power sold 60,000 shares of Plug Power's common stock for an aggregate purchase price of $400,000 to Kevin Lindsey.

   (xxv) In February 1999, Plug Power granted a warrant to purchase up to 3,000,000 shares of Plug Power's common stock to GE On-Site Power, Inc. at an exercise price of $12.50 per share.

   (xxvi) In March 1999, Plug Power issued 2,250,000 shares of Plug Power's common stock to Mechanical Technology upon the exercise of its outstanding options in consideration of the application by Mechanical Technology of certain non-cash research credits towards the exercise price.

   (xxvii) In April 1999, Plug Power sold 299,850 shares of Plug Power's common stock for an aggregate purchase price of $2,000,000 to Antaeus Enterprises, Inc.

   (xxviii) In April 1999, Plug Power sold 1,000,000 shares of Plug Power's common stock for an aggregate purchase price of $6,670,000 to Southern California Gas Company.

   (xxix) In April 1999, Plug Power granted warrants to purchase an aggregate of 350,000 shares of Plug Power's common stock to Southern California Gas Company at an exercise price of $8.50 per share.

   (xxx) In June 1999, Plug Power sold 704,315 shares of Plug Power's common stock for an aggregate purchase price of $4,697,782 to Edison Development.

   (xxxi) In June 1999, Plug Power sold 704,315 shares of Plug Power's common stock in consideration of the net asset value of certain real estate to Mechanical Technology.

   (xxxii) In September 1999, Plug Power sold 266,667 shares of Plug Power's common stock at an exercise price of $7.50 per share.

   (xxxiii) In September 1999, Plug Power sold 266,667 shares of Plug
            Power's common stock at an exercise price of $7.50 per share.

(b) Grants of Stock Options (i) As of September 30, 1999, options to purchase 3,377,189 shares of common stock were outstanding under Plug Power's Membership Option Plan of which options to purchase 1,220,782 shares are exercisable within 60 days of such date. None of the outstanding options have been exercised. All such options were granted between June 1997 and July 1999 to officers, directors, employees, consultants and advisors of Plug Power.

Item 16. Exhibits and Financial Statement Schedules

 Exhibit                                                                   Page
 Number  Description                                                       No.
 ------- ---------------------------------------------------------------   ----
   1.1   Form of Underwriting Agreement.
  *2.1   Agreement and Plan of Merger by and between Plug Power and Plug
         Power, LLC, a Delaware limited liability company, dated as of
         August 16, 1999 (excluding schedules, which Plug Power agrees to furnish supplementally to the Commission upon request).
  .3.1   Certificate of Incorporation of Plug Power.
   3.2   Form of Amended and Restated Certificate of Incorporation of
         Plug Power (to be filed immediately prior to the consummation of the offering referred to in the Registration Statement).
  .3.3   Form of By-laws of Plug Power.
   3.4   Amended and Restated By-laws of Plug Power (to be filed
         immediately prior to the consummation of the Offering Referred to in the Registration Statement).
   4.1   Specimen certificate for shares of common stock, $.01 par
         value, of Plug Power.
   5.1   Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities being offered.
 +10.1   Amended and Restated Limited Liability Company Agreement of GE
         Fuel Cell Systems, LLC, dated February 3, 1999, between GE On-
         Site Power, Inc. and Plug Power, LLC.
 .10.2   Contribution Agreement, dated as of February 3, 1999, by and between GE On-Site Power, Inc. and Plug Power, LLC.
 +10.3   Trademark and Trade Name Agreement, dated as of February 2,
         1999, between General Electric Company and GE Fuel Cell
         Systems, LLC.
 +10.4   Trademark Agreement, dated as of February 2, 1999, between Plug
         Power LLC and GE Fuel Cell Systems, LLC.
 +10.5   Distributor Agreement, dated as of February 2, 1999, between GE
         Fuel Cell Systems, LLC and Plug Power, LLC.
 .10.6   Side letter agreement, dated February 3, 1999, between General
         Electric Company and Plug Power LLC.
 .10.7   Mandatory Capital Contribution Agreement, dated as of January
         26, 1999, between Edison Development Corporation, Mechanical
         Technology Incorporated and Plug Power, LLC and amendments thereto, dated August 25, 1999 and August 26, 1999.
 .10.8   LLC Interest Purchase Agreement, dated as of February 16, 1999, between Plug Power, LLC and Michael J. Cudahy.
 .10.9   Warrant Agreement, dated as of February 16, 1999, between Plug
         Power, LLC and Michael J. Cudahy and amendment thereto, dated
         July 26, 1999.
 .10.10  LLC Interest Purchase Agreement, dated as of February 16, 1999, between Plug Power, LLC and Kevin Lindsey.
 .10.11  LLC Interest Purchase Agreement, dated as of April 1, 1999, between Plug Power, LLC and Antaeus Enterprises, Inc.
 .10.12  LLC Interest Purchase Agreement, dated as of April 9, 1999, between Plug Power, LLC and Southern California Gas Company.
 .10.13  Warrant Agreement, dated as of April 9, 1999, between Plug
         Power, LLC and Southern California Gas Company and amendment thereto, dated August 26, 1999.
 +10.14  Agreement, dated as of June 26, 1997, between the New York
         State Energy Research and Development Authority and Plug Power
         LLC, and amendments thereto dated as of December 17, 1997 and
         March 30, 1999.
 +10.15  Agreement, dated as of January 25, 1999, between the New York
         State Energy Research and Development Authority and Plug Power
         LLC.

 Exhibit                                                                   Page
 Number  Description                                                       No.
 ------- ---------------------------------------------------------------   ----
 +10.16  Agreement, dated as of September 30, 1997, between Plug Power
         LLC and the U.S. Department of Energy.
 +10.17  Cooperative Agreement, dated as of September 30, 1998, between the National Institute of Standards and Technology and Plug
         Power, LLC, and amendment thereto dated May 10, 1999.
 .10.18  Joint venture agreement, dated as of June 14, 1999 between Plug
         Power, LLC, Polyfuel, Inc., and SRI International.
 +10.19  Cooperative Research and Development Agreement, dated as of
         February 12, 1999, between Plug Power, LLC and U.S. Army Benet
         Laboratories.
 +10.20  Nonexclusive License Agreement, dated as of April 30, 1993, between Mechanical Technology Incorporated and the Regents of
         the University of California.
 +10.21  Development Collaboration Agreement, dated as of July 30, 1999, by and between Joh. Vaillant GMBH. U. CO. and Plug Power, LLC.
 .10.22  Agreement of Sale, dated as of June 23, 1999, between
         Mechanical Technology, Incorporated and Plug Power LLC.
 .10.23  Assignment and Assumption Agreement, dated as of July 1, 1999, between the Town of Colonie Industrial Development Agency,
         Mechanical Technology, Incorporated, Plug Power, LLC, KeyBank,
         N.A., and First Albany Corporation.
 .10.24  Replacement Reimbursement Agreement, dated as of July 1, 1999, between Plug Power, LLC and KeyBank, N.A.
 *10.25  1997 Membership Option Plan.
 .10.26  Trust Indenture, dated as of December 1, 1998, between the Town of Colonie Industrial Development Agency and Manufacturers and
         Traders Trust Company, as trustee.
 +10.27  Distribution Agreement, dated as of June 27, 1997, between Plug
         Power, LLC and Edison Development Corporation.
 .10.28  Agreement, dated as of June 27, 1999, between Plug Power, LLC and Gary Mittleman.
 .10.29  Agreement, dated as of June 8, 1999, between Plug Power, LLC and Louis R. Tomson.
 .10.30  Agreement, dated as of August 6, 1999, between Plug Power, LLC and Gregory A. Silvestri.
 .10.31  Agreement, dated as of August 12, 1999, between Plug Power, LLC and William H. Largent.
 .10.32  Agreement, dated as of August 20, 1999, between Plug Power, LLC and Dr. Manmohan Dhar.
 *10.33  1999 Stock Option and Incentive Plan
 *10.34  Employee Stock Purchase Plan
 +10.35  Agreement, dated as of August 27, 1999, by Plug Power, LLC,
         Plug Power Inc., GE On-Site Power, Inc., GE Power Systems
         Business of General Electric Company, and GE Fuel Cell Systems,
         L.L.C.
  23.1   Consent of Goodwin, Procter & Hoar LLP (included in Exhibit 5.1 hereto)
  23.2   Consent of PricewaterhouseCoopers LLP.
 .24.1   Powers of Attorney (included on signature page).
  27.1   Financial Data Schedule.
 .99.1   Consent of Robert L. Nardelli.

--------
*  To be filed by amendment to this registration statement.

+  Confidential treatment requested.

 .  Previously filed.

  (b) Financial Statement Schedules

  All schedules have been omitted because they are not required or because the required information is given in the Financial Statements or Notes to those statements.

Item 17. Undertakings

  The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement (File No. 333-86089) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Latham, State of New York, on September 30, 1999.

                                          Plug Power Inc.

                                          By:      /s/ Gary Mittleman
                                            -----------------------------------
                                                       Gary Mittleman
                                               President and Chief Executive
                                                          Officer

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----
        /s/ Gary Mittleman             President, Chief Executive September 30, 1999
______________________________________  Officer and Director
            Gary Mittleman              (Principal Executive
                                        Officer)
      /s/ William H. Largent           Chief Financial Officer    September 30, 1999
______________________________________  (Principal Financial
          William H. Largent            Officer and Principal
                                        Accounting Officer)
                  *                    Director                   September 30, 1999
______________________________________
          Michael J. Cudahy
                  *                    Director                   September 30, 1999
______________________________________
        Anthony F. Earley, Jr.
                  *                    Director                   September 30, 1999
______________________________________
         Larry G. Garberding
                  *                    Director                   September 30, 1999
______________________________________
          George C. McNamee
                  *                    Director                   September 30, 1999
______________________________________
            Walter L. Robb

     /s/ Ana-Maria Galeano
*By: _____________________
     Ana-Maria Galeano,
     Attorney-in-Fact

                               EXHIBIT INDEX

 Exhibit
 Number  Description
 ------- ----------------------------------------------------------------------
   1.1   Form of Underwriting Agreement.
  *2.1   Agreement and Plan of Merger by and between Plug Power and Plug Power,
         LLC, a Delaware limited liability company, dated as of August 16, 1999
         (excluding schedules, which Plug Power agrees to furnish
         supplementally to the Commission upon request).
  .3.1   Certificate of Incorporation of Plug Power.
   3.2   Form of Amended and Restated Certificate of Incorporation of Plug
         Power (to be filed immediately prior to the consummation of the offering referred to in the Registration Statement).
  .3.3   By-laws of Plug Power.
   3.4   Form of Amended and Restated By-laws of Plug Power (to be filed immediately prior to the consummation of the Offering Referred to in the Registration Statement).
   4.1   Specimen certificate for shares of common stock, $.01 par value, of
         Plug Power.
   5.1   Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities being offered.
 +10.1   Amended and Restated Limited Liability Company Agreement of GE Fuel
         Cell Systems, LLC, dated February 3, 1999, between GE On-Site Power,
         Inc. and Plug Power, LLC.
 .10.2   Contribution Agreement, dated as of February 3, 1999, by and between
         GE On-Site Power, Inc. and Plug Power, LLC.
 +10.3   Trademark and Trade Name Agreement, dated as of February 2, 1999, between General Electric Company and GE Fuel Cell Systems, LLC.
 +10.4   Trademark Agreement, dated as of February 2, 1999, between Plug Power
         LLC and GE Fuel Cell Systems, LLC.
 +10.5   Distributor Agreement, dated as of February 2, 1999, between GE Fuel
         Cell Systems, LLC and Plug Power, LLC.
 .10.6   Side letter agreement, dated February 3, 1999, between General
         Electric Company and Plug Power LLC.
 .10.7   Mandatory Capital Contribution Agreement, dated as of January 26,
         1999, between Edison Development Corporation, Mechanical Technology
         Incorporated and Plug Power, LLC and amendments thereto, dated August
         25, 1999 and August 26, 1999.
 .10.8   LLC Interest Purchase Agreement, dated as of February 16, 1999, between Plug Power, LLC and Michael J. Cudahy.
 .10.9   Warrant Agreement, dated as of February 16, 1999, between Plug Power,
         LLC and Michael J. Cudahy and amendment thereto, dated July 26, 1999.
 .10.10  LLC Interest Purchase Agreement, dated as of February 16, 1999, between Plug Power, LLC and Kevin Lindsey.
 .10.11  LLC Interest Purchase Agreement, dated as of April 1, 1999, between
         Plug Power, LLC and Antaeus Enterprises, Inc.
 .10.12  LLC Interest Purchase Agreement, dated as of April 9, 1999, between
         Plug Power, LLC and Southern California Gas Company.
 .10.13  Warrant Agreement, dated as of April 9, 1999, between Plug Power, LLC and Southern California Gas Company and amendment thereto, dated
         August 26, 1999.
 +10.14  Agreement, dated as of June 26, 1997, between the New York State
         Energy Research and Development Authority and Plug Power LLC, and
         amendments thereto dated as of December 17, 1997 and March 30, 1999.
 +10.15  Agreement, dated as of January 25, 1999, between the New York State
         Energy Research and Development Authority and Plug Power LLC.

 Exhibit
 Number  Description
 ------- ----------------------------------------------------------------------
 +10.16  Agreement, dated as of September 30, 1997, between Plug Power LLC and the U.S. Department of Energy.
 +10.17  Cooperative Agreement, dated as of September 30, 1998, between the
         National Institute of Standards and Technology and Plug Power, LLC,
         and amendment thereto dated May 10, 1999.
 .10.18  Joint venture agreement, dated as of June 14, 1999 between Plug Power,
         LLC, Polyfuel, Inc., and SRI International.
 +10.19  Cooperative Research and Development Agreement, dated as of February
         12, 1999, between Plug Power, LLC and U.S. Army Benet Laboratories.
 +10.20  Nonexclusive License Agreement, dated as of April 30, 1993, between
         Mechanical Technology Incorporated and the Regents of the University
         of California.
 +10.21  Development Collaboration Agreement, dated as of July 30, 1999, by and between Joh. Vaillant GMBH. U. CO. and Plug Power, LLC.
 .10.22  Agreement of Sale, dated as of June 23, 1999, between Mechanical
         Technology, Incorporated and Plug Power LLC.
 .10.23  Assignment and Assumption Agreement, dated as of July 1, 1999, between the Town of Colonie Industrial Development Agency, Mechanical
         Technology, Incorporated, Plug Power, LLC, KeyBank, N.A., and First
         Albany Corporation.
 .10.24  Replacement Reimbursement Agreement, dated as of July 1, 1999, between
         Plug Power, LLC and KeyBank, N.A.
 *10.25  1997 Membership Option Plan.
 .10.26  Trust Indenture, dated as of December 1, 1998, between the Town of
         Colonie Industrial Development Agency and Manufacturers and Traders
         Trust Company, as trustee.
 +10.27  Distribution Agreement, dated as of June 27, 1997, between Plug Power,
         LLC and Edison Development Corporation.
 .10.28  Agreement, dated as of June 27, 1999, between Plug Power, LLC and
         Gary Mittleman.
 .10.29  Agreement, dated as of June 8, 1999, between Plug Power, LLC and
         Louis R. Tomson.
 .10.30  Agreement, dated as of August 6, 1999, between Plug Power, LLC and
         Gregory A. Silvestri.
 .10.31  Agreement, dated as of August 12, 1999, between Plug Power, LLC and
         William H. Largent.
 .10.32  Agreement, dated as of August 20, 1999, between Plug Power, LLC and
         Dr. Manmohan Dhar.
 *10.33  1999 Stock Option and Incentive Plan
 *10.34  Employee Stock Purchase Plan
 +10.35  Agreement, dated as of August 27, 1999, by Plug Power, LLC, Plug Power
         Inc., GE On-Site Power, Inc., GE Power Systems Business of General
         Electric Company, and GE Fuel Cell Systems, L.L.C.
  23.1   Consent of Goodwin, Procter & Hoar LLP (included in Exhibit 5.1 hereto)
  23.2   Consent of PricewaterhouseCoopers LLP.
 .24.1   Powers of Attorney (included on signature page).
  27.1   Financial Data Schedule.
 .99.1   Consent of Robert L. Nardelli.

--------
*  To be filed by amendment to this registration statement.

+  Confidential treatment requested.

 .  Previously filed.